As filed with the Securities and Exchange Commission on November 9, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	4213	48-0948788
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Churay

Executive Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Dennis M. Myers, P.C.

William R. Burke

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Approximate date of commencement of proposed sale to public: November 9, 2009

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, par value $1.00 per share	42,000,000	$2.75	$115,460,000	$6,442.67
Class A Convertible Preferred Stock, par value $1.00 per share	5,000,000	$50.00	$250,000,000	$13,950.00

(1)

This Registration Statement registers (i) the maximum number of shares of the Registrant’s common stock, par value $1.00 per share, and Preferred Stock, par value $1.00 per share, that may be issued in connection with the exchange offers for any and all of its 3.375% Contingent Convertible Senior Notes due 2023, 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023, 5.0% Contingent Convertible Senior Notes due 2023 and 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023, and for any and all of the 8 1 /2% Guaranteed Notes due 2010 of the Registrant’s wholly owned subsidiary, YRC Regional Transportation, Inc., (collectively, the “old notes”) of which $536,837,000 in aggregate principal amount are outstanding as of the date hereof and (ii) such currently indeterminate number of shares of common stock as may be required for issuance upon conversion of the preferred stock being registered hereunder.

(2)	Calculated by dividing the Proposed Maximum Aggregate Offering Price by the maximum number of shares of the Registrant’s Common Stock and Class A Convertible Preferred Stock that may be issued in connection with the exchange offers.
(3)

Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (2) under the Securities Act of 1933, as amended, and calculated based on a transaction value of $365,460,000, which is based on the aggregate market value of the 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 and the 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 and the book value of the 5.0% Contingent Convertible Senior Notes due 2023, the 3.375% Contingent Convertible Senior Notes due 2023 and the 8 1 /2% Guaranteed Notes due 2010, in each case, as of November 5, 2009, assuming that the exchange offer is fully subscribed by holders of old notes.

(4)	The registration fee has been calculated pursuant to Rule 457(f) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO AMENDMENT, DATED NOVEMBER 9, 2009

YRC Worldwide Inc.

Offers to Exchange, Solicitation of Mutual Release and Consent Solicitation for any and all

of the Outstanding Notes set forth below

EACH OF THE EXCHANGE OFFERS (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2009, UNLESS EXTENDED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). WITH RESPECT TO ANY SERIES OF OLD NOTES (AS DEFINED BELOW), TENDERS MAY NOT BE WITHDRAWN AFTER 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”).

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, as each may be amended from time to time, YRC Worldwide Inc. is offering to exchange (the “offers to exchange”) the number of shares of its common stock (“YRCW common stock”) and its Class A Convertible Preferred Stock (the “new preferred stock”) for each series of outstanding notes in the amounts set forth in the summary offering table on the inside front cover of this prospectus (the “old notes”).

Concurrently with the offers to exchange, we are soliciting holders to become party to a mutual release (the “mutual release”). To validly tender old notes, each holder will be required to become party to the mutual release as described in this prospectus.

Also concurrently with the offers to exchange, we are soliciting consents from the holders of our old notes to amend the terms of the debt instruments that govern each series of old notes (the “consent solicitation”). The proposed amendments would remove substantially all material affirmative and negative covenants and related events of default other than the obligation to pay principal and interest on the old notes and those relating to conversion rights, in the case of the contingent convertible notes. Each holder that tenders old notes in the exchange offers will be deemed to have consented to the proposed amendments. Holders may not deliver consents to the proposed amendments without tendering their old notes, and holders may not tender their old notes without delivering consents.

The act of tendering old notes pursuant to the exchange offers shall constitute an agreement to become bound by, and a beneficiary of, the mutual release and a consent to the proposed amendments. If the conditions to the exchange offers are not satisfied or otherwise waived, the mutual release and the proposed amendments will not become effective. We refer to the offers to exchange, the solicitation to become party to the mutual release and the consent solicitation collectively in this prospectus as the “exchange offers.”

The exchange offers are conditioned on, among other things, a minimum of 95% of the aggregate principal amount outstanding of old notes being tendered and not withdrawn. Subject to applicable law, we reserve the right to amend or modify the exchange offers at any time if our board of directors determines doing so would be in our best interests.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “YRCW.” There is no market for our new preferred stock, and we do not intend to list the new preferred stock on NASDAQ or any national or regional securities exchange.

If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the International Brotherhood of Teamsters (“Teamsters”) and the multi-employer pension funds to which we contribute, we would then expect to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; (iii) seeking expedited confirmation of a plan of reorganization that deems holders of old notes that tender in the exchange offers to have accepted similar treatment under such plan; or (iv) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. See “Bankruptcy Relief.”

If we seek bankruptcy relief, we expect that holders of old notes would likely receive little or no consideration for their old notes.

See “Risk Factors” beginning on page 31 for a discussion of issues that you should consider with respect to the exchange offers.

You must make your own decision whether to exchange any old notes pursuant to the exchange offers, and, if you wish to exchange old notes, the principal amount of old notes to tender. None of YRC Worldwide Inc., its subsidiaries, their respective boards of directors, Rothschild Inc. and Moelis & Company LLC (the “Dealer Managers”) or Global Bondholder Services Corporation (the “Information and Exchange Agent”) has made any recommendation as to whether or not holders should tender their old notes for exchange pursuant to the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in exchange for our old notes or this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Lead Dealer Managers

ROTHSCHILD INC.	MOELIS & COMPANY

The date of this prospectus is November 9, 2009

Summary Offering Table

This summary offering table indicates the exchange consideration (as defined below) to be offered in the exchange offers per $1,000 principal amount of each series of old notes validly tendered and not withdrawn.

For purposes of this prospectus:

•	the term “exchange consideration” refers to shares of YRCW common stock and new preferred stock being offered to holders of old notes;

•

the term “contingent convertible notes” refers to the Old 5% Notes, the 5% Net Share Settled Notes, the Old 3.375% Notes and the 3.375% Net Share Settled Notes (each as defined in the summary offering table below); and

•	the term “noteholders” refers to the holders of the old notes, collectively.

					Consideration per $1,000 Principal Amount of Old Notes Tendered(3)
CUSIP	Aggregate Principal Amount Outstanding(1)	Title of Old Notes to be Tendered	Issuer	Applicable Debt Instrument(2)	Number of Shares of YRCW Common Stock	Number of Shares of New Preferred Stock(4)
985509 AN 8	$2,350,000	5.0% Contingent Convertible Senior Notes due 2023 (the “Old 5% Notes”)	YRC Worldwide Inc.	Old 5% Indenture	77.000	9.167

985577 AA 3	$234,487,000	5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “5% Net Share Settled Notes”)	YRC Worldwide Inc.	5% Net Share Settled Indenture	77.000	9.167

985509 AQ 1	$5,384,000	3.375% Contingent Convertible Senior Notes due 2023 (the “Old 3.375% Notes”)	YRC Worldwide Inc.	Old 3.375% Indenture	74.690	8.892

985577 AB 1	$144,616,000	3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “3.375% Net Share Settled Notes”)	YRC Worldwide Inc.	3.375% Net Share Settled Indenture	74.690	8.892

916906 AB 6	$150,000,000	8 1/2% Guaranteed Notes due April 15, 2010 (the “8 1/2% Notes”)	YRC Regional Transportation, Inc.	8 1/2% Notes Indenture	79.310	9.442

(1)	The outstanding principal amount reflects the aggregate principal amount outstanding at November 9, 2009.

(2)	The debt instruments governing the old notes are the:

(a)	Indenture dated as of August 8, 2003, between YRC Worldwide Inc. and Deutsche Bank Trust Company Americas, as trustee (the “Old 5% Indenture”);

(b)	Indenture dated as of December 31, 2004, between YRC Worldwide Inc. and Deutsche Bank Trust Company Americas, as trustee (the “5% Net Share Settled Indenture”);

(c)	Indenture dated as of November 25, 2003, between YRC Worldwide Inc. and Deutsche Bank Trust Company Americas, as trustee (the “Old 3.375% Indenture”);

(d)	Indenture dated as of December 31, 2004, between YRC Worldwide Inc. and Deutsche Bank Trust Company Americas, as trustee (the “3.375% Net Share Settled Indenture”); and

(e)

Indenture dated as of May 5, 1999 between YRC Regional Transportation, Inc. (formerly USFreightways Corporation) and The Bank of New York Mellon Trust Company (successor-in-interest to NBD Bank), as trustee (the “8 1/2% Notes Indenture”), in each case as amended or supplemented prior to the date of this prospectus.

(3)

Such number of shares do not include exchange consideration in respect of accrued interest on the old notes. Holders who tender old notes in the exchange offers will receive 77.000 shares of common stock and 9.167 shares of new preferred stock in respect of each $1,000 of accrued and unpaid interest on the old notes they tender from the most recent interest payment date to December 9, 2009, which, if we do not extend the exchange offers, will be the day prior to the settlement date of the exchange offers. If the expiration date for the exchange offers is extended, we will not pay any shares of common stock or preferred stock in respect of interest that accrues after December 9, 2009, and any such interest will be deemed waived by holders who tender old notes in the exchange offers. The company currently has not made a determination as to whether they will make the November 25, 2009 interest payment due on the Old 3.375% Notes and the Old 3.375% Net Share Settled Notes. The accrued interest outstanding on the settlement date for purposes of determining the amount of shares that will be issued in respect of accrued interest throughout the prospectus has been determined assuming the Company will not make this interest payment. If the Company does make the interest payment, holders of Old 5% Notes and 5% Net Share Settled Notes will receive 77.359 shares of common stock and 9.209 shares of preferred stock per $1,000 principal amount of Old 5% Notes and 5% Net Share Settled Notes tendered, holders of Old 3.375% Notes and 3.375% Net Share Settled Notes will receive 75.038 shares of common stock and 8.933 shares of preferred stock per $1,000 principal amount of Old 3.375% Notes and 3.375% Net Share Settled Notes tendered and holders of Old 8 1 /2% Notes will receive 79.679 shares of common stock and 9.486 shares of preferred stock per $1,000 principal amount of Old 8 1/2 Notes tendered. Holders of each series of old notes will receive 77.359 shares of common stock and 9.209 shares of preferred stock per $1,000 of accrued and unpaid interest from the most recent interest payment date to December 9, 2009 on the notes they tender.

(4)	The new preferred stock will have a liquidation preference per share of $50.00 and be convertible into 220.28 shares of our common stock, subject to certain adjustments. See “Description of the New Preferred Stock.” Assuming the exchange of 100% of the old notes, the new preferred stock issued will consist of approximately 5.0 million shares having an aggregate liquidation preference of approximately $250.0 million and, together with the common stock exchanged for the old notes, will represent approximately 95% of the aggregate voting power on an as-if converted basis of our capital stock generally entitled to vote on matters presented to our shareholders immediately after giving effect to the exchange offers.

In this prospectus, “we”, “us”, “our” and “the Company” refers to YRC Worldwide Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires. “YRCW” refers expressly to YRC Worldwide Inc. and not its subsidiaries.

i

NONE OF YRC WORLDWIDE INC., ITS SUBSIDIARIES, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE DEALER MANAGERS NOR THE INFORMATION AND EXCHANGE AGENT HAS MADE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR OLD NOTES FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFERS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE ANY OLD NOTES PURSUANT TO THE EXCHANGE OFFERS, AND, IF YOU WISH TO EXCHANGE OLD NOTES, THE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER.

This prospectus does not constitute an offer to participate in the exchange offers to any person in any jurisdiction where it is unlawful to make such an offer or solicitations. The exchange offers are being made on the basis of this prospectus and are subject to the terms described herein and those that may be set forth in any amendment or supplement thereto or incorporated by reference herein. Any decision to participate in the exchange offers should be based on the information contained in this prospectus or any amendment or supplement thereto or specifically incorporated by reference herein. In making an investment decision or decisions, prospective investors must rely on their own examination of us and the terms of the exchange offers and the securities being offered and the terms of the amendments and mutual releases being sought, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the exchange offers or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for participation in the exchange offers under the laws and regulations in force in any jurisdiction to which it is subject, and neither we, the Dealer Managers and any of our or their respective representatives shall have any responsibility therefor.

In connection with the exchange offers or otherwise, the Dealer Managers may purchase and sell old notes or YRCW common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Any of these transactions may have the effect of preventing or retarding a decline in the market prices of the old notes or YRCW common stock. They may also cause the prices of the old notes or YRCW common stock to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Dealer Managers may conduct these transactions in the over-the-counter market or otherwise. If the Dealer Managers commence any of these transactions, they may discontinue them at any time.

No action with respect to the offer of exchange consideration has been or will be taken in any jurisdiction (except the United States) that would permit a public offering of the offered securities, or the possession, circulation or distribution of this prospectus or any material relating to the Company or the offered securities where action for that purpose is required. Accordingly, the offered securities may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with the exchange offers may be distributed or published, in or from any such jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction. A holder outside the United States may participate in the exchange offers but should refer to the disclosure under “Non-U.S. Offer Restrictions.”

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to us at the address and telephone number set forth in “Incorporation of Certain Documents by Reference.”

This prospectus, including the documents incorporated by reference herein, and the related letter of transmittal contain important information that should be read before any decision is made with respect to participating in the exchange offers.

The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of YRC Worldwide Inc. or any of its subsidiaries or affiliates since the date hereof.

No one has been authorized to give any information or to make any representations with respect to the matters described in this prospectus and the related letter of transmittal, other than those contained in this prospectus and the related letter of transmittal. If given or made, such information or representation may not be relied upon as having been authorized by us or the Dealer Managers.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities to be offered in exchange for the old notes in the exchange offers and a Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) both of which we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information in the registration statement or the Schedule TO and each of their related exhibits and schedules. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “YRCW.”

Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov and on our website at http://www.yrcw.com. Information contained on our internet website is not a part of this prospectus, any prospectus supplement or any related free writing prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus or any prospectus supplement or free writing prospectus by referring you to those documents. The information incorporated by reference is considered part of this prospectus and any applicable prospectus supplement and later information that we file with the SEC will automatically update and may supersede this information and any information in any prospectus supplement and any related free writing prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the applicable offering under this prospectus and any prospectus supplement is consummated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not specifically incorporated in this prospectus or any prospectus supplement:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the applicable sections of our Notice of Annual Meeting and Proxy Statement incorporated by reference therein that we filed with the SEC on April 1, 2009), except for the consolidated financial statements and schedule of the Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and the report thereon of KPMG LLP, independent registered public accounting firm, included in Part II, Item 8, “Financial Statements and Supplementary Data of such Annual Report”;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

Our Current Reports on Form 8-K filed with the SEC in 2009 on the following dates: January 6, 14, 22 and 30; February 13 and 20; April 3 and 20; May 14 and 15; June 2 and 18; July 14 and 31; August 26 and 31; September 28; October 9, 16 and 30; November 2 and 9 (which report included the consolidated financial statements and schedule of the Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and the report thereon of KPMG LLP, independent registered public accounting firm, which have been restated to reflect the adoption of FASB Staff Positions APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” now codified as ASC 470-20-65-1 for the previous periods presented); and

•	The description of our common stock, $1.00 par value per share, contained in our Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act, Commission File No. 0-12255.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Daniel J. Churay

Corporate Secretary

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

To ensure timely delivery of documents, holders must request this information no later than five business days before the date they must make their investment decisions. Accordingly, any request for documents should be made by November 30, 2009, to ensure timely delivery of the documents prior to the expiration date.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Any statements about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this prospectus, including the exhibits hereto and those incorporated by reference herein. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Forward-looking statements regarding future events and our future performance, including the expected completion and timing of the restructuring and other information relating thereto, involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the following items:

•	failure to consummate the exchange offers or otherwise address our near term liquidity needs, at which time we would then expect to seek protection under Chapter 11 of the U.S. Bankruptcy Code;

•	failure to obtain the requisite Shareholder Approval described under “Description of the Charter Amendment”;

•	the volatility of our stock price and possible delisting of our common stock from the NASDAQ Global Select Market;

•	income tax liability as a result of the exchange offers;

•	increases in pension expense and funding obligations, including obligations to pay surcharges;

•	continued economic downturn, downturns in our customers’ business cycles and changes in their business practices;

•	competitor pricing activity;

•	the effect of any deterioration in our relationship with our employees;

•	self-insurance and claims expenses exceeding historical levels;

•	adverse changes in equity and debt markets and our ability to raise capital;

•	adverse changes in the regulatory environment;

•	effects of anti-terrorism measures on our business;

•	adverse legal proceeding or Internal Revenue Service audit outcomes;

•	failure to obtain projected benefits and cost savings from operational and performance initiatives;

•	covenants and other restrictions in our credit and other financing arrangements; and

•	the other risk factors that are from time to time included in our reports filed with the SEC.

In addition our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. These include (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the

Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

Many of the factors set forth above are described in greater detail in our filings with the SEC. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made or to reflect the occurrence of unanticipated events.

IMPORTANT INFORMATION

Old notes tendered and not validly withdrawn prior to the withdrawal deadline may not be withdrawn at any time after the withdrawal deadline, which is 11:59 p.m., New York City time, on the expiration date.

Old notes tendered for exchange, along with letters of transmittal and any other required documents, should be directed to the Information and Exchange Agent. Any requests for assistance in connection with the exchange offers or for additional copies of this prospectus or related materials should be directed to the Information and Exchange Agent. Any additional questions regarding the exchange offers should be directed to the Dealer Managers. Contact information for the Information and Exchange Agent and the Dealer Managers is set forth on the back cover of this prospectus. None of YRC Worldwide Inc., its subsidiaries, their respective boards of directors, the Dealer Managers and the Information and Exchange Agent has made any recommendation as to whether or not holders should tender their old notes for exchange pursuant to the exchange offers.

Global Bondholder Services Corporation is acting as both the information agent and the exchange agent for the exchange offers. Rothschild Inc. and Moelis & Company LLC are acting as dealer managers in connection with the exchange offers.

Subject to the terms and conditions set forth in the exchange offers, the exchange consideration to which a tendering holder is entitled pursuant to the exchange offers will be paid on the settlement date, which is the date promptly following the applicable expiration date of each exchange offer, subject to satisfaction or waiver (to the extent permitted) of all conditions precedent to the exchange offers (the “settlement date”). Under no circumstances will any interest be payable because of any delay in the transmission of the exchange consideration to holders by the Information and Exchange Agent.

Notwithstanding any other provision of the exchange offers, our obligation to pay the exchange consideration for old notes validly tendered for exchange and not validly withdrawn pursuant to the exchange offers is subject to, and conditioned upon, the satisfaction or waiver of the conditions described under “The Exchange Offers—Conditions to the Exchange Offers.”

Subject to applicable securities laws and the terms of the exchange offers, we reserve the right:

•	to waive any and all conditions to the exchange offers that may be waived by us;

•	to extend the exchange offers;

•	to terminate the exchange offers; or

•	otherwise to amend the exchange offers in any respect in compliance with applicable securities laws.

If the exchange offers are withdrawn or otherwise not completed, the exchange consideration will not be paid or become payable to holders of the old notes who have validly tendered their old notes for exchange in connection with the exchange offers, and the old notes tendered for exchange pursuant to the exchange offers will be promptly returned to the tendering holders.

Only registered holders of old notes are entitled to tender old notes for exchange and give consents. Beneficial owners of old notes that are held of record by a broker, bank or other nominee or custodian must instruct such nominee or custodian to tender the old notes for exchange on the beneficial owner’s behalf. A letter of instructions is included in the materials provided along with this prospectus, which may be used by a beneficial owner in this process to effect the tender of old notes for exchange. See “The Exchange Offers—Procedures for Tendering Old Notes—General.”

Tendering holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information and Exchange Agent or us. If a broker, bank or other nominee or custodian tenders old notes on behalf of a tendering holder, such broker, bank or other nominee or custodian may charge a fee for doing so. Tendering holders who own old notes through a broker, bank or other nominee or custodian should consult their broker, bank or other nominee or custodian to determine whether any charges will apply.

This prospectus and the letter of transmittal contain important information that should be read before any decision is made with respect to an exchange of old notes, becoming party to the mutual release and the grant of consent to the proposed amendments.

No one has been authorized to give any information or to make any representations with respect to the matters described in this prospectus and the related letter of transmittal, other than those contained in this prospectus and the letter of transmittal. If given or made, such information or representation may not be relied upon as having been authorized by us or the Dealer Managers.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS

The following are some questions regarding the exchange offers that you may have as a holder of our old notes and the answers to those questions. We urge you to read carefully additional important information contained in the remainder of this prospectus and the letter of transmittal.

Q:	Why are we making the exchange offers?

A:

We are making the exchange offers in connection with the Company’s comprehensive plan to reduce its cost structure and improve its operating results, cash flow from operations, liquidity and financial condition. The exchange offers are designed to reduce our cash interest expense and reduce or eliminate payment of $150 million in aggregate principal amount of the 8 1/2% Notes when they mature on April 15, 2010 and an additional $236.8 million that may be put to us by holders of our Old 5% Notes and our 5% Net Share Settled Notes on August 8, 2010. Moreover, certain agreements we have with our lenders, the Teamsters and multi-employer pension funds require that we complete these exchange offers. For a more complete description of the actions the Company is taking to reduce its cost base and improve its operating income and cash flow from operations, see “The Restructuring Plan.”

Q:	What will happen to the Company if the exchange offers are not completed?

A:	If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and the multi-employer pension funds to which we contribute, we would then expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, we expect that holders of old notes would likely receive little or no consideration for their old notes. For a more complete description of potential bankruptcy relief and the risks relating to our failure to complete the exchange offers, see “Bankruptcy Relief” and “Risk Factors—Risks to Holders of Non-Tendered Old Notes.”

Q:	Why are we pursuing an out-of-court restructuring rather than an in court restructuring?

A:	An out-of-court restructuring through the exchange offers or an in court restructuring pursuant to the U.S. Bankruptcy Code provide alternative means of restructuring our liabilities and seeking to achieve the survival and long-term viability of our business. We believe that there are advantages to restructuring the Company out-of-court. We believe that the successful consummation of the exchange offers out-of-court would, among other things:

•	enable us to continue operating our business without the negative impact that a bankruptcy could have on our relationships with our customers, employees, suppliers, and others;

•	reduce the risk of a potentially precipitous decline in our revenues in a bankruptcy; and

•	allow us to complete our restructuring in less time and with less risk than any bankruptcy alternatives.

If we have to resort to bankruptcy relief, among other things, we expect that holders of old notes would likely receive little or no consideration for their old notes.

Q:	Who is making the exchange offers?

A:	YRC Worldwide Inc. is offering to pay the exchange consideration to holders of old notes who agree to tender their old notes in accordance with the terms of the exchange offers.

Q:	What securities are the subject of the exchange offers?

A:	The securities that are the subject of the exchange offers are each series of old notes set forth in the summary offering table on the inside front cover of this prospectus. As of the date of this prospectus, there is approximately $536,837,000 in aggregate principal amount of old notes outstanding.

Q:	How long will the exchange offers be open?

A:	The exchange offers are currently scheduled to expire at 11:59 p.m., New York City time, on December 7, 2009, unless extended by us.

Q:	What will I receive if I tender my old notes pursuant to the exchange offers and they are accepted?

A:

The “exchange consideration” per $1,000 of principal amount of old notes accepted for exchange will be the number of shares of our common stock and our new preferred stock as is set forth for each series of old notes in the summary offering table on the inside front cover of this prospectus. The exchange consideration includes shares received in respect of accrued interest on the old notes from the most recent interest payment date to, but not including, the settlement date of the exchange offers. If the expiration date for the exchange offers is extended, we will not pay any shares of common stock or preferred stock in respect of interest that accrues after December 9, 2009, and any such interest will be deemed waived by holders who tender old notes in the exchange offers. The company currently has not made a determination as to whether they will make the November 25, 2009 interest payment due on the Old 3.375% Notes and the Old 3.375% Net Share Settled Notes. The accrued interest outstanding on the settlement date for purposes of determining the amount of shares that will be issued in respect of accrued interest throughout the prospectus has been determined assuming the Company will not make this interest payment. If the Company does make the interest payment, holders of Old 5% Notes and 5% Net Share Settled Notes will receive 77.359 shares of common stock and 9.209 shares of preferred stock per $1,000 principal amount of Old 5% Notes and 5% Net Share Settled Notes tendered, holders of Old 3.375% Notes and 3.375% Net Share Settled Notes will receive 75.038 shares of common stock and 8.933 shares of preferred stock per $1,000 principal amount of Old 3.375% Notes and 3.375% Net Share Settled Notes tendered and holders of Old 8 1 /2% Notes will receive 79.679 shares of common stock and 9.486 shares of preferred stock per $1,000 principal amount of Old 8 1/2 Notes tendered. Holders of each series of old notes will receive 77.359 shares of common stock and 9.209 shares of preferred stock per $1,000 of accrued and unpaid interest from the most recent interest payment date to December 9, 2009 on the notes they tender.

Assuming full participation in the exchange offers, holders of old notes tendered in the exchange offers will receive, in the aggregate, approximately 42,000,000 shares of YRCW common stock and 5,000,000 shares of the new preferred stock, which would represent approximately 95% of YRCW’s outstanding common stock on an as-if converted basis immediately after giving effect to the exchange offers but before giving effect to options we plan to grant to union employees (the “Union Options”) which would represent 20% of the YRCW common stock after giving effect to the exchange offers and the conversion of the new preferred stock, and shares we plan to reserve for equity awards granted to management, director and employees under our existing 2004 Long-Term Incentive and Equity Award Plan (“the Equity Plan”), which will represent an additional 5% of the common stock after giving effect to the exchange offers, the conversion of the new preferred stock and the Union Options.

If you do not tender your old notes pursuant to the exchange offers, and if we do not seek relief under the U.S. Bankruptcy Code, you will be entitled to receive interest and principal payments in accordance with the terms of your applicable series of old notes.

Q:	What shareholder approval is necessary for the consummation of the exchange offers?

A:

No shareholder approval will be necessary to consummate the exchange offers. Following the launch of the exchange offers, we plan to file with the SEC a preliminary proxy statement relating to the special meeting of its shareholders to be called as soon as practicable, but in no event later than 60 days following the consummation of the exchange offers. The record date for this meeting will be the date of issuance of the shares of common stock in the exchange offers. We will seek shareholder approval (the “Shareholder Approval”) to amend YRCW’s certificate of incorporation to increase the amount of authorized shares of common stock, to reduce the par value of the common stock and to effect a reverse stock split and to proportionately reduce the number of authorized share of the common stock. Following these amendments and the reverse stock split, we will have approximately 200 million authorized shares of common stock (assuming a one-for-10 reverse stock split), which equals the aggregate amount necessary to provide for:

•	the conversion of the new preferred stock;

•	the exercise of the Union Options;

•	the shares authorized for issuance under the Equity Plan and shares to be issued pursuant to currently outstanding options and other convertible securities; and

•	additional shares of up to 25% of the total issued and outstanding shares following the consummation of the foregoing.

Q.	What will happen if Shareholder Approval is not received at the special meeting?

A.	If Shareholder Approval is not received at the special meeting of shareholders, absent a request in writing from the holders of not less than 50% of the aggregate number of shares of new preferred stock then outstanding to have a second shareholder’s meeting to obtain the Shareholder Approval, the Company will use reasonable best efforts to promptly obtain shareholder approval of, and will promptly consummate upon obtaining such shareholder approval, a merger of a wholly owned subsidiary with and into YRCW with YRCW the surviving entity, or another similar corporate restructuring transaction, in any case following which we would have the same amounts of authorized and outstanding shares of capital stock as if we had received the Shareholder Approval (the “Merger”).

Q:	Will the exchange consideration I receive upon tender of the old notes be freely tradable in the U.S.?

A:	The shares of common stock and new preferred stock received in the exchange offers and the shares of common stock issuable upon conversion of the preferred stock will be freely tradable in the U.S., unless you are an affiliate of the Company, as that term is defined in the Securities Act. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “YRCW.” However, absent an exception to the NASDAQ rule requiring shareholder approval prior to the issuance of our common stock and our new preferred stock, our common stock will be delisted if we consummate the exchange offers. We intend to apply to the NASDAQ for a waiver of the shareholder approval rule under the financial viability exception. However, we may not receive this waiver. Our common stock may also be delisted if it does not maintain a minimum trading price of $1.00 per share over a consecutive 30-day trading period. We do not intend to list the new preferred stock on NASDAQ or any national or regional securities exchange, and therefore no trading market for the preferred stock will exist upon consummation of the exchange offers, and none is likely to develop. If the Shareholder Approval is obtained, the preferred stock will be automatically converted into common stock.

Q:	What are the terms of the new preferred stock?

A:	Each share of new preferred stock is automatically convertible, subject to certain limitations, upon the receipt of Shareholder Approval into 220.28 shares of our common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of the then outstanding shares of new preferred stock are entitled to receive $50.00 for each outstanding share of new preferred stock. If our shareholders do not adopt the measure relating to the increase in our shares of authorized common stock at the first meeting at which such matter is presented (or, if earlier, upon the date that is 60 days following the consummation of the exchange offers), the new preferred stock will accrue additional liquidation preference until certain conditions are met at a rate of 20% per annum, compounding quarterly. If our assets and funds are insufficient to permit the payment to the holders of our new preferred stock of their full preferential amounts, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of our new preferred stock and any other class or series ranking on liquidation in parity with our new preferred stock. Upon completion of the exchange offers and prior to any conversion of the new preferred stock, the holders of our new preferred stock have the right to vote on all matters presented to shareholders on an as-if converted basis, except as otherwise required by law. See “Description of the New Preferred Stock.”

Q:	May I tender only a portion of the old notes that I hold?

A:	You do not have to tender all of your old notes to participate in the exchange offers. If you do not tender all of your old notes and the exchange offer is completed, the indenture governing your old notes that you do not tender will be amended to remove all of the covenants therein other than the covenant to pay principal and interest, and the liquidity of such amended notes will likely be significantly impaired.

Q:	When will I receive the exchange consideration for tendering my old notes pursuant to the exchange offers?

A:	Subject to the terms and conditions set forth in the exchange offers, the exchange consideration that a tendering holder is entitled to receive pursuant to the exchange offers will be paid on the settlement date. If the exchange offers are not consummated, no such exchange will occur, and no delivery of exchange consideration will be made. In the event of a termination of the exchange offers, the old notes tendered for exchange pursuant to the exchange offers will be promptly returned to the tendering holders. Under no circumstances will any interest be payable because of any delay in the transmission of the exchange consideration to holders by the Information and Exchange Agent.

Q:	How do I participate in the exchange offers?

A:	You should either:

•	instruct your bank or broker to follow the procedures of the Automated Tender Offer Program if your old notes are held through The Depository Trust Company, which we refer to herein as “DTC;” or

•

submit the letter of transmittal that you may have received along with this prospectus for the old notes that you wish to exchange, together with the other documents described under “Procedures for Tendering Old Notes and Delivering Consents” in the letter of transmittal.

If you have questions or need assistance in connection with the exchange offers or require additional letters of transmittal and any other required documents, you may contact Global Bondholder Services Corporation, the Information and Exchange Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

Holders may not tender their old notes pursuant to the exchange offers without becoming party to the mutual release and without delivering consents to the proposed amendments, and holders may not deliver consents to the proposed amendments pursuant to the consent solicitations or become party to the mutual release without tendering their old notes. Holders who tender all or a portion of their old notes are deemed to have entered into the mutual release with respect to the tendered notes.

See “The Exchange Offers—Tender of Old Notes through DTC” for more information.

Q:	What claims are being released by holders who become party to, and a beneficiary of, the mutual release?

A:

The mutual release will serve to release all parties thereto from any, every and all claims against any and all of such other parties to the mutual release that such parties and certain of their related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, transaction, event, occurrence, cause or thing whatsoever directly or indirectly relating to the old notes, the indentures relating to the old notes and these exchange offers, subject to limited exceptions set forth in the mutual release, the full text of which is set forth as Exhibit A to the letter of transmittal. Holders who tender their notes and are deemed to become party to the mutual release will also waive any appraisal rights with respect to the tendered notes if Shareholder Approval is not received and the Company seeks to enter into a Merger. The mutual release will be conditioned upon, and will not become effective until, the consummation of the exchange offers.

Q:	What are the conditions to the exchange offers?

A:	Consummation of the exchange offers is conditioned upon the satisfaction or waiver (to the extent permitted) of the conditions described under “The Exchange Offers—Conditions to the Exchange Offers,” which include, among other things, the requirement that a minimum of 95% of the aggregate principal amount outstanding of old notes has been properly tendered and not withdrawn on or prior to the expiration of the exchange offers, our credit agreement has remained in full force and effect and there have been no defaults or events of default under the credit agreement as a result of the exchange offers and the transactions contemplated thereby that has not been otherwise waived by the Company’s lenders and the Amended and Restated Memorandum of Understanding on the Job Security Plan (the “Amended and Restated Job Security Plan”), dated July 9, 2009, by and among YRC Inc., USF Holland Inc., New Penn Motor Express, Inc. and the Teamsters has not been terminated.

Q:	How did you establish the terms of the exchange offers?

A:

Earlier this year as we continued to develop and implement our comprehensive plan to reduce our cost structure and to improve our liquidity and financial condition, certain holders of our contingent convertible notes formed a committee comprised of holders representing approximately 56% of the outstanding contingent convertible notes and retained financial and legal advisors. In addition, certain holders representing approximately 50% of the outstanding 8 1/2% Notes formed a committee and retained financial and legal advisors. We agreed to the retention of those financial and legal advisors and agreed to pay their fees and expenses. The advisors to the committees conducted an extensive diligence review of our company and engaged in numerous discussions with our management and our financial advisors regarding our restructuring plans. The terms of the exchange offers are based on the results of our discussions of the potential terms of an exchange offer with the advisors to the committees. We discussed with the advisors a term sheet that summarizes the principal terms of a potential exchange offer, which they shared with the holders of old notes that were on the committees. The term sheet was non-binding and represented a summary of the basis on which the financial and legal advisors to the committees and the Company thought that holders of old notes may be willing to support an exchange offer.

Q:	If the exchange offers are consummated and I do not participate, how will my rights and obligations under the old notes be affected?

A:	Old notes not tendered pursuant to the exchange offers will remain outstanding after the consummation of the exchange offers. If the exchange offers are consummated, then the debt instruments governing non-tendered old notes will be amended and holders of old notes will be bound by the terms of those debt instruments even if they did not consent to the proposed amendments.

The proposed amendments would eliminate certain provisions under the debt instruments governing non-tendered old notes, including:

•	for certain of the old notes, the right to demand repurchase of the old notes on certain purchase dates;

•	for certain of the old notes, the right to demand repurchase of the old notes upon a change in control;

•	the limitation on merger, consolidation, sales or conveyance of assets; and

•

certain events of default (including certain events of bankruptcy, insolvency or reorganization) other than events of default relating to the failure to pay principal of and interest on the old notes and those relating to conversion rights, in the case of the contingent convertible notes.

For a more detailed description of the proposed amendments to the debt instruments governing the old notes, see “Proposed Amendments.”

Q:	What risks should I consider in deciding whether or not to tender my old notes pursuant to the exchange offers?

A:	In deciding whether to participate in the exchange offers, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors” herein and described under the caption “Risk Factors” located in certain of the documents incorporated by reference into this prospectus.

Q:	Is the Company or any of its subsidiaries making a recommendation regarding whether I should tender my old notes pursuant to the exchange offers?

A:	None of the Company, its subsidiaries or their respective boards of directors has made, nor will they make, a recommendation to any holder as to whether such holder should exchange its old notes pursuant to the exchange offers. You must make your own investment decision with regard to the exchange offers. We urge you to carefully read this prospectus and the related letter of transmittal in its entirety, including the information set forth in the section entitled “Risk Factors.”

Q:	What are the U.S. federal income tax consequences of the exchange offers?

A:

While not free from doubt, we intend to take the position that the exchange of the contingent convertible notes pursuant to the exchange offers will constitute a taxable exchange while the exchange of the 8 1/2% Notes will constitute a tax-free exchange. For a summary of material U.S. federal income tax consequences of the exchange offers, see “Material United States Federal Income Tax Considerations.”

Q:	If I am a holder outside of the U.S., can I participate in the exchange offers?

A:	For a description of certain offer restrictions applicable to holders outside the U.S., see “Non-U.S. Offer Restrictions.” This prospectus does not constitute an offer to participate in the exchange offers to any person in any jurisdiction where it is unlawful to make such an offer or solicitations.

Q:	Can I revoke the tender of my old notes and my consents approving the proposed amendments at any time?

A:	You may withdraw tendered old notes at any time prior to 11:59 p.m., New York City time, on the expiration date. You must send a written withdrawal notice to the exchange agent, or comply with the appropriate procedures of DTC’s Automated Tender Offer Program (“ATOP”). If you change your mind, you may re-tender your old notes by again following the tender procedures at any time prior to 11:59 p.m., New York City time, on the expiration date. See “The Exchange Offers—Withdrawal of Tenders.”

Q:	What charter amendment is being made?

A:	The number of shares of our common stock that may be issued upon conversion of the new preferred stock issued pursuant to the exchange offers exceeds the number of shares of common stock currently authorized under YRCW’s certificate of incorporation. Consequently, we will seek Shareholder Approval promptly after the consummation of the exchange offers, which will include approval of an amendment to our certificate of incorporation to, among other things, increase the number of authorized shares of common stock.

After receiving Shareholder Approval, we will file a charter amendment with the Delaware Secretary of State allowing us to:

•	reduce the par value of YRCW common stock to $0.01 per share (the “par value reduction”);

•	increase the number of authorized shares of our common stock to approximately 2.0 billion shares (the “common stock increase”); and

•

effect a reverse stock split of our common stock, at a ratio that will be determined by our board of directors and that will be within a range of one-for-five to one-for-25 shares, and reduce the number of our authorized common stock by a proportionate amount. The board of directors’ decision with respect to the exact ratio will be based on a number of factors, including, but not limited to, current market conditions, existing and expected trading prices of our common stock, listing requirements of NASDAQ or another stock exchange and the amount of our authorized but unissued common stock.

On the date the certificate of amendment is filed with the Delaware Secretary of State, the new preferred stock will automatically convert into common stock at a conversion rate of 220.28 pre-split shares of common stock for each share of new preferred stock, subject to certain adjustments.

See “Description of the Charter Amendment” and “Description of the New Preferred Stock.”

Q:	Will fractional shares be issued in the exchange offers or reverse stock split?

A:	We currently anticipate that we will issue fractional shares of preferred stock in the exchange offers. If DTC does not permit us to issue fractional shares of preferred stock in the exchange offers without significant expense, we will round fractional shares of preferred stock in the same manner as we will round shares of common stock. We do not currently intend to issue fractional shares of common stock in connection with the exchange offers. Where, in connection with the exchange offers, a tendering holder of old notes would otherwise be entitled to receive a fractional share of YRCW common stock, the number of shares of YRCW common stock to be received by such holder will be rounded down to the nearest whole number, and no cash or other consideration will be delivered to such holder in lieu of such fractional share.

Q:	What will happen if I unwind positions related to hedging my investment in the old notes and the exchange offers are not consummated?

A:	None of the Company, its subsidiaries nor their respective boards of directors is making any recommendation or bearing any responsibility for any activities that holders of old notes may undertake in connection with any hedging activities that they may have entered into in connection with their investment in the old notes.

Q:	Are there dissenters’ rights in connection with the exchange offers?

A:	Holders of old notes do not have dissenters’ rights of appraisal in connection with the exchange offers. Holders who tender all or a portion of their notes and are deemed to become party to the mutual release will waive any appraisal rights with respect to the common stock and preferred stock received by them in the exchange offers if the Shareholder Approval is not received and the Company seeks to enter into the Merger.

Q:	Who do I call if I have any questions on how to tender my old notes or any other questions relating to the exchange offers?

A:	Questions and requests for assistance, and all correspondence in connection with the exchange offers, or requests for additional letters of transmittal and any other required documents, may be directed to Global Bondholder Services Corporation, the Information and Exchange Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offers, we encourage you to read this entire prospectus, including the section entitled “Risk Factors,” the documents referred to under the heading “Where You Can Find More Information” and the documents incorporated by reference under the heading “Incorporation of Certain Documents by Reference.”

Our Company

YRC Worldwide Inc., one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of transportation services. These services include global, national and regional transportation as well as logistics. Our operating subsidiaries include the following:

•

YRC National Transportation (“National Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in regional, national and international services. This unit includes our less-than-truckload (“LTL”) subsidiary YRC Inc., which was formed through the March 2009 integration of our former Yellow Transportation and Roadway networks. National Transportation provides for the movement of industrial, commercial and retail goods, primarily through regionalized and centralized management and customer facing organizations. National Transportation also includes YRC Reimer, a subsidiary located in Canada that specializes in shipments into, across and out of Canada. Approximately 37% of National Transportation shipments are completed in two days or less. In addition to the U.S. and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

•

YRC Regional Transportation (“Regional Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express, Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the U.S., Canada, Mexico and Puerto Rico. Approximately 93% of Regional Transportation LTL shipments are completed in two days or less.

•

YRC Logistics plans and coordinates the movement of goods worldwide to provide customers a single source for logistics management solutions. YRC Logistics delivers a wide range of global logistics management services, with the ability to provide customers improved return-on-investment results through logistics services and technology management solutions.

•	YRC Truckload reflects the results of Glen Moore, a provider of truckload services throughout the U.S.

At September 30, 2009, approximately 69% of our labor force was subject to various collective bargaining agreements, most of which expire in 2013.

YRC Worldwide Inc. was incorporated in Delaware in 1983, and we are headquartered in Overland Park, Kansas. The mailing address of our headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and our telephone number is (913) 696-6100. Our Internet website is www.yrcw.com. Through the “SEC Filings” link on our website, we make available the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. All of these filings may be viewed or printed from our Internet website free of charge.

Summary of the Restructuring Plan

Background

The current economic environment continues to have a dramatic effect on our industry. This economic environment continues to negatively impact our customers’ needs to ship and, therefore, negatively impacts the volume of freight we service and the price we receive for our services. As a result, we continue to experience lower year-over-year revenue (primarily a function of declining volume), operating losses and negative cash flow. In addition, we believe that many of our existing customers have reduced their business with us due to their concerns regarding our financial condition. As a result, these concerns have had an adverse effect on our revenue, results of operations and liquidity.

As part of a comprehensive plan, the Company has executed on a number of significant initiatives during 2009 to respond to these conditions, which are more fully described below. In March 2009, we completed the integration of our Yellow Transportation and Roadway networks into one service network, now branded “YRC”. Since the integration, our service has improved to a level above pre-integration. As we continue to improve our service and stabilize our financial condition, we anticipate the return of shipping volume from these customers. However, we cannot predict how quickly and to what extent this volume will return. On a sequential basis as compared with the second quarter of 2009, our third quarter of 2009 operating revenue decreased 1.6% due to modestly declining volumes, but our operating results improved by approximately $182 million, and our operating cash flows improved by $77 million. Sequential improvements were aided by successful cost and liquidity actions within our comprehensive plan which we discuss below.

Our Comprehensive Plan

In light of the current economic environment, and the resulting business conditions, we have implemented or are in the process of implementing the following actions (among others) as part of our comprehensive plan to reduce our cost structure and improve our operating results, cash flow from operations, liquidity and financial condition:

•	the integration in March 2009 of our Yellow Transportation and Roadway networks into a single service network, now branded “YRC”;

•	the discontinuation in March 2009 of the geographic service overlap between our Holland and New Penn networks;

•	the first quarter implementation of a 10% wage reduction for substantially all of our employees (both union and non-union);

•	the deferral of payment of certain contributions to our Teamster multi-employer pension funds, mostly in the first half of 2009, pursuant to a Contribution Deferral Agreement;

•	further reductions in the number of terminals to right-size our transportation networks to current shipment volumes;

•	the August 2009 implementation of an additional 5% wage reduction for substantially all of our union employees;

•

the temporary cessation of pension contributions to our Teamster multi-employer pension funds starting in July 2009 through December 31, 2010, which cessation eliminates the need to recognize expense for these contributions during this period;

•	the continued suspension of company matching 401(k) contributions for non-union employees;

•	the sale of excess property and equipment, primarily resulting from the integration of the Yellow Transportation and Roadway networks;

•	the sale and leaseback of core operating facilities;

•	reductions in force to scale our business to current shipping volumes;

•	other cost reduction measures in general, administrative and other areas;

•	changes to our overall risk management structure to reduce our letter of credit requirements;

•

a longer-term amendment to our existing credit agreement to provide us greater access to the liquidity that our revolving credit facility provides and the deferral of interest and fees that we pay to our lenders;

•	a renewal and amendment of our ABS Facility (as defined below) to defer most of the fees in connection with the ABS Facility;

•

an agreement with our Teamster multi-employer pension funds to defer the payment of interest on our deferred obligations, and to defer the beginning of installment payments of previously deferred contributions; and

•	these exchange offers.

The exchange offers are a part of a series of related actions under our comprehensive plan, which include an amendment to our credit agreement and the compliance with the terms of that amendment, the ratification of the Amended and Restated Job Security Plan with our union employees and the agreement to grant the Union Options to those employees, the deferral of certain obligations under our multi-employer pension funds, the amendment of our certificate of incorporation, the amendment of our Equity Plan and the restructuring of our board of directors.

On October 27, 2009 we entered into amendment No. 12 to our credit agreement, which extends the date from October 29, 2009 to January 1, 2012 (or such later date as may be agreed to by 66 2/3% of the lenders) on which the revolving commitments will be permanently reduced by the revolver reserve amount, subject to early termination upon certain termination events, so long as these exchange offers are completed. However, if the exchange offers are not completed on or before December 16, 2009 (or such later date as may be agreed to by 66 2/3% of the lenders, the “Exchange Offer Deadline”), the revolving commitments will be permanently reduced by an amount equal to the then current revolver reserve amount on that date. Amendment No. 12 to the Credit Agreement provided for numerous other amendments to our credit facility designed to improve our liquidity position, including that the lenders will defer revolver and term loan interest, letter of credit fees and commitment fees until December 31, 2010 and eliminated certain financial covenants.

Virtually all of our operating subsidiaries have employees who are represented by the Teamsters. These employees represent approximately 69% of our workforce. On August 7, 2009, a majority of our employees who are represented by the Teamsters ratified the Amended and Restated Job Security Plan. The Amended and Restated Job Security Plan, among other things, implemented a wage reduction and allowed us to cease making contributions to union multi-employer pension funds from July 2009 through December 31, 2010. On September 9, 2009, union employees at our regional carrier, New Penn Motor Express, also ratified the Amended and Restated Job Security Plan. As part of this plan, we are required to establish a stock option plan (the “Second Union Option Plan”) for participating union employees, providing for options to purchase an additional 20% of the Company’s outstanding common stock on a fully diluted basis (the “Union Options”). Following the consummation of the exchange offers, YRCW will issue the Union Options, which will represent 20% of its fully diluted Common Stock (before giving effect to the Equity Plan (as defined in “Questions and Answers about the Exchange Offers”) and without giving effect to options outstanding prior to the completion of the exchange offers) and will have a exercise price per share of not less than (i) the principal amount of old notes accepted in the exchange offers plus accrued and unpaid interest from the most recent interest payment date, to, but not including, December 9, 2009 divided by (ii) the number of shares of common stock issued to the noteholders who tendered notes in the exchange offers plus the number of shares of common stock that would result from the conversion of new preferred stock issued to the noteholders who tendered notes in the exchange offers.

Following receipt of the Shareholder Approval, the Company will reserve shares of common stock for equity awards for management, directors and other employees pursuant to the Company’s 2004 Long-Term Incentive and Equity Award Plan over three to four years (the “Equity Plan”), which will represent 5% of the Company’s fully diluted common stock (giving effect to the issuance of the Union Options and without giving effect to options outstanding prior to the completion of the exchange offers).

At the consummation of the exchange offers, eight current directors will resign, and we currently anticipate that the remaining directors will appoint to the vacant positions eight new directors to serve until the next annual meeting of the Company’s shareholders. Four of the new directors will be chosen by the board of directors from a group of six potential nominees put forth by a subcommittee comprised of some of the largest noteholders (the “noteholder subcommittee”). Three of the new directors will be chosen by the board of directors in consultation with the noteholder subcommittee and subject to approval by the noteholder subcommittee. However, if the noteholder subcommittee does not approve the three directors to be so nominated, two of the directors that would have been so nominated will be chosen from a group of five potential nominees put forth by the noteholder subcommittee, and the board of directors shall be entitled to appoint one of the directors that would have been so nominated. The Teamsters, pursuant to the Amended and Restated Job Security Plan, have the right to nominate one of our nine directors. The directors will be appointed as soon as practicable after the consummation of the exchange offers. The Company will file with the SEC and transmit to its shareholders the information required by Rule 14f-1 of the Exchange Act not less than 10 days before the new directors take office.

The aggregate amount of YRCW common stock issued pursuant to the exchange offers will depend on the level of noteholder participation. Assuming 100% of the aggregate principal amount of the old notes are tendered in the exchange offers, (a) the aggregate amount of YRCW common stock and new preferred stock issued to holders of the old notes in connection with the exchange offers on an as-if converted basis will be approximately 1,143,395,000 shares, which would represent approximately 95% of the outstanding YRCW common stock on an as-if converted basis after the exchange offers and (b) existing YRCW shareholders would hold approximately 5% of the issued and outstanding YRCW common stock after the exchange offers.

If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and the multi-employer pension funds to which we contribute, we would then expect to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; (iii) seeking expedited confirmation of a plan of reorganization that deems holders of old notes that tender in the exchange offers to have accepted similar treatment under such plan; or (iv) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. See “Bankruptcy Relief.”

The Exchange Offers

The following is a summary of the restructuring transactions and the terms of the exchange offers. For a more complete description, see “The Exchange Offers.”

Offeror	YRC Worldwide Inc.

Securities Subject to Exchange Offers	Each series of old notes set forth in the summary offering table on the inside front cover of this prospectus.

The Exchange Offers	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange any and all of the old notes for the exchange consideration, consisting of the number of shares of our common stock and the number of shares of our new preferred stock for each $1,000 principal amount of old notes exchanged and accrued interest thereon as set forth in the summary offering table on the inside front page of this prospectus, which stock will be fully paid and non-assessable upon the consummation of the exchange.

See “The Exchange Offers—Terms of the Exchange Offers” for more information.

Mutual Release	Noteholders who tender all or a portion of their old notes pursuant to the exchange offers are required to become party to, and thereby will become obligors and beneficiaries of, a mutual release with respect to the tendered notes under which the parties to such mutual release, which include the noteholders that participate in the exchange offers and us, will agree to release the other parties to the mutual release and certain of their related parties from every, any and all claims, which claim against such party and its related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever up to the date of the consummation of the exchange offers, directly or indirectly relating to the old notes, the indentures relating to the old notes and these exchange offers, subject to limited exceptions set forth in the mutual release, the full text of which is set forth as Exhibit A to the letter of transmittal. Holders who tender their notes and are deemed to become party to the mutual release will waive any appraisal rights in the event that the Shareholder Approval is not received and the Company seeks to enter into a Merger. The mutual release will be subject to, and will not become effective until, the consummation of the exchange offers. See “The Exchange Offers—Terms of the Exchange Offers.”

Consent Solicitations	As part of the exchange offers for the old notes, we are soliciting the consent of holders of the requisite aggregate principal amount outstanding of each voting class of old notes necessary to amend certain of the terms of the debt instruments governing such old notes in order to remove substantially all material affirmative and negative covenants and events of default, other than those relating to the obligation to pay principal and interest on such old notes and those relating to conversion rights, in the case of the contingent convertible notes. A holder of old notes may not consent to the proposed amendments to the debt instruments governing the old notes without tendering its old notes pursuant to the applicable exchange offer. The completion, execution and delivery of the accompanying letter of transmittal and consent or the electronic transmittal through DTC’s ATOP, which binds holders of old notes by the terms of the letter of transmittal and consent, in connection with the tender of old notes will be deemed to constitute the consent of the tendering holder to the proposed amendments to the debt instruments governing the old notes. See “Proposed Amendments.”

Expiration Date	The exchange offers will expire at 11:59 p.m., New York City time, on December 7, 2009, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We, in our absolute discretion, may extend the expiration date for the exchange offers for any purpose, including to permit the satisfaction or waiver of any or all conditions to the exchange offers.

Withdrawal of Tenders	You may withdraw tendered old notes at any time prior to 11:59 p.m., New York City time, on the expiration date. We, in our absolute discretion, may extend the withdrawal deadline for any exchange offer for any purpose. You must send a written withdrawal notice to the Information and Exchange Agent, or comply with the appropriate procedures of ATOP. If you change your mind, you may re-tender your old notes by again following the tender procedures at any time prior to 11:59 p.m., New York City time, on the expiration date. Any old notes validly tendered prior to the withdrawal deadline that are not validly withdrawn prior to the withdrawal deadline may not be withdrawn on or after the withdrawal deadline, as described in “The Exchange Offers—Withdrawal of Tenders.”

Settlement Date	The settlement date of each exchange offer will be promptly following the expiration date, subject to satisfaction or waiver (to the extent permitted) of all conditions precedent to the exchange offers.

Conditions to the Exchange Offers	Consummation of the exchange offers is conditioned upon the satisfaction or waiver (to the extent permitted) of the conditions described under “The Exchange Offers—Conditions to the Exchange Offers.”

Among other things, the exchange offers are subject to the following conditions precedent:

•

a minimum of 95% of the aggregate principal amount outstanding of old notes having been properly tendered and not withdrawn on or prior to the expiration of the exchange offers (the “Minimum Condition”);

•

our credit agreement (as amended through those amendments numbered 1 through 12, and as may be amended in the future, provided, that such amendments, taken as a whole, may not be adverse to the noteholders) remaining in full force and effect, and there being no default or event of default under the credit agreement as a result of the exchange offers and the transactions contemplated thereby that has not been otherwise waived by the Company’s bank lenders;

•	the Amended and Restated Job Security Plan has not been terminated;

•

the consents of holders of the requisite aggregate principal amount outstanding of each voting class of old notes necessary to effect the proposed amendments to the debt instruments governing such old notes having been validly received and not withdrawn and the supplemental indentures or other instruments giving effect to such proposed amendments having become effective;

•

the registration statement on Form S-4, of which this prospectus is a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order suspending its effectiveness or any proceedings seeking a stop order;

•

there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), and there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offers or the consent solicitations that, in our sole judgment:

(a)	is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

(b)	would or might prohibit, prevent, restrict or delay consummation of any exchange offer or consent solicitation; or

(c)	would materially impair the contemplated benefits to us of any exchange offer or consent solicitation;

•	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either

(a)	would or might prohibit, prevent, restrict or delay consummation of any exchange offer or consent solicitation or

(b)	is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; and

•

the applicable trustees (or persons performing a similar function) under the debt instruments pursuant to which the old notes were issued shall not have objected in any respect to or taken action that could, in our sole judgment, adversely affect the consummation of any exchange offer or consent solicitation (including in respect of the proposed amendments to the debt instruments governing the old notes) and shall not have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of any exchange offer, the solicitation of consents, or the acceptance of, or payment for, some or all of the applicable series of old notes pursuant to any exchange offer.

Charter Amendment: Par Value Reduction, Common Stock Increase, Reverse Stock Split	The Company will hold a shareholder vote after the consummation of the exchange offers to obtain Shareholder Approval of an amendment to its certificate of incorporation which will:

•	reduce the par value of its common stock to $0.01 per share;

•	increase the number of authorized shares of its common stock to approximately 2.0 billion shares; and

•

to effect a reverse stock split of its common stock, at a ratio that will be determined by our board of directors and that will be within a range of one-for-five to one-for-25, and to proportionately reduce the number of authorized common stock. The board of director’s decision with respect to the exact ratio will be based on a number of factors, including but not limited to, current market conditions, existing and expected trading prices of our common stock, NASDAQ listing requirements and the amount of the authorized but unissued common stock.

Upon the effectiveness of the common stock increase, the new preferred stock will automatically convert into common stock at a conversion rate of 220.28 pre-split shares of common stock for each share of new preferred stock. The reverse stock split will occur following the effectiveness of the conversion of the new preferred stock. Unless otherwise indicated, all share numbers presented in this prospectus related to the exchange offers are presented without giving effect to the reverse stock split.

Termination; Waiver; Amendment	We have the right to terminate or withdraw, in our sole discretion, the exchange offers if the conditions to the exchange offers are not met or waived by the expiration date. We expressly reserve the right in our sole discretion and subject to applicable law, to (a) waive any and all of the conditions to the exchange offers (to the extent permitted) on or prior to the expiration date and (b) amend the terms of the exchange offers. See “The Exchange Offers—Conditions to the Exchange Offers.” If the exchange offers are terminated, withdrawn or otherwise not consummated prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their old notes pursuant to the exchange offers. In any such event, the old notes previously tendered pursuant to the exchange offers will be promptly returned to the tendering holders. See “The Exchange Offers—Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination.”

Procedures for Tendering	For a description of the procedures for tendering old notes in the exchange offers, see “The Exchange Offers.” For further information, contact the Information and Exchange Agent or consult your broker, bank or other nominee or custodian for assistance.

Consequences of Failure to Tender	For a description of the consequences of failing to tender your old notes, see “Risk Factors—Risks to Holders of Non-Tendered Old Notes—If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and the multi-employer pension funds to which we contribute, we would then expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, we expect that holders of old notes would likely receive little or no consideration for their old notes.”

Consequences of Failure to Consummate the Exchange Offers	If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and the multi-employer pension funds to which we contribute, we would then expect to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; (iii) seeking expedited confirmation of a plan of reorganization that deems holders of old notes that tender in the exchange offers to have accepted similar treatment under such plan; or (iv) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

If we seek bankruptcy relief, we expect that holders of old notes may receive little or no consideration for their old notes. See “Bankruptcy Relief.”

For a more complete description of the risks relating to our failure to consummate the exchange offers, see “Risk Factors—Risks to Holders of Non-Tendered Old Notes—If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and the multi-employer pension funds to which we contribute, we would then expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, we expect that holders of old notes would likely receive little or no consideration for their old notes.”

Holders Outside the U.S. Eligible to Participate in the Exchange Offers	For a description of certain offer restrictions applicable to holders outside the U.S., see “Non-U.S. Offer Restrictions.” This prospectus does not constitute an offer to participate in the exchange offers and the consent solicitations to any person in any jurisdiction where it is unlawful to make such an offer or solicitations.

Dealer Managers	Rothschild Inc. and Moelis & Company LLC are the lead Dealer Managers for the exchange offers. The lead Dealer Managers addresses and telephone numbers are listed on the back cover page of this prospectus. With respect to jurisdictions located outside the U.S., the exchange offers may be conducted through affiliates of the Dealer Managers that are registered or licensed to conduct the exchange offers in such jurisdictions.

Information and Exchange Agent	Global Bondholder Services Corporation is the Information and Exchange Agent for the exchange offers. Its address and telephone number are listed on the back cover page of this prospectus.

Material United States Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations relating to the exchange offers, see “Material United States Federal Income Tax Considerations.”

Summary of the New Preferred Stock

The following is a summary of the terms of the new preferred stock. See also “Description of Our Capital Stock.”

Offering Amount	5,000,000 shares of new preferred stock in an aggregate face amount of $250.0 million.

Liquidation Preference	$50.00 per share, as may be increased as set forth in the “Dividends” section below (the “Liquidation Preference”).

Conversion	The new preferred stock will not be convertible into common stock until Shareholder Approval is received. Upon receipt of Shareholder Approval, each share of preferred stock will automatically convert into shares of common stock at a rate equal to 220.28 shares of common stock per $50.00 of Liquidation Preference of the new preferred stock (representing an initial conversion price of $0.22698 per share) (the conversion price, subject to anti-dilution adjustments described below, the “Conversion Price”). This common stock will be fully paid and nonassessible when issued. To the extent such conversion would result in a noteholder holding more than 9.9% of the issued and outstanding common stock of the Company, such noteholder’s shares of preferred stock will only convert on such date (and automatically from time to time after such date) in such a manner as will result in such noteholder holding not more than 9.9% of the issued and outstanding common stock.

Mandatory Conversion	All shares of new preferred stock outstanding on the date that is eighteen months following the date on which Shareholder Approval is received will automatically convert into common stock at the then applicable Conversion Price.

Dividends

The new preferred stock will not accrue dividends until the date, if any, on which the holders of common stock vote to reject the proposal to increase the amount of authorized shares of common stock at the first meeting of shareholders upon which such matter is submitted for a vote or otherwise on the 60th day following the closing of the exchange offers if Shareholder Approval has not been obtained by such date (the “Dividend Accrual Date”). Beginning on and following such Dividend Accrual Date and ending on the earlier of (i) such date on which the holders of common stock vote to approve such increase in authorized shares of common stock, (ii) the date upon which the Company completes a Merger and (iii) the date upon which the aggregate Liquidation Preference for the preferred stock has increased such that the amount of common stock into which such preferred stock is convertible, plus the common stock issued to the holders of old notes in the exchange offers, would have equaled 97% of the outstanding common stock of the Company on an as-if converted basis immediately following the consummation of the exchange offers, the preferred stock shall accrue cumulative dividends on its

Liquidation Preference at an annual rate of 20.00%, which shall be added to the Liquidation Preference of such preferred stock on a quarterly basis.

Voting Rights	The shares of new preferred stock will entitle the holders thereof to vote with the YRCW common stock on an as-if converted basis.

Participation	The new preferred stock will include the following participation features:

(i)	if a cash dividend is declared on the common stock, the holders of the new preferred stock will participate on an as-if converted basis; and

(ii)	in the event of a liquidation, each holder of new preferred stock shall be entitled to receive the greater of

(a)	the aggregate Liquidation Preference of its shares of new preferred stock plus any accrued but unpaid dividends thereon and

(b)	the amount such holder would receive as a holder of common stock assuming the prior conversion of each of its shares of preferred stock.

Following the date of the receipt of the Shareholder Approval, shares of new preferred stock that remain outstanding shall only be entitled to receive the amount such holder would receive as a holder of common stock assuming the prior conversion of each of its shares of new preferred stock.

Maturity	The new preferred stock does not have any maturity date, and we are not required to redeem the new preferred stock.

Listing	We do not intend to list the preferred stock on any national or regional securities exchange.

Transfer Agent and Registrar	Computershare Trust Company, N. A.

Use of Proceeds	We will not receive any proceeds from the exchange offers or the issuance of shares of new preferred stock.

Selected Consolidated Historical Financial Data

The following table sets forth selected consolidated historical financial data as of and for the nine months ended September 30, 2009 and 2008, and as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The consolidated historical financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Part II of our Annual Reports on Form 10-K (except with respect to the consolidated financial statements for the fiscal years ended December 31, 2008, 2007 and 2006, which are attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 9, 2009). The unaudited consolidated historical financial data as of and for the nine months ended September 30, 2009 and 2008 was derived from our unaudited consolidated financial statements for such periods and should be read together with our unaudited consolidated financial statements for the nine months ended September 30, 2009 and 2008 and the related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2009 and 2008. See “Incorporation of Certain Documents by Reference.”

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands except per share data)	2009	2008	2008	2007	2006	2005(a)	2004
	(unaudited)
Operating revenue	$4,137,213	$7,011,578	$8,940,401	$9,621,316	$9,918,690	$8,741,557	$6,767,485
Other operating expenses	4,752,514	6,741,695	8,745,943	9,154,784	9,107,432	7,960,073	6,238,963
Depreciation and amortization expense(b)	192,160	194,556	264,291	255,603	274,184	250,562	171,468
(Gains) losses on property disposals, net	(10,555)	(8,927)	(19,083)	(5,820)	(8,360)	(5,388)	(4,547)
Impairment charges	—	823,064	1,023,376	781,875	—	—	—
Total operating expenses	4,934,119	7,750,388	10,014,527	10,186,442	9,373,256	8,205,247	6,405,884
Operating income (loss)	(796,906)	(738,810)	(1,074,126)	(565,126)	545,434	536,310	361,601
Interest expense(f)	115,073	59,323	80,999	91,852	90,852	66,463	43,954
Other nonoperating (income) expenses	6,539	(4,862)	(8,571)	(2,169)	1,718	676	19,984
Equity investment impairment	30,374	—	—	—	—	—	—
Income tax provision (benefit)	(207,337)	(61,802)	(170,181)	(14,447)	178,213	183,022	113,336
Net income (loss)(f)	(741,555)	(731,469)	(976,373)	(640,362)	274,651	286,149	184,327
Net capital expenditures (proceeds)	70,831	(25,606)	34,686	338,424	303,057	256,435	164,289
Net cash from (used in) operating activities	(315,741)	162,815	219,820	392,598	532,304	497,677	435,718
At Period-End
Net property and equipment	1,959,371	2,234,887	2,200,977	2,380,473	2,269,846	2,205,792	1,422,718
Total assets	3,281,003	4,159,552	3,966,113	5,062,623	5,851,759	5,734,189	3,627,169
Long-term debt, less current portion(f)	892,027	1,026,426	787,415	807,940	1,041,296	1,092,793	382,772
Total debt(f)	1,641,827	1,171,926	1,349,736	1,219,895	1,266,296	1,467,763	634,551
Total shareholders’ equity (deficit)(c)	(225,565)	910,697	481,451	1,621,342	2,203,587	1,949,487	1,229,171
Measurements
Basic per share data:
Net income (loss)(f)	(12.47)	(12.81)	(16.96)	(11.20)	4.79	5.26	3.83
Average common shares outstanding—basic	59,463	57,106	57,583	57,154	57,361	54,358	48,149
Diluted per share data:
Net income (loss)(f)	(12.47)	(12.81)	(16.96)	(11.20)	4.71	5.03	3.75
Average common shares outstanding—diluted	59,463	57,106	57,583	57,154	58,339	56,905	49,174
Shareholders’ equity (deficit) per share	(3.79)	15.87	8.11	28.59	38.53	34.03	24.96
Common stock price range:
High	6.18	22.52	22.52	47.09	51.54	63.40	56.49
Low	0.89	10.99	1.20	15.87	35.27	39.25	29.77

Other Data
Operating ratio:(d)
National Transportation	124.1%	110.2%	111.9%	97.6%	93.8%	93.1%	94.4%
Regional Transportation(e)	111.8%	107.9%	107.5%	130.7%	94.3%	94.5%	87.0%
YRC Logistics	101.6%	118.9%	124.1%	99.2%	97.8%	96.6%	98.2%
YRC Truckload	107.2%	111.5%	109.7%	105.2%	93.6%	94.8%	—

(a)	Includes the results of YRC Worldwide entities including USF entities from the date of acquisition, May 24, 2005.

(b)	Depreciation lives and salvage values were revised effective July 1, 2006. See “Principles of Consolidation and Summary of Accounting Policies—Property and Equipment” note to our consolidated financial statements in our Current Report on Form 8-K.

(c)	FASB Statement of Financial Accounting Standard (SFAS) No. 158 “Employees’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” was adopted effective December 31, 2006. SFAS No. 158 (now codified as ASC 715-20-55-55-13 and ASC 715-20-65- 1) required the recognition of the funded status of defined benefit and other postretirement plans in Company’s balance sheet, the recognition of the comprehensive income (loss), the gains or losses that arise during the period for prior service cost and other gains or losses and the measurement of plan assets and obligation as of the Company’s balance sheet date.

(d)	Represents operating expenses divided by operating revenue.

(e)	Includes the results of New Penn only in 2004.

(f)	Financial Accounting Standards Board (FASB) Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (now codified as ASC 470-20-65-1) relative to accounting for convertible debt instruments on January 1, 2009. This guidance clarifies that issuers of concertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The guidance is required to be applied retrospectively to all periods presented and, therefore, the selected financial data presented above includes the effects of the new guidance for all periods presented.

Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers

The following table sets forth unaudited pro forma condensed consolidated financial information for the exchange offers as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008. The data set forth in the table below has been derived by applying the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus, to our historical consolidated financial statements as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and our Current Report on Form 8-K filed on November 9, 2009 for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial information for the exchange offers assumes that each of the adjustments below that are directly attributable to the exchange offers and factually supportable had occurred as of September 30, 2009 for the unaudited pro forma condensed consolidated balance sheet, and as of the beginning of the period for the unaudited pro forma condensed consolidated statements of operations:

•	consummation of the transactions contemplated by the exchange offers, including the payment of related fees and expenses;

•	amendments to the credit agreement and the ABS facility;

•	par value reduction of YRCW common stock to $0.01 per share;

•	a 1–for–10 reverse stock split of YRCW common stock; and

•	conversion of the new preferred stock into YRCW common stock.

The exchange offers will result in significant dilution to our current common shareholders.

The unaudited pro forma condensed consolidated financial data for the exchange offers is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization,” “Accounting Treatment of the Exchange Offers,” and “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus, and our consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and our Current Report on Form 8-K filed on November 9, 2009 for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial data for the exchange offers assumes, among other things, the satisfaction of the Minimum Condition, which requires that at least 95% of the aggregate principal amount of old notes be tendered in the exchange offers. As consideration for the old notes, the tendering holders will receive the number of shares of YRCW common stock and new preferred stock for each $1,000 of principal amount of old notes exchanged as is set forth for each series of old notes in the summary offering table on the inside front cover of this prospectus. The actual exchange of our old notes could be more or less than the Minimum Condition participation level, which would impact the pro forma total debt and pro forma shareholders’ deficit as of September 30, 2009, and would impact the pro forma interest expense and pro forma loss per share for the nine months ended September 30, 2009 and for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial data for the exchange offers is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offers and other pro forma events been consummated as of September 30, 2009 for purposes of our balance sheet data or as of the beginning of the period for purposes of our statements of operations data for the nine months ended September 30, 2009 and for the year ended December 31, 2008, nor is it necessarily indicative of our future financial position or results of operations. The actual effects of the exchange offers and other pro forma events on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material.

	Pro Forma (unaudited)
	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
	(In thousands)
Statements of Operations Data
Operating revenue	$4,137,213	$8,940,401
Net loss	737,585	970,674

Pro Forma (unaudited)
As of September 30, 2009
(In thousands)
Balance Sheet Data
Total assets	$3,298,044
Total debt	1,138,136
Total liabilities	3,035,787
Shareholders’ equity	262,257

Assuming 100% of old notes are tendered pursuant to the exchange offers, the incremental increase in the level of participation from 95% to 100% would decrease pro forma interest expense by $1.0 million and $1.4 million for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively. The increase in the level of participation would also decrease pro forma loss from continuing operations per share by $0.02 and $0.02 for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively, before the 1 for 10 reverse stock split and $0.01 and $0.01 after the reverse stock split, respectively. The increase in the level of participation to 100% would also decrease total pro forma debt and pro forma shareholders’ deficit by $26.5 million as of September 30, 2009.

The following table sets forth an unaudited pro forma sensitivity analysis for the exchange offers as of September 30, 2009 to estimate the effect of changes in the percentage of holders electing to tender their old notes and to estimate the effect of changes in the estimated fair value per share of YRCW common stock given to tendering holders as part of the exchange consideration. The estimates presented in this unaudited pro forma sensitivity analysis may differ from actual results, and these differences may be material. When equity consideration is granted in full settlement of debt, as is provided for under the exchange offers, requires a gain to be recognized if the carrying value of the old notes tendered under the exchange offers is greater than the fair value of the YRCW common stock and new preferred stock issued in exchange for the old notes. In the table below, any pro forma gain we would realize is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

	Assuming 95% Tender of Old Notes, Pro Forma Impact on:			Assuming 100% Tender of Old Notes, Pro Forma Impact on:
Estimated fair value of equity per share (assumed share price, before giving effect to the 1-for-10 reverse stock split)	Common stock and capital surplus	Accumulated deficit, arising from (gain) loss	Par Value of debt	Common stock and capital surplus	Accumulated deficit, arising from (gain) loss	Par Value of debt
(Dollars in millions, except share price)
$1.00	$312.6	$162.5	$(142.5)	$329.1	$171.1	$(150.0)
$0.75	234.5	84.4	(142.5)	246.8	88.8	(150.0)
$0.50	156.3	6.2	(142.5)	164.5	6.6	(150.0)
$0.38	118.8	(31.3)	(142.5)	125.1	(32.9)	(150.0)
$0.25	78.2	(71.9)	(142.5)	82.3	(75.7)	(150.0)

The exchange offers are conditioned on, among other things, the Minimum Condition, which requires that at least 95% of the aggregate principal amount of old notes be tendered in the exchange offers. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

The assumptions we used to estimate the fair value of the YRCW common stock given to tendering holders as part of the exchange consideration, including an unaudited pro forma sensitivity analysis associated with this estimate, are described further under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the following risk factors before you decide whether or not to tender your old notes in the exchange offers and deliver a consent in the consent solicitation. We urge you to carefully read this prospectus. There are additional risks attendant to being an investor in our securities that you should review whether or not you elect to tender your old notes. You should review all of the risks attendant to being an investor in our equity and debt securities prior to making an investment decision.

Risks to Holders of Non-Tendered Old Notes

If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and multi-employer pension funds, we would then expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, we expect that holders of old notes would likely receive little or no consideration for their old notes.

We believe that the substantial debt reduction contemplated by the exchange offers is critical to our continuing viability. If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and multi-employer pension funds, we currently expect to seek relief under the U.S. Bankruptcy Code.

A chapter 11 case would have a significant impact on our business. It is impossible for us to predict with certainty the amount of time needed in order to complete an in-court restructuring. If we seek to implement a plan of reorganization under the U.S. Bankruptcy Code, we will need to negotiate agreements with our constituent parties regarding the terms of such plan and such negotiations could take a significant amount of time. A lengthy chapter 11 case would involve significant additional professional fees and expenses and divert the attention of management from operation of the business, as well as create concerns for customers, employees and vendors. There is a risk, due to uncertainty about the future, that (i) customers could switch to competitors; (ii) employees could be distracted from performance of their duties or more easily attracted to other career opportunities; (iii) customers may delay making payments; (iv) business partners could terminate their relationship or require financial assurances or enhanced performance; (v) parties holding letters of credit as collateral for certain of our obligations could draw down on the letters of credit; (vi) trade creditors could require payment in advance or cash on delivery; (vii) our ability to enter into new contract or to renew existing contracts and compete for new business may be adversely affected; and (viii) we may not be able to obtain the necessary financing to sustain us during the chapter 11 case.

In addition, to successfully complete a restructuring under the U.S. Bankruptcy Code, we would require debtor-in-possession financing, the most likely source of which would be our existing lenders. If we were unable to obtain financing in a bankruptcy case or any such financing was insufficient to fund operations pending the completion of a restructuring, there would be substantial doubt that the Company could complete a restructuring.

Furthermore, assuming we are able to develop a plan of reorganization, we may not receive the requisite acceptances to confirm such a plan and, even if the requisite acceptances of the plan are received, the Bankruptcy Court may not confirm the plan. If we are unable to develop a plan of reorganization that can be accepted and confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors, or if we are unable to obtain appropriate financing, our chapter 11 case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code.

As a result of the foregoing, if we seek bankruptcy relief, we expect that holders of old notes may receive little or no consideration for their old notes. In particular, we believe that liquidation under chapter 7 of the U.S. Bankruptcy Code would likely result in no distributions being made to our general unsecured creditors (including holders of old notes) or to our equity holders.

If the exchange offers are consummated, proposed amendments to the debt instruments governing the old notes will significantly reduce the protections afforded to non-tendering holders of old notes.

If the exchange offers are consummated and you elect not to participate or to tender only a portion of your old notes, and the debt instruments governing your non-tendered old notes are amended, you will be bound by the terms of these debt instruments even though you did not consent to the proposed amendments.

The proposed amendments would eliminate provisions under the debt instruments that protect your investment in the old notes, including:

•	for certain of the old notes, the right to demand repurchase of the old notes on certain purchase dates;

•	for certain of the old notes, the right to demand repurchase of the old notes upon a change in control;

•	limitations on merger, consolidation, sales or conveyance of assets; and

•

certain events of default (including certain events of bankruptcy, insolvency or reorganization) other than events of default relating to the failure to pay principal of and interest on the old notes and those relating to conversion rights, in the case of the contingent convertible notes.

For a more detailed description of the proposed amendments to the debt instruments governing the old notes, see “Proposed Amendments.”

If the exchange offers are consummated, there will be less liquidity in the market for non-tendered old notes, and the market prices for non-tendered old notes may therefore decline.

If the exchange offer for a series of old notes is consummated, the aggregate principal amount of outstanding old notes of that series will be substantially reduced. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float and there may be fewer buyers for such securities. Therefore, the liquidity and market price of old notes that are not validly tendered in the exchange offers may be adversely affected. The reduced float also may tend to make the trading prices of old notes that are not exchanged more volatile.

Risks to Holders of Securities Issued in the Exchange Offers

The amounts of common stock and new preferred stock being delivered to holders of old notes in the exchange offers do not reflect any independent valuation of the old notes, the common stock or the new preferred stock.

We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of the old notes and the common stock and new preferred stock. If you tender your old notes, you may or may not receive as much value than if you choose to keep your old notes.

We may purchase or repay any old notes not tendered in the exchange offers on terms that could be more favorable to holders of such old notes than the terms of the exchange offers.

Subject to applicable law, after the expiration date, we may purchase old notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms which are more or less favorable to holders of such old notes than the terms of these exchange offers. We also reserve the right to repay any old notes not tendered. Although we currently do not intend to do so, if we decide to repurchase or repay old notes that are not tendered in the exchange offers on terms that are more favorable than the terms of the exchange offers, those holders who decided not to participate in the exchange offers would be better off than those that participated in the exchange offers.

If the exchange offers are consummated, less than all holders of old notes tender their old notes and we were to liquidate our assets, the holders of old notes who have not tendered their old notes would have a priority on repayment over any holders of equity interests.

If the exchange offers are consummated, not all holders of old notes tender their old notes and we were to cease operations and liquidate our assets, the holders of the outstanding old notes would be entitled to receive the principal and accrued and unpaid interest on such old notes out of our assets before our equity holders would. All equity holders would thereafter receive a recovery only if assets remain after all of our debts are paid in full. Accordingly, if you tender your old notes in the exchange offers and we were to liquidate our assets, you may receive less than if you did not tender your old notes.

To the extent holders of old notes receive shares of our common stock and new preferred stock in the exchange offers they will lose their contractual rights as creditors.

Shares of our common stock and new preferred stock received as exchange consideration for old notes tendered in the exchange offers will not include the contractual rights that benefit the old notes. For example, in a liquidation or insolvency proceeding, a holder of common stock or new preferred stock will be paid, if at all, only after claims of holders of debt are satisfied, including the repayment of principal and accrued interest on any outstanding old notes. Consequently, tendering holders of old notes who become shareholders after consummation of the exchange offers, may suffer more from future adverse developments relating to our financial condition, performance, results of operations or prospects than they would as holders of our indebtedness. In addition, unlike indebtedness, where principal and interest are payable on specified due dates, in the case of the common stock, dividends are payable only to the extent dividends are declared by our board, if at all, and dividends, if accrued, will not be payable in cash under the terms of our new preferred stock.

We expect to issue a substantial number of shares of our common stock in connection with the exchange offers, and we cannot predict the price at which our common stock will trade following the exchange offers.

Assuming full participation in the exchange offers by holders of old notes, we would issue to those holders in connection with the exchange offers approximately 42,000,000 shares of our common stock and 5,000,000 million shares of our new preferred stock which, based on approximately 60.2 million shares of our common stock outstanding at October 31, 2009, would represent approximately 95% of the pro forma common equity of the Company on an as-if converted basis.

We cannot predict what the demand for our common stock will be following the exchange offers, how many shares of our common stock will be offered for sale or be sold following the exchange offers or the price at which our common stock will trade following the exchange offers. Some of the holders of our old notes may be investors that cannot or are unwilling to hold equity securities and may therefore seek to sell the common stock they receive in the exchange offers. There are no agreements or other restrictions that prevent the sale of a large number of our shares of common stock immediately following the exchange offers. The issuance of the shares of common stock offered pursuant to this prospectus in exchange for our old notes has been registered with the SEC. As a consequence, those shares will, in general, be freely tradable. Sales of a large number of shares of common stock after the exchange offers could materially depress the trading price of our common stock.

Absent an exception to the NASDAQ rule requiring shareholder approval prior to issuance of our common stock and our new preferred stock, our common stock currently listed on the NASDAQ will be delisted if we consummate the exchange offers.

NASDAQ Listing Rule 5635(d) provides that, in other than a public offering, shareholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, if the securities being issued are equal to or in excess of 20% of the voting power or number of shares of common stock outstanding immediately before the issuance for less than the greater of book value or market value of the stock. If we consummate the exchange offers, we will be required to issue shares of our common stock and new preferred stock having general voting power substantially in excess of the 20% threshold provided under Rule 5635(d). In addition, holders of our new preferred stock will also be able to vote their new preferred stock on an as-if converted basis, and the conversion rate for this purpose may be below the market price of our common stock on the date of issuance of the new preferred stock, which would also violate NASDAQ rules. However, as soon as practicable following the date of this prospectus, we intend to submit a formal request to the NASDAQ for a waiver from the shareholder approval requirement pursuant to the financial viability exception contained in NASDAQ Listing Rule 5635(f). Such rule provides that exception may be made to the shareholder approval policy described above upon application to the NASDAQ when (1) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (2) reliance by the company on this exception is expressly approved by the audit committee of the board of directors. If the NASDAQ does not grant our request for an exemption, our common stock would be subject to delisting by the NASDAQ.

In addition, the NASDAQ’s continued listing requirements provide, among other requirements, that the minimum trading price of our common stock not fall below $1.00 per share over a consecutive 30 day trading period. Upon receipt from the NASDAQ of notice of non-compliance, we would have a period of 180 days to regain compliance with this requirement. Upon consummation of the exchange offers, the price per share of our common stock will likely be well below the $1.00 per share minimum trading price. However, if we receive Shareholder Approval within a reasonable period of time, we will implement a reverse stock split of our common stock, and we may be able to regain compliance with the NASDAQ’s continued listing requirements. There can be no assurance that we will be successful in receiving Shareholder Approval within the requisite time period following consummation of the exchange offers, or at all.

Delisting of our common stock would have an adverse effect on the market liquidity of our common stock and, as a result, the market price for our common stock could become more volatile. Further, delisting also could make it more difficult for us to raise additional capital.

We are subject to restrictions on paying dividends on our common stock and we do not intend to pay dividends on our common stock in the foreseeable future.

We do not anticipate that we will be able to pay any dividends on our shares of common stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. In addition, our credit agreement prohibits the payment of dividends on our common stock in other than additional shares of our common stock.

No trading market for the new preferred stock exists, and none is likely to develop, and holders of new preferred stock may not be able to convert their new preferred stock into common stock.

The shares of new preferred stock have not been and will not be listed on the NASDAQ or any other national or regional securities exchange, and we are not likely to list the shares of new preferred stock in the future. As a result, no trading market for the new preferred stock will exist upon consummation of the exchange offers, and none is likely to develop. In addition, we must obtain the approval of our shareholders to amend our certificate of incorporation to increase our amount of authorized common stock before the new preferred stock may be converted into common stock. If we are not able to obtain this Shareholder Approval, the new preferred stock may not be converted and will eventually cease accruing additional liquidation preference. If the Shareholder Approval is not received at the special meeting of shareholders, absent a request in writing from the holders of not less than 50% of the aggregate number of shares of new preferred stock then outstanding to have a second shareholder’s meeting to obtain the Shareholder Approval, the Company will use reasonable best efforts to promptly obtain shareholder approval of, and will promptly consummate upon obtaining such shareholder approval, a Merger, but we cannot guarantee that we will receive shareholder approval for the Merger. The holders of new preferred stock do not have any redemption rights, other than upon a liquidation. These factors will likely limit the liquidity of the new preferred stock.

The conversion rate of the new preferred stock may not be adjusted for all dilutive events that may adversely affect the price of the new preferred stock or the common stock issuable upon conversion of the new preferred stock.

The conversion rate of the new preferred stock is subject to adjustment upon certain events (see “Description of the New Preferred Stock—Anti-Dilution Adjustments”). We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the new preferred stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the new preferred stock. We are generally not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

The new preferred stock ranks junior to all of our and our subsidiaries’ liabilities.

The new preferred stock are equity interests in YRCW and do not constitute indebtedness. As such, the new preferred stock ranks junior to all of indebtedness and to other non-equity claims of YRCW, including in a liquidation of YRCW. In addition, the new preferred stock ranks junior in right of payment to all obligations of our subsidiaries. In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the securities only after all of our liabilities have been paid. The rights of holders of the new preferred stock to participate in the assets of our subsidiaries upon any liquidation, reorganization, receivership, or conservatorship of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. In the event of bankruptcy, liquidation, or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the common stock or the new preferred stock then outstanding. Further, the new preferred stock places no restrictions on our business or operations or on our ability to incur indebtedness. Also, the new preferred stock places no restrictions on our ability engage in any transactions, subject only to the limited voting rights referred to under “Description of the New Preferred Stock—Voting Rights.”

You may have to return the exchange consideration received in the exchange offers or face additional adverse consequences if a court deems the issuance of the shares of our common stock to be a fraudulent conveyance.

In a bankruptcy case, a trustee, debtor in possession or some other party acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy case on the basis that such transfers or obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include either transfers made or obligations incurred for less than reasonably equivalent value or fair consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due, or transfers made or obligations incurred with the actual intent of hindering, delaying or defrauding current or future creditors. The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that we paid the exchange consideration under circumstances constituting a fraudulent conveyance, the value of any consideration holders of old notes received with respect to exchange consideration could also be recovered from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as holders of the old notes. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy case. Furthermore, under certain circumstances, creditors may generally recover transfers or void obligations outside of bankruptcy court under applicable fraudulent conveyance laws, within the applicable limitation period, which are typically longer than two years, and a trustee, in a bankruptcy case, may also use such state fraudulent conveyance laws.

Therefore, if a court determined that such transfers were deemed to be fraudulent conveyances, it could void the securities issued as part of the exchange consideration, subordinate the claims to any or all of our other debts, require you to return any payments received from us or impose other forms of damages.

You may be required to repay or restore the exchange consideration if a bankruptcy court concludes that the payment of the exchange consideration is a voidable preference.

If we or any of our subsidiaries becomes a debtor under the U.S. Bankruptcy Code within 90 days after we consummate the exchange offers (or, with respect to any insiders specified in bankruptcy law, within one year after consummation of the exchange offers), and a bankruptcy court determines that we were insolvent at the time of the exchange offers (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition) and that no applicable defenses or exceptions exist, the court could find that the delivery of the exchange consideration involved a preferential transfer. If a bankruptcy court were to reach such a conclusion, you may be required to repay or restore, in whole or in part, the exchange consideration.

The issuance of common stock and preferred stock to the holders of old notes in the exchange offer in the amounts currently contemplated may constitute a change in control under certain agreements to which we are a party.

Immediately following the consummation of this offering, assuming 100% of the old notes are exchanged, holders of old notes will hold approximately 95% of our capital stock and over a majority of the members of our board of directors will have been replaced. While the Company currently is not aware of any agreements among the noteholders that would cause them to be deemed to have formed a group as defined under SEC regulations and believes that the transactions contemplated by the exchange offers do not constitute a change in control under its agreements with its executives, there is no guarantee that the consummation of the exchange offers will not constitute a change in control under certain agreements to which we are a party, including contracts with customers. A change in control may give the counterparties the right to terminate the contracts, accelerate the amounts due under the contracts or demand payment, or materially change the terms of the contracts. In such a case, our business or liquidity may be adversely affected. In addition, this transaction may require us to pay amounts owed to our previous financial and other advisors under engagement contracts, and any such amounts may be material.

Tax Risk Factors

We may incur income tax liability as a result of the exchange offers.

We will realize cancellation of indebtedness income (“COD income”) as a result of the exchange offers (and potentially as a result of the deemed exchange of old notes as a result of the proposed amendments) to the extent that the value of the exchange consideration issued in exchange for the old notes is less than the “adjusted issue price” of the old notes. The exact amount of any COD income that will be realized by us will not be determinable until the closing of the exchange offers.

To the extent we are considered solvent from a tax perspective immediately prior to the consummation of the exchange offers, and the cancellation of indebtedness occurs outside of a Chapter 11 case, the resulting COD income recognized by us may generally be offset by our available net operating losses, net operating loss carryforwards and other tax attributes. Any amount of income in excess of such available attributes will result in a current tax liability.

To the extent we may be considered insolvent from a tax perspective immediately prior to the consummation of the exchange offers, any such COD income would be excludible from our taxable income.

If and to the extent any amount attributable to the cancellation of indebtedness is excluded from income pursuant to the insolvency or the bankruptcy exception, we will generally be required to reduce our tax attributes, including, but not limited to, our net operating losses, loss carryforwards, credit carryforwards and basis in certain assets. If our realized COD income exceeds our available attributes to offset it, the excess is permanently excluded from income.

Thus, whether or not the amount of COD income is covered by the insolvency or bankruptcy exception, we expect that the exchange offers will result in a significant reduction in, and possible elimination of, our tax attributes.

We currently have substantial net operating loss carryforwards and certain other tax attributes that are available to offset COD income. However, the exchange offers are expected to cause us to undergo an ownership change under Section 382 of the Internal Revenue Code. As a result, our ability to use our net operating loss carryforwards and certain other tax attributes may be subject to limitation under Code Section 382. Our inability to use our net operating loss carryforwards and other tax attributes could have a negative impact on our financial position, results of operations and cash flows.

Other Risks Relating to Our Business

In addition to the risks and uncertainties contained elsewhere in this report or in our other SEC filings, the following risk factors should be carefully considered in evaluating us. These risks could have a material adverse effect on our business, financial condition and results of operations.

Our pension expense and funding obligations are expected to increase significantly as a result of the weak performance of financial markets and its effect on plan assets.

Our future funding obligations for our U.S. defined benefit pension plans qualified with the Internal Revenue Service IRS depend upon the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine funding levels, the level of benefits provided for by the plans, actuarial data in healthcare inflation trend rates, and experience and any changes in government laws and regulations.

Notwithstanding the Contribution Deferral Agreement we have entered into with the Teamster multi-employer plans that provide our Teamster represented employees with pension benefits, if the market values of the securities held by these pension plans continue to decline, our pension expenses would further increase upon the expiration of our collective bargaining agreements and, as a result, could materially adversely affect our business. Decreases in interest rates that are not offset by contributions and asset returns could also increase our obligations under such plans. In addition, if local legal authorities increase the minimum funding requirements for our pension plans outside the U.S., we could be required to contribute more funds, which would negatively affect our cash flow.

We are subject to general economic factors that are largely out of our control, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to a number of general economic factors that may adversely affect our business, financial condition and results of operations, many of which are largely out of our control. These factors include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Due to our high fixed-cost structure, in the short-term it is difficult for us to adjust expenses proportionally with fluctuations in volume levels. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

We are subject to business risks and increasing costs associated with the transportation industry that are largely out of our control, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to business risks and increasing costs associated with the transportation industry that are largely out of our control, any of which could adversely affect our business, financial condition and results of operations. The factors contributing to these risks and costs include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, fuel surcharge collection, terrorist attacks, license and registration fees, insurance premiums and self-insurance levels, difficulty in recruiting and retaining qualified drivers, the risk of outbreak of epidemical illnesses, the risk of widespread disruption of our technology systems, and increasing equipment and operational costs. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that could have a material adverse effect on our business, financial condition and results of operations.

Numerous competitive factors could adversely affect our business, financial condition and results of operations. These factors include the following:

•

We compete with many other transportation service providers of varying sizes, some of which have a lower cost structure, more equipment and greater capital resources than we do or have other competitive advantages;

•

Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain or grow our business;

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to offset fuel price increases through a fuel surcharge on our customers;

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances, we may not be selected;

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors;

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size;

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments; and

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor disruptions or stoppages, which could have a material adverse effect on our business, financial condition and results of operations and place us at a disadvantage relative to non-union competitors.

Virtually all of our operating subsidiaries have employees who are represented by the Teamsters. These employees represent approximately 69% of our workforce.

Each of our YRC, New Penn and Holland business units employ most of their unionized employees under the terms of a common national master freight agreement with the Teamsters, as supplemented by additional regional supplements and local agreements. The Teamsters members ratified a five-year agreement that took effect on April 1, 2008, and will expire on March 31, 2013, as modified by the Memorandum of Understanding on the Wage Reduction—Job Security Plan, effective January 9, 2009, and as further modified by the Amended and Restated Job Security Plan. The Teamsters also represent a number of employees at Reddaway, Glen Moore, Reimer and YRC Logistics under more localized agreements, which have wages, benefit contributions and other terms and conditions that better fit the cost structure and operating models of these business units.

Certain of our subsidiaries are regularly subject to grievances, arbitration proceedings and other claims concerning alleged past and current non-compliance with applicable labor law and collective bargaining agreements.

Neither we nor any of our subsidiaries can predict the outcome of any of the matters discussed above. These matters, if resolved in a manner unfavorable to us, could have a material adverse effect on our business, financial condition and results of operations.

Ongoing self-insurance and claims expenses could have a material adverse effect on our business, financial condition and results of operations.

Our future insurance and claims expenses might exceed historical levels. We currently self-insure for a majority of our claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our business, financial condition and results of operations could be adversely affected, and we may have to post additional letters of credit to state workers’ compensation authorities or insurers to support our insurance policies. If we lose our ability to self insure, our insurance costs could materially increase, and we may find it difficult to obtain adequate levels of insurance coverage.

We have significant ongoing capital requirements that could reduce our income if we are unable to generate sufficient cash from operations.

Our business is capital intensive. If we are unable to generate sufficient cash from operations to fund our capital requirements, we may have to limit our growth, utilize our existing capital, or enter into additional, financing arrangements, including leasing arrangements, or operate our revenue equipment (including tractors and trailers) for longer periods resulting in increased maintenance costs, any of which could reduce our income. Although we expect reduced capital expenditures due to the integration of Yellow Transportation and Roadway, if our cash from operations and existing financing arrangements are not sufficient to fund our capital requirements, we may not be able to obtain additional financing at all or on terms acceptable to us.

We operate in an industry subject to extensive government regulations, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Departments of Transportation and Homeland Security and various federal, state, local and foreign agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety and permits to conduct transportation business. We may also become subject to new or more restrictive regulations that the Departments of Transportation and Homeland Security, the Occupational Safety and Health Administration, the Environmental Protection Agency or other authorities impose, including regulations relating to engine exhaust emissions, the hours of service that our drivers may provide in any one time period, security and other matters. Compliance with these regulations could substantially impair equipment productivity and increase our costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future laws and regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of storm water. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable environmental laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws and regulations, we could be held responsible for all of the costs relating to any contamination at our past or present terminals and at third- party waste disposal sites. If we fail to comply with applicable environmental laws and regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

In addition, as global warming issues become more prevalent, federal and local governments and our customers are beginning to respond to these issues. This increased focus on sustainability may result in new regulations and customer requirements that could negatively affect us. This could cause us to incur additional direct costs or to make changes to our operations to comply with any new regulations and customer requirements, as well as increased indirect costs or loss of revenue resulting from, among other things, our customers incurring additional compliance costs that affect our costs and revenues. We could also lose revenue if our customers divert business from us because we haven’t complied with their sustainability requirements. These costs, changes and loss of revenue could have a material adverse affect on our business, financial condition and results of operations.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. We have employment agreements with William D. Zollars, our chief executive officer, and Michael J. Smid, our chief operations officer and president of YRC Inc. We also have agreements with other members of our management team that have provisions that encourage their continued employment with us. The loss of key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the U.S., federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

The outcome of legal proceedings and IRS audits to which the Company and its subsidiaries are a party could have a material adverse effect on our businesses, financial condition and results of operations.

The Company and its subsidiaries are a party to various legal proceedings, including claims related to personal injury, property damage, cargo loss, workers’ compensation, employment discrimination, breach of contract, multi-employer pension plan withdrawal liability and antitrust violations. See the “Commitments,

Contingencies and Uncertainties” note to our consolidated financial statements in our Current Report on Form 8-K filed on November 9, 2009 for the year ended December 31, 2008. The IRS may issue adverse tax determinations in connection with its audit of our prior year tax returns or the returns of a consolidated group that we acquired in 2005. See the “Income Taxes” note to our consolidated financial statements in our Current Report on Form 8-K filed on November 9, 2009 for the year ended December 31, 2008. We may incur significant expenses defending these legal proceedings and IRS audits. In addition, we may be required to pay significant awards, settlements or taxes in connection with these proceedings and audits, which could have a material adverse effect on our businesses, financial condition and results of operations.

We may not obtain the projected benefits and cost savings from operational changes and performance improvement initiatives.

In response to our business environment, we initiated operational changes and process improvements to reduce costs and improve financial performance. The changes and initiatives included integrating our Yellow Transportation and Roadway transportation networks, reorganizing our management, reducing corporate overhead, closing redundant offices and eliminating unnecessary activities. There is no assurance that these changes and improvements will be successful or that we will not have to initiate additional changes and improvements in order to achieve the projected benefits and cost savings.

Our credit agreement and other financing arrangements subject us to various covenants and restrictions that could limit our operating flexibility.

Our credit agreement and other financing arrangements contain covenants and other restrictions that, among other things, require us to satisfy certain financial covenants and restrict our ability to take certain actions, including incur additional indebtedness. The covenants and restrictions in our financing arrangements may limit our ability to respond to market conditions or take advantage of business opportunities by limiting, among other things, the amount of additional borrowings we may incur. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” in the Quarterly Report on Form 10-Q filed for the quarterly period ending September 30, 2009 for additional information regarding our liquidity.

We may be obligated to make additional contributions to multi-employer pension plans.

If a surcharge is assessed on any of the multi-employer pension plans to which our operating subsidiaries contribute and the funds available under our collective bargaining agreements are insufficient, we may have to contribute more to the plans than our contracted amounts. See the “Employee Benefits” note to our consolidated financial statements in our Current Report on Form 8-K filed on November 9, 2009 for the year ended December 31, 2008.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the following ratios in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus. There were no preference securities outstanding for the following periods. Therefore, the ratios of earnings to combined fixed charges and preference dividends are identical to the ratios of earnings to fixed charges.

	Nine Months Ended September 30, 2009(2)		Fiscal Year Ended December 31,
			2008(2)		2007(2)		2006	2005	2004
Ratio of Earnings to Fixed Charges(1)	(5.1x	)	(10.3x	)	(5.0x	)	5.2x	6.7x	6.1x

(1)	The ratio of earnings to fixed charges is computed by dividing the sum of earnings before provision for taxes on income, income or loss from equity investees and fixed charges by fixed charges. Fixed charges represent interest expense, amortization of debt premium, discount, and capitalized expenses, and an appropriate interest factor for operating leases.

(2)	The deficiency in earnings necessary to achieve a 1.0x ratio was $656.5 million for the year ended December 31, 2007, $1,148.8 million for the year ended December 31, 2008 and $915.8 million for the nine months ended September 30, 2009.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offers. In consideration for exchange consideration, we will receive the old notes. Old notes acquired by us pursuant to the exchange offers will be cancelled upon receipt thereof.

PRICE RANGE OF COMMON STOCK, OLD NOTES AND DIVIDEND POLICY

Our common stock is currently listed on the NASDAQ Global Select Market under the symbol “YRCW.” The following table contains, for the periods indicated, the high and low sale prices per share of our common stock and the cash dividend per share on such common stock.

	High	Low
2007
First Quarter	$47.09	$37.95
Second Quarter	$45.99	$36.59
Third Quarter	$38.51	$26.43
Fourth Quarter	$28.83	$15.87

2008
First Quarter	$19.80	$10.99
Second Quarter	$20.95	$11.90
Third Quarter	$22.52	$11.52
Fourth Quarter	$11.87	$1.20

2009
First Quarter	$5.45	$1.48
Second Quarter	$5.94	$1.52
Third Quarter	$6.18	$0.89
Fourth Quarter (through November 6, 2009)	$4.83	$1.05

There were 16,085 holders of record of our common stock as of November 5, 2009.

As of November 6, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $1.22. We may not be able to obtain a financial viability exception from NASDAQ that grants us a waiver of certain NASDAQ rules that may be violated by certain terms of the common stock and new preferred stock being issued in the exchange offer, in which case we will be delisted from NASDAQ. See “Risk Factors—Absent an exemption to the NASDAQ rule requiring stockholder approval prior to the issuance of our common stock and our new preferred stock, our common stock currently listed on NASDAQ will be delisted if we consummate the exchange offers.”

We did not declare any cash dividends on our common stock in 2008, 2007 or 2006 or in 2009 (year-to-date). Our payment of dividends in the future will be determined by our board of directors and will depend on business conditions, our financial condition, our earnings, restrictions and limitations imposed under our various debt instruments or credit agreements, and other factors.

The old notes are not listed on any national or regional securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Reliable pricing information for the old notes may not always be available. The Company believes trading in the old notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the old notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders of old notes are urged to contact their brokers or financial advisors or call the Information and Exchange Agent at the number set forth on the back cover of this prospectus with respect to current information regarding the trading price of the old notes.

To the extent that the old notes are tendered and accepted in the exchange offers, such old notes will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any old notes that the Company purchases pursuant to the exchange offers will reduce the float and may negatively impact the liquidity, market value and price volatility of the old notes that remain outstanding following the exchange offers. The Company cannot assure you that a trading market will exist for the old notes following the exchange offers. The extent of the market for the old notes following the consummation of the exchange offers will depend upon, among other things, the remaining outstanding principal amount of the old notes at such time, the number of holders of old notes remaining at such time and the interest in maintaining a market in such old notes on the part of securities firms.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2009 on an actual basis and on a pro forma basis to give effect to the consummation of the exchange offers. The table below assumes $501.7 million in aggregate principal amount (or approximately 95% of the old notes outstanding as of November 9, 2009) of the outstanding old notes are validly tendered and not withdrawn prior to the expiration time and exchanged by us in the exchange offers. The financial information included below has been derived by applying the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Statements” to our historical unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 as filed with the SEC on November 9, 2009, all of which have been incorporated by reference into this prospectus. See “Where You Can Find More Information.” No adjustments have been made to reflect normal course operation by us, or other developments with our business, after September 30, 2009, and thus the pro forma information provided below is not indicative of our actual cash position or capitalization at any date.

	As of September 30, 2009
	Actual	Pro Forma
	(dollars in millions)
	(unaudited)
Cash and cash equivalents(1)	$162.8	$141.8

Debt:
Revolving credit facility	$362.3	$362.3
Term loan	112.7	112.7
8 1/2% notes	152.1	7.6
ABS facility	187.7	187.7
Contingent convertible notes	378.1	18.9
Pension contribution deferral obligations	141.8	141.8
Lease financing obligations	301.1	301.1
Industrial development bonds	6.0	6.0

Total debt	$1,641.8	$1,138.1

Total shareholders’ equity (deficit)	(225.6)	262.3

Total capitalization	$1,416.2	$1,400.4

(1)	The decrease in cash on a pro forma basis reflects $21.0 million in anticipated fees and expenses attributable to the exchange offers.

THE RESTRUCTURING PLAN

Background

The current economic environment continues to have a dramatic effect on our industry. This economic environment continues to negatively impact our customers’ needs to ship and, therefore, negatively impacts the volume of freight we service and the price we receive for our services. As a result, we continue to experience lower year-over-year revenue (primarily a function of declining volume), operating losses and negative cash flow. In addition, we believe that many of our existing customers have reduced their business with us due to their concerns regarding our financial condition. As a result, these concerns have had an adverse effect on our revenue, results of operations and liquidity.

As part of our comprehensive plan, we have executed on a number of significant initiatives during 2009 to respond to these conditions, which are described more fully below. In March 2009, we completed the integration of our Yellow Transportation and Roadway networks into one service network, now branded “YRC”. Since the integration, our service has improved to a level above pre-integration. As we continue to improve our service and stabilize our financial condition, we anticipate the return of shipping volume from these customers. However, we cannot predict how quickly and to what extent this volume will return. On a sequential basis, as compared with the second quarter of 2009, our third quarter of 2009 operating revenue decreased 1.6% due to modestly declining volumes, but our operating results improved by approximately $182 million, and our operating cash flows improved by $77 million. Sequential improvements were aided by successful cost and liquidity actions within our comprehensive plan which we discuss below.

Our Comprehensive Plan

In light of the current economic environment, we have implemented or are in the process of implementing the following actions (among others) as part of our comprehensive plan to reduce our cost structure and improve our operating results, cash flow from operations, liquidity and financial condition:

•	the integration in March 2009 of our Yellow Transportation and Roadway networks into a single service network, now branded “YRC”. See “—YRC Integration” below;

•	the discontinuation in March 2009 of the geographic service overlap between our Holland and New Penn networks;

•	the first quarter implementation of a 10% wage reduction for substantially all of our employees (both union and non-union). See “—Ratification of Collective Bargaining Agreement Modification” below;

•

the deferral of payment of certain contributions to our Teamster multi-employer pension funds, mostly in the first half of 2009, pursuant to a Contribution Deferral Agreement. See “—Pension Contribution Deferral Obligations” below;

•	further reductions in the number of terminals to right-size our transportation networks to current shipment volumes;

•	the August 2009 implementation of an additional 5% wage reduction for substantially all of our union employees. See “—Ratification of Collective Bargaining Agreement Modification” below;

•

the temporary cessation of pension contributions to our Teamster multi-employer pension funds starting in July 2009 through December 31, 2010, which cessation eliminates the need to recognize expense for these contributions during this period. See “—Ratification of Collective Bargaining Agreement Modification” below;

•	the continued suspension of company matching 401(k) contributions for non-union employees;

•	the sale of excess property and equipment, primarily resulting from the integration of the Yellow Transportation and Roadway networks;

•	the sale and leaseback of core operating facilities. See “—Lease Financing Transactions” below;

•	reductions in force to scale our business to current shipping volumes;

•	other cost reduction measures in general, administrative and other areas;

•	changes to our overall risk management structure to reduce our letter of credit requirements;

•

a longer-term amendment to our Credit Agreement (defined below) to provide us greater access to the liquidity that our revolving credit facility provides and the deferral of interest and fees that we pay to our lenders, subject to the conditions that the amended Credit Agreement requires. See “—Credit Agreement Amendments” below;

•	a renewal and amendment of our ABS Facility (as defined below) to defer most of the fees in connection with the ABS Facility, subject to certain conditions. See “—ABS Facility Amendments” below;

•

an agreement with our Teamster multi-employer pension funds to defer the payment of interest on our deferred obligations, and to defer the beginning of installment payments of previously deferred contributions, in each case, subject to the conditions that the CDA Amendment (as defined below) requires. See “—Pension Contribution Deferral Obligations” below; and

•

our expected launch of the exchange offers to exchange our outstanding 8 1/2% Notes and contingent convertible notes for common stock and new preferred stock of the Company. See “—Exchange Offers” below.

Certain of these actions are further described below. The final execution of our plan has certain risks that we are not able to completely control which may adversely impact our liquidity. See “Risks and Uncertainties Regarding Future Liquidity” below.

YRC Integration

In March 2009, we completed the integration of our Yellow Transportation and Roadway networks into one service network, now branded “YRC”. Since the integration, our service has improved to a level above pre-integration. In addition, productivity measurements for city pick up and delivery labor, dock labor, and load average in our line haul operation have also improved since the integration. During the integration, we believe that many of our customers reduced their shipments with us to mitigate their risks from our integration. As our service has improved from the March 2009 integration, many of these customers are now returning their shipping volumes to us and we have added new customers. However, these volumes have not returned as quickly as we had anticipated. We cannot predict how quickly and to what extent these volumes will return. As a result of the successful integration, we have been able to implement a number of significant cost savings actions, including reducing the number of terminals, reducing headcount and decreasing our fleet size. We will implement further cost saving measures if we experience further declines in shipping volume.

Ratification of Collective Bargaining Agreement Modification

In August 2009, the employees in most of our bargaining units who are represented by the Teamsters ratified a modification to our collective bargaining agreement. The modification provides (among other things) the following:

•

a temporary cessation of the requirement for the Company’s subsidiaries to make contributions on behalf of most of the Company’s Teamster represented employees to union multi-employer pension funds from July 2009 through December 31, 2010. These contributions will not need to be repaid in the future and, therefore, will be a cost reduction during this period;

•	a 15% wage reduction (which includes the 10% wage reduction previously implemented in January 2009) for most of the Company’s Teamster represented employees;

•

a reduction in the increase in contributions to multiemployer health and welfare plans from $1.00 per hour to $0.20 per hour that occurred on August 1, 2009 and to $0.40 per hour that is scheduled for August 1, 2010;

•

the establishment of a stock option plan for participating union employees, providing for options to purchase an additional 20% of the Company’s outstanding common stock on a fully diluted basis as if all outstanding stock options were exercised on the date the plan is established. This plan is required to be on terms substantially similar to the plan created in January 2009, when the first 10% wage reduction was implemented. These options are expected to be granted immediately following a successful completion of the exchange offers (and any associated reverse stock split substantially contemporaneous with the exchange offers); and

•

during the period in which the temporary pension contribution cessation is in effect, subject to the approval of the Company’s board of directors, which approval may not be unreasonably withheld, the Company is required to appoint a director that the Teamsters nominate. This person has not yet been nominated.

As with prior ratification elections, a small number of the bargaining units representing less than 10% of our Teamster employees did not initially ratify the labor agreement modifications on August 7, 2009. The Company and the Teamsters have since addressed employee concerns and most of these units have either subsequently ratified the modifications or were merged with, or are expected to merge with, other bargaining units that have previously ratified the modifications. A small number of bargaining units representing less than 4% of our Teamster employees, mostly Reddaway employees or YRC Reimer employees in Canada continue to consider the modifications. These units do not impact contributions to U.S. multi-employer pension funds, as the units do not generally participate in these funds.

Credit Facilities

Our primary liquidity vehicles (“credit facilities”) are the credit agreement, dated August 17, 2007, among Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as administrative agent, and the other lenders that are parties thereto (the “Credit Agreement”) and an Asset-Backed Securitization Facility (the “ABS Facility”) among the Company, as Performance Guarantor, and the parties to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among Yellow Roadway Receivables Funding Corporation (“YRRFC”), as Seller; Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the financial institutions party thereto, as Committed Purchasers; Wachovia Bank, National Association, as Wachovia Agent and LC Issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent (which, together with the Wachovia Agent, the Three Pillars Agent and the Amsterdam Agent, are referred to as the “Co-Agents”) and Administrative Agent. See “Description of Certain Other Indebtedness.”

The Credit Agreement continues to provide us with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies and for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $111.5 million. Throughout 2009, we have entered into various waivers and amendments in respect of our credit facilities to provide additional liquidity and to provide relief to the Company’s covenants under the credit facilities.

Credit Agreement Amendments

—Revolver Reserve Amount

During 2009, the Company has sold certain of its assets, generally excess real estate and real estate that the Company has sold and leased back from the buyer. Much of the excess real estate has been available for sale due to the Company’s integration of its Yellow Transportation and Roadway networks and the Company’s cost reductions that the Company has undertaken in response to its volume declines. Prior to Amendment No. 12 to the Credit Agreement, the Credit Agreement provided that a portion of the net proceeds from the Company’s sales of real estate was placed into a revolver reserve. The Credit Agreement only permitted the Company to borrow from the revolver reserve if 66 2/3% of the lenders voted in favor of the borrowing. The amount in the revolver reserve is part of, and not in addition to, the $950 million credit facility that the Credit Agreement provides. The revolver reserve effectively “blocks” the Company from borrowing on that portion of the credit facility until the conditions to borrowing to access the blocked amount are met. Prior to Amendment No. 12 to the Credit Agreement, any amounts in the revolver reserve that were not borrowed by October 29, 2009 would have permanently reduced the revolving credit commitments under the Credit Agreement.

Amendment No. 12 to the Credit Agreement extends the date from October 29, 2009 to January 1, 2012 (or such later date as may be agreed to by 66 2/3% of the lenders) on which the revolving commitments will be permanently reduced by the revolver reserve amount, subject to early termination upon a Deferral Termination Event (defined below) so long as the Recapitalization Transaction (as defined in the Credit Agreement) is completed and the CDA Amendment (as defined below) is effective. The exchange offers, as presently contemplated, would meet the definition in the Credit Agreement of a Recapitalization Transaction. On November 5, 2009, the CDA Amendment became effective. However, if the exchange offers are not completed on or before December 16, 2009 (or such later date as may be agreed to by 66 2/3% of the lenders, the “Exchange Offer Deadline”), the revolving commitments will be permanently reduced by an amount equal to the then current revolver reserve amount on that date.

Amendment No. 12 to the Credit Agreement bifurcated the revolver reserve amount into two blocks: the existing revolver reserve block and the new revolver reserve block.

The existing revolver reserve block is $106 million and will not increase above that amount. Until the earlier of the completion of the exchange offers and the Exchange Offer Deadline, the Credit Agreement amendments continues to provide the Company access to $50 million of the existing revolver reserve block at any time for specified operating needs (“Permitted Interim Loans”). Access to the remaining existing revolver reserve block (and any portion of the $50 million of the existing revolver reserve block that could be, but is not, borrowed prior to the completion of the exchange offers) is subject to borrowing conditions, including (among others) the following:

•

after giving effect to each borrowing, unrestricted Permitted Investments (as defined in the Credit Agreement) are less than or equal to $125 million (or, $100 million to the extent that any Permitted Interim Loans are outstanding);

•	completion of the exchange offers;

•	either:

•

the Company meets certain specified minimum weekly operating thresholds based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) and maintains certain monthly selling, general and administrative (“SG&A”) expense amounts below specified maximum thresholds; or

•	66 2/3% of the lenders approve the borrowing.

The new revolver reserve block was approximately $8.7 million at October 27, 2009 and will be increased by mandatory prepayments of net cash proceeds from certain asset sales and any excess cash flow sweeps. The Company may access the new revolver reserve block after the existing revolver reserve block has been fully borrowed, subject to the same borrowing conditions applicable to the existing revolver reserve block, except that the Company must obtain the approval of 66 2/3% of the lenders rather than complying with the minimum weekly operating EBITDA thresholds and maximum SG&A monthly expense amounts.

—Interest and Fee Deferrals

Amendment No. 12 to the Credit Agreement provides that the lenders will defer payment of revolver and term loan interest, letter of credit fees and commitment fees for the period:

•	beginning upon the completion of the exchange offers; and

•	ending on December 31, 2010, subject to an extension until December 31, 2011 if agreed to by 66 2/3% of the lenders.

—Deferral Exceptions and Termination Events

There are exceptions and termination events with respect to the interest and fee deferral described above, including (among others) the following:

•

no further interest and fees will be deferred and all previously deferred amounts will become payable at the direction of a majority of the lenders, upon the occurrence of certain specified events, including (among others) the following, unless 66 2/3% of the lenders agree otherwise (each, a “Deferral Termination Event”):

•

the modification to our collective bargaining agreement (described above in “— Ratification of Collective Bargaining Agreement Ratification”) terminates or is amended or otherwise modified (including, by the operation of any “snapback” or similar provisions) in any way that is adverse to the Company or the lenders in a manner that could reasonably be expected, individually or in the aggregate, to result in an impact of greater than $5 million in any calendar year;

•	the Company amends or otherwise modifies the Contribution Deferral Agreement and related agreements in any way that is adverse to the Company or the lenders; or

•

on or after completion of the exchange offers, the Company makes any cash payment of any pension fund obligations and any interest thereon that the Company deferred in 2009 under the Contribution Deferral Agreement other than:

•	payments of proceeds resulting from the sale of real property that collateralizes the deferred pension obligations and which the pension funds have a first lien; or

•	payments of permitted fees and expenses.

•

no further interest and fees will be deferred upon any cash payment (other than payments described in the preceding bullets) of any pension fund liabilities (and any interest thereon) due prior to December 31, 2011 other than certain permitted payments, including payments to the Company’s single employer pension plans that are required to be made pursuant to the Employment Retirement Income Security Act of 1974 (as amended, “ERISA”) and payments to certain multiemployer pension plans (each, a “Deferral Suspension Event”). Any deferred interest and fees will not become due and payable solely as a result of a Deferral Suspension Event.

•	commencing on January 1, 2011,

•

if after giving effect to an interest or fee payment on the applicable interest or fee payment date, the Available Interest Payment Amount (as defined in the Credit Agreement) on the interest or fee payment date would be equal to or greater than $150 million, the Company must make such payment in full in cash on such interest or fee payment date; and

•	to the extent that the Available Interest Payment Amount on any business day exceeds $225 million, the Company must apply the excess over $225 million to pay previously deferred interest and fees.

—Mandatory Prepayments

Under the Credit Agreement, as amended, we are obligated to make mandatory prepayments on an annual basis of any excess cash flow and upon the receipt of net cash proceeds from certain asset sales and the issuance of equity and if we have an average liquidity amount for the immediately preceding five business days in excess of $250 million. The percentage of net cash proceeds received and the manner in which they are applied varies as set forth in greater detail in the Credit Agreement.

—Asset Sales

The Credit Agreement, as amended, allows us to receive up to $400 million of net cash proceeds from asset sales in 2009 and $200 million of net cash proceeds from asset sales in 2010, which limits do not include net cash proceeds received from certain asset sales, including the following:

•	the sale of real estate that constitutes first lien collateral of the pension funds pursuant to the Contribution Deferral Agreement;

•	the initial sale and lease back transaction completed with NATMI Truck Terminals, LLC in the first half of 2009; or

•	permitted dispositions approved by a majority of the lenders.

In addition, after Amendment No. 12 to the Credit Agreement, we can only consummate sale and leaseback transactions if:

•	a majority of our bank lenders approve the transactions; or

•	such transactions were approved by the bank lenders in connection with Amendment No. 12.

The Company expects to close approximately $50 million of approved sale leaseback transactions in the fourth quarter of 2009. See “—Lease Financing Transactions”. The closing of these sale leaseback transactions is subject to the satisfaction of normal and customary due diligence and related conditions, including the right of each buyer to terminate its obligation in its sole discretion during the inspection period, which conditions may be outside of the Company’s control.

—Financial Covenants

Amendment No. 12 to the Credit Agreement eliminated the previous requirement that the Company maintain certain leverage and interest coverage ratios. In addition, Amendment No. 12 to the Credit Agreement eliminated minimum consolidated EBITDA level requirements for the fourth quarter of 2009 and the first quarter of 2010. Finally, Amendment No. 12 to the Credit Agreement reset certain requirements that the Company maintain minimum consolidated EBITDA and maximum capital expenditure levels. See “Description of Certain Other Indebtedness—Senior Credit Facility—Financial Covenants.”

—Teamster Approval of the Credit Agreement

The August 2009 modification to our collective bargaining agreement with the Teamsters requires, among other things, that we enter into a bank amendment that is acceptable to the Teamsters. The Teamsters National Freight Industry Negotiating Committee (“TNFINC”) certified to us that Amendment No. 12 to the Credit Agreement was satisfactory to the Teamsters, subject to the following conditions:

•	the exchange offers shall have occurred on or before the Exchange Offer Deadline;

•

immediately following the exchange offers (including any reverse stock split contemplated thereby and contemporaneous therewith) the Company issues options to purchase 20% of the common stock of the Company as the modification to the collective bargaining agreement requires;

•

if the Company requests a borrowing or letter of credit pursuant to the Credit Agreement under circumstances where 66 2/3% of the lenders must approve the borrowing or letter of credit, then 66 2/3% of the lenders do so approve the borrowing or letter of credit;

•	the lenders under the Credit Agreement continue to defer revolver and term loan interest, letter of credit fees and commitment fees in 2011;

•	to the extent a Default or an Event of Default (as each are defined in the Credit Agreement) occurs or additional amendments to the Credit Agreement are consummated, no lender:

•	exercises any remedies that result in the acceleration of the payment of any of the obligations under the Credit Agreement;

•	amends or provides waivers with respect to the Credit Agreement that result in any further increase in interest or fees under the Credit Agreement;

•	obtains a judgment to foreclose on any collateral securing the obligations under the Credit Agreement; or

•	takes any similar type of collection action in court or before an arbitral proceeding.

If the any of these conditions are not met, TNFINC reserved the right to declare the modification to the collective bargaining agreement ineffective and terminate the modification on a prospective basis.

ABS Facility Amendments and Renewal

On October 27, 2009, we also amended our ABS Facility. The ABS Facility amendments extended the expiration of the ABS Facility from February 11, 2010 to October 26, 2010; provided that, if the exchange offers are not completed by the Exchange Offer Deadline, the ABS Facility will expire on February 11, 2010.

The ABS Facility amendments have amended certain Trigger Events (as defined in the ABS Facility) to make the Minimum Consolidated EBITDA (as defined in the ABS Facility) and maximum capital expenditure requirements consistent with the Credit Agreement and to make specified provisions with respect to the Liquidity Notification Date (as defined in the ABS Facility) consistent with the Credit Agreement. See “Credit Agreement Amendments—Financial Covenants” above. In addition, certain calculations under the ABS Facility were amended to reduce the impact of certain negative effects that the integration of Yellow Transportation and Roadway has had on those calculations, due to rating adjustments and the timing of customer payments. As a result of amendment, the obligation to repay outstanding amounts under the ABS Facility due to those integration effects has been reduced or eliminated. The Co-Agents under the ABS Facility have completed preliminary work to verify the related integration adjustments; however, further substantiation by the Co-Agents as part of their annual audit of the ABS Facility is required. This audit must be completed by November 30, 2009.

The ABS Facility amendments also reduced the aggregate commitments under the ABS Facility from $500 million to $400 million and reduced the letter of credit facility sublimit from $105 million to $84 million. The Company believes that the impact of this reduction will not effect the Company’s liquidity because the $400 million commitment level is sufficient given the Company’s current level of accounts receivable underlying the ABS Facility.

Upon completion of the exchange offers, the Co-agents under the ABS Facility have also agreed to defer most of the fees during the term of the ABS Facility. This includes the $10 million fee that was originally due on September 30, 2009, prior to the ABS Facility amendments.

Lease Financing Transactions

We have entered into several lease financing transactions with various parties, including NATMI Truck Terminals, LLC (“NATMI”) and Estes Express Lines (“Estes”). The underlying transactions included providing title of certain real estate assets to the issuer in exchange for agreed upon proceeds; however, the transactions did not meet the accounting definition of a “sale leaseback” and as such, the assets remain on our balance sheet and long-term debt (titled Lease Financing Obligations) is reflected on our balance sheet in the amount of the proceeds. We are required to make annual lease payments, which are recorded as principal and interest payments under these arrangements.

The Credit Agreement requires any net proceeds from real estate asset sales (other than approximately $117 million in net cash proceeds received in the initial sale and leaseback transaction completed with NATMI in the first half of 2009 and sales of real estate on which the pension funds have a first priority security interest under the Contribution Deferral Agreement) received on or after January 1, 2009 to be applied as follows:

•

with respect to the first $300 million of such net cash proceeds, 50% of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 50% shall be retained by the Company;

•

with respect to such net cash proceeds in excess of than $300 million and less than or equal to $500 million, 75% of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 25% shall be retained by the Company; and

•	with respect to such net cash proceeds that exceed $500 million, all of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement.

Amendment No. 12 to the Credit Agreement requires that the prepayments (using the applicable prepayment percentage) described above shall be applied (i) first, to repay any outstanding Permitted Interim Loans; (ii) second, to repay any outstanding loans (or to cash collateralize any letters of credit) from the new revolver reserve block; (iii) third, to repay any outstanding loans (or to cash collateralize any letters of credit) from the existing revolver reserve block; and (iv) fourth, to repay any other outstanding revolver loans (or to cash collateralize any other letters of credit) and increase the new revolver reserve amount by such prepayment amount. Prior to Amendment No. 12, the revolver reserve amount (now known as the existing revolver reserve amount) was increased by 50% of the net cash proceeds received in 2009 from real estate asset sales subject to the above prepayment requirements, except for approximately $48 million of such net cash proceeds received in August 2009. As of September 30, 2009, the Company had received approximately $252 million of net cash proceeds from real estate assets sales subject to the above prepayment requirements.

Pension Contribution Deferral Obligations

We have entered into a Contribution Deferral Agreement with 26 union multi-employer pension funds, which provide retirement benefits to certain of employees, whereby pension contributions originally due to the funds were converted to debt. At September 30, 2009, $141.8 million of deferred contributions were subject to the terms of the Contribution Deferral Agreement. In addition, we have deferred certain additional pension contributions of $22.7 million to these pension funds, and are working with the applicable fund to execute additional joinder agreements to add these amounts to the Contribution Deferral Agreement. At September 30, 2009, these amounts related to pension contributions for union employee hours worked prior to the cessation of contributions that the modification to the collective bargaining agreement provides. See “—Ratification of Collective Bargaining Agreement Modification” above. These amounts are classified as “Wages, vacations and employees’ benefits” in our consolidated balance sheet.

The deferred amounts bear interest at the applicable interest rate set forth in the trust documentation that governs each pension fund and range from 4% to 18% as of September 30, 2009.

On November 5, 2009, we entered into an amendment to the Contribution Deferral Agreement (the “CDA Amendment”).

—Amortization and Interest Deferral

Prior to the CDA Amendment, outstanding deferred pension payments under the Contribution Deferral Agreement were to be paid to the Funds in thirty-six equal monthly installments payable on the 15th day of each calendar month commencing on January 15, 2010 (each a “CDA Amortization Payment”) and interest payments under the Contribution Deferral Agreement (each a “CDA Interest Payment”) were required to be made to the Funds in arrears on the fifteenth day of each calendar month.

The CDA Amendment provides that upon the completion of the exchange offers on or prior to Exchange Offer Deadline (so long as the lenders under the Credit Agreement do not permanently reduce revolving commitments under the Credit Agreement as a result of reducing the revolver reserve amount), all CDA Amortization Payments and CDA Interest Payments due from the date the completion of the exchange offers through the end of 2010 shall be deferred until December 31, 2011; provided, that the CDA Amortization Payments and CDA Interest Payments will become due at the election of the majority of the pension funds on December 31, 2010 if 90% of the pension funds do not approve a continuation of the deferral of CDA Amortization Payments and CDA Interest Payments for calendar year 2011. In addition, all deferred interest and amortization payments will become payable at the election of the majority of the pension funds and no new amounts may be deferred upon the earliest to occur of:

•	any Deferral Termination Event (as defined in the Credit Agreement);

•	certain events of default; and

•

the amendment, modification, supplementation or alteration of the Credit Agreement that imposes any mandatory prepayment, commitment reduction, additional interest or fee or any other incremental payment to the Lenders under the Credit Agreement not required as of the effective date of the CDA Amendment unless the pension funds receive a proportionate additional payment in respect of the deferred pension obligations at the time an additional payment to the lenders under the Credit Agreement is required pursuant to the terms of the amendment, modification, supplementation or alteration. For the avoidance of doubt, granting of consent by the lenders under the Credit Agreement to permit an asset sale shall not by itself trigger the provision described in the prior sentence.

—Mandatory Prepayments

The CDA Amendment amends the mandatory prepayment provision tied to liquidity to provide that the Company will only be required to prepay obligations under the Contribution Deferral Agreement if the liquidity of the Company and its subsidiaries is greater than $250 million after deducting any amount due under the Credit Agreement by virtue of the Credit Agreement liquidity mandatory prepayment (as described in the Credit Agreement Amendment section above); provided that such prepayment obligation does not arise unless and until the excess liquidity amount is equal to or greater than $1 million at any time.

—Collateral

As part of the Contribution Deferral Agreement, in exchange for the deferral of the contribution obligations, we pledged identified real property to the pension funds so that the pension funds have a first priority security interest in certain of the identified real property and a second priority security interest in other identified real property located throughout the U.S. and Mexico. We are required to prepay the deferred obligations to the extent that we sell any of the first lien property pledged to the pension funds with the net proceeds from the sale. We have made payments of $15.4 million pursuant to such sales to reduce our obligations to the pension funds during the nine months ended September 30, 2009 leaving a balance of $141.8 million as of September 30, 2009.

Existing Liquidity Position

The following table provides details of the outstanding components and unused available capacity under the Credit Agreement and ABS Facility at each period end after giving consideration to the amendments discussed above:

(in millions)	September 30, 2009	December 31, 2008
Capacity:
Revolving loan	$950.0	$950.0
ABS Facility	400.0	500.0

Total capacity	1,350.0	1,450.0

Amounts outstanding:
Revolving loan	(362.3)	(515.0)
Letters of credit (9/30/09: $ 477.1 revolver; $77.3 ABS Facility)	(554.4)	(460.5)
ABS Facility borrowings	(187.7)	(147.0)
ABS usage for captive insurance company (see below)	—	(221.0)

Total outstanding	(1,104.4)	(1,343.5)

ABS Limitations	(135.0)	(64.6)
Revolver Reserve	(102.2)	—

Total Blocked Capacity	(237.2)	(64.6)

Unused Available Capacity (9/30/09: $8.4 revolver; $0 ABS Facility)	$8.4	$41.9

As we sold certain assets, we used the net cash proceeds to reduce the outstanding revolving loan balance. The amended Credit Agreement provides that we create the revolver reserve block with a certain accumulated portion of those proceeds, which amount reduces our available capacity under the revolver on a dollar-for-dollar basis unless certain conditions are satisfied. As a result of this provision, the available capacity of our revolver was reduced by $102.2 million at September 30, 2009. There was no similar amount at December 31, 2008. After considering the revolver reserve amount of $102.2 million and outstanding usage the unused available capacity under the revolving loan was $8.4 million at September 30, 2009.

Until amended on October 27, 2009, the ABS Facility permitted usage of up to $500 million based on qualifying accounts receivable of the Company and certain other provisions. However, at September 30, 2009 and December 31, 2008, such provisions supported available capacity under the ABS Facility of $265.0 million and $435.4 million, respectively. Considering this limitation and outstanding usage, there was no unused available capacity under the ABS Facility at September 30, 2009 and $41.9 million December 31, 2008.

The Exchange Offers

Earlier this year as we continued to develop and implement our comprehensive plan to reduce our cost structure and to improve our liquidity and financial condition, certain holders of our contingent convertible notes formed a committee comprised of holders representing approximately 56% of the outstanding contingent convertible notes and retained financial and legal advisors. In addition, holders representing approximately 50% of the outstanding 8 1/2 % Notes formed a committee and retained financial and legal advisors. We agreed to the retention of those financial and legal advisors and agreed to pay their fees and expenses. The advisors to the committees conducted an extensive diligence review of our company and engaged in numerous discussions with our management and our financial advisors regarding our restructuring plans. The terms of the exchange offers are based on the results of our discussions of the potential terms of an exchange offer with the advisors to the committees. We discussed with the advisors a term sheet that summarizes the principal terms of a potential exchange offer, which they shared with the holders of old notes that were on the committees. The term sheet was non-binding and represented a summary of the basis on which the financial and legal advisors to the committees and the Company thought that holders of old notes may be willing to support an exchange offer.

The successful completion of these exchange offers would allow the Company access to the existing revolver reserve and to begin deferring payment of lender interest and fees under its recently amended Credit Agreement and ABS Facility and to begin deferring the CDA Interest Payments and CDA Amortization Payments under the Contribution Deferral Agreement. See “Credit Agreement Amendments”, “ABS Facility Amendments” and “Pension Contribution Deferral Obligations” in this section above.

In the aggregate and with full participation, noteholders would exchange approximately $536.8 million in face value of old notes plus accrued and unpaid interest for shares of common stock and new preferred stock, which together on an as-if converted basis would represent 95% of the company’s common stock, prior to the Company’s grant of options to its union employees pursuant to modification to the Company’s collective bargaining agreements and without giving effect to options outstanding prior to the exchange offer. See “Ratification of Collective Bargaining Agreement Modification” and “Teamster Approval of the Credit Agreement” in this section above.

Risks and Uncertainties Regarding Future Liquidity

In light of our recent operating results, we have satisfied our short term liquidity needs through a combination of borrowings under our credit facilities and, to a more significant degree, retained proceeds from asset sales and sale/leaseback financing transactions. In an effort to further manage liquidity, we have also deferred payments to certain of our multi-employer pension plans. As our operating results improve, we expect that cash generated from operations will reduce our need to continue to rely upon these sources of liquidity to meet our short term funding requirements. Although we expect the wage reduction and temporary pension contribution cessation will improve our liquidity position, these and other cost savings measures noted above will be realized over time as they are implemented over the next several months. To continue to have sufficient liquidity to meet our operating requirements throughout the remainder of 2009 and through 2010:

•	our operating results must continue to improve quarter-over-quarter and shipping volumes must continue to stabilize or recover quarter-over-quarter;

•	we must continue to have access to our credit facilities;

•	payment of interest and fees to our lenders and to purchasers of our accounts receivable pursuant to the ABS Facility must be deferred at least through 2010;

•	payment of interest and principal to the pension funds must be deferred at least through 2010;

•	our wage reductions and temporary cessation of pension contributions must continue;

•	we must complete the sale/leaseback and real estate sale transactions currently under contract as anticipated; and

•	we must realize the cost savings we expect from these and other actions we have taken to date in the anticipated time periods.

We expect our business to experience its usual seasonal low point in late 2009 and the winter of 2010. Deferral of payment of interest and fees to our lenders, purchasers of our accounts receivable under our ABS Facility and pension funds subject to the Contribution Deferral Agreement and access to the revolver reserve blocks under the Credit Agreement and certain benefits of the ABS Facility are all subject to a successful completion of the exchange offers by the Exchange Offer Deadline. As our business reaches this seasonal low point, we will need access to the additional liquidity that these agreements and facilities provide to fund our operations.

If we have not completed the exchange offers prior to the Exchange Offer Deadline, we will continue to explore options to complete our restructuring out-of-court, including further discussions with our lenders under the Credit Agreement, the Teamsters, our multi-employer pension funds and other stakeholders. Among other things, these discussions could result in amendments to the exchange offers, which our lenders, the Teamsters and the multi-employer pension funds who are parties to the Contribution Deferral Agreement would have to approve. The approval of these parties is beyond the Company’s control. Other options could also arise out of these discussions; however, these options would require the participation of our stakeholders or other third parties, none of which are within the Company’s control.

If we are unable to complete the exchange offers and address our near term liquidity needs as a result of any such discussions, we currently expect to seek relief under the U.S. Bankruptcy Code. The Company expects that any such filing for relief would occur after its orderly completion of planning and preparation for such a filing.

To successfully complete a restructuring in a bankruptcy case, we would require debtor-in-possession financing, the most likely source of which would be our existing lenders. If we were unable to obtain financing in a bankruptcy case or any such financing was insufficient to fund operations pending the completion of a restructuring, there would be substantial doubt that the Company could complete a restructuring.

The financial statements incorporated by reference herein have been prepared assuming that the Company will continue as a going concern. The uncertainty regarding the Company’s ability to generate sufficient cash flows and liquidity to fund operations raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of this uncertainty.

Contingent Convertible Notes

The balance sheet classification of our contingent convertible notes between short-term and long-term is dependent upon certain conversion triggers, as defined in the applicable indenture. The contingent convertible notes include a provision whereby the note holder can require immediate conversion of the notes if, among other reasons, the credit rating on the contingent convertible notes assigned by Moody’s is lower than B2 or if the credit rating assigned by S&P is lower than B. At September 30, 2009 and December 31, 2008, the conversion trigger was met, and accordingly, the contingent convertible notes have been classified as a short-term liability in the accompanying consolidated balance sheets. Based upon this particular conversion right and based upon an assumed market price of our stock of $1.25 per share, which approximates the current market price, our aggregate obligation for full satisfaction of the $386.8 million par value of contingent convertible notes would require cash payments of $11.4 million. Our Credit Agreement will not allow us to pay more than $1 million in cash payments with respect to the conversion of these notes unless at least a majority of the lenders approve the excess payments.

Proxy Solicitation

Following the launch of the exchange offers, we will file with the SEC a preliminary proxy statement relating to the special meeting of its shareholders to be called as soon as practicable, but in no event later than 60 days, following the consummation of the exchange offers, but with a record date on the date of issuance of the shares of common stock in the exchange offers, to obtain Shareholder Approval.

If Shareholder Approval is not received at the special meeting of shareholders, absent a request in writing from the holders of not less than 50% of the aggregate number of shares of new preferred stock then outstanding to have a second shareholder’s meeting to obtain the Shareholder Approval, the Company will use reasonable best efforts to promptly obtain shareholder approval of, and will promptly consummate upon obtaining such shareholder approval, a Merger.

BANKRUPTCY RELIEF

We have not commenced any cases in the bankruptcy court under Chapter 11 of the U.S. Bankruptcy Code. We also have not taken any corporate action authorizing the commencement of any reorganization cases.

We do not intend to file petitions for relief under Chapter 11 of the U.S. Bankruptcy Code if the exchange offers are consummated. However, if we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and multi-employer pension funds, we would then expect to seek relief under the U.S. Bankruptcy Code. We are considering various alternatives under the U.S. Bankruptcy Code in consultation with the lenders under our Credit Agreement, the Teamster and Teamster multi-employer pension funds that provide benefits to our Teamster employees.

One alternative we are considering is a sale or sales, pursuant to section 363(b) of the U.S. Bankruptcy Code (the “363 Sale”), of some, most or substantially all of the Company’s operating assets, including its subsidiaries, to prospective buyers. The holders of old notes may receive less in the 363 Sale than in the exchange offers.

Another alternative we are considering is proposing a plan of reorganization (the “plan”). If we were to propose a plan of reorganization we would expect to negotiate the terms of that plan with our key creditors and stakeholders. We may ask affected creditors to vote an any such plan prior to our filing for bankruptcy, or may wait and ask affected creditors to vote on such a plan after our filing for bankruptcy. We cannot predict what consideration, if any, would be offered to holders of old notes in any such plan of reorganization. If the plan does not propose any consideration for holders of old notes, we would likely not ask holders of old notes to vote on the plan and we would likely seek to confirm the plan notwithstanding the deemed rejection of the holders of old notes. Similarly, if the holders of old notes are offered consideration under the plan but the class of old note holders does not accept the plan, we would also likely seek to confirm the plan notwithstanding the rejection of such class. We are also considering other alternatives to gain expedited acceptance of any plan of reorganization, including deeming the class of holders of old notes who tender in the exchange offers to have accepted similar treatment under a plan of reorganization.

It is possible that a bankruptcy court would not approve the 363 Sale or confirm any expedited plan of reorganization described above, and that, as a result, any chapter 11 case may become a longer, more traditional chapter 11 case, which we believe would result in holders of old notes receiving less than they would receive in the exchange offers, the 363 Sale, or the plan. It is also possible that a more traditional chapter 11 case could be converted to a case under chapter 7 of the U.S. Bankruptcy Code, which we believe would result in holders of old notes receiving nothing.

If we decide to seek bankruptcy relief under any alternative, it is currently expected that certain of our subsidiaries will also file chapter 11 cases (or commence other similar reorganization proceedings) and pursue the same form of relief as, or a different form of relief than, that pursued by the Company.

If we seek bankruptcy relief, we expect that holders of old notes would likely receive little or no consideration for their old notes.

For a more complete description of the risks relating to our failure to consummate the exchange offers, see “Risk Factors—If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and multi-employer pension funds, we currently expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, we expect that holders of old notes would likely receive little or no consideration for their old notes.”

ACCOUNTING TREATMENT OF THE EXCHANGE OFFERS

The exchange of our old notes for shares of our common stock will be accounted for as a troubled debt restructuring as a grant of equity in full settlement of the debt since the exchange consideration, consisting of shares of our common stock, received for any old notes tendered would result in the full settlement of the old notes exchanged. For the purposes of the pro forma adjustments, we have reflected, based on tenders at the Minimum Condition participation level, the issuance to the tendering holders of the number of shares of our common stock and new preferred stock for each $1,000 of principal amount of old notes exchanged as is set forth for each series of old notes in the summary offering table on the inside front cover of this prospectus.

Assuming the satisfaction of the Minimum Condition, which requires that at least 95% of the aggregate principal amount of old notes be tendered, we will issue a minimum of 1,086,225,000 shares of our common stock with a derived value of $0.38 per share. The value of the shares of our common stock issued pursuant to the exchange offers was derived using a methodology that considered the current market price of our common stock ($1.32 per share at November 2, 2009) and the current fair value of our unsecured debt and accrued interest (approximately $373.6 million at November 2, 2009). This derived aggregate current value of $453.1 million was divided by the expected number of common shares outstanding after the exchange on an as-if converted basis assuming 100% of the aggregate principal amount of old notes is tendered (approximately 1.2 billion shares) resulting in $0.38 per share. With respect to the contingent convertible notes, the fair value of such notes was compared to their carrying value to compute the related gain. As discussed under the “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” the final accounting treatment for the exchange offers will be based on the market price of our common stock and our contingent convertible notes at or about the date the exchange offers are consummated, and these market prices could differ significantly from the estimated per share amount used in the unaudited pro forma condensed consolidated financial information for the exchange offers. The carrying amount of the old notes tendered are expected to be greater than the estimated fair value of the shares of our common stock issued pursuant to the exchange consideration. In applying troubled debt restructuring accounting, we would recognize an estimated gain on restructuring arising from the exchanges equal to $144.8 million. Any such gain on restructuring is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

The accounting treatment of the exchange offers as described in this section relates solely to the exchange of our old notes for shares of our common stock. Discussion pertaining to other pro forma adjustments, including the Credit Agreement and ABS Facility amendments is discussed further under the “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

FOR THE EXCHANGE OFFERS

The following unaudited pro forma condensed consolidated financial information for the exchange offers as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008 (the “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers”) has been derived by applying the pro forma adjustments set forth below to our historical consolidated financial statements as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and our Current Report on Form 8-K filed on November 9, 2009 for the year ended December 31, 2008.

Pursuant to the requirements under Article 11 of Regulation S-X, the unaudited pro forma condensed consolidated statements of operations for the exchange offers gives effect to adjustments for transactions expected to have a continuing impact on us, that (1) are directly attributable to the exchange offers and are factually supportable, and (2) represent material events that have occurred and had, or will have, a material effect on our financial statements and capital structure. The unaudited pro forma condensed consolidated balance sheet gives effect to adjustments for transactions regardless of whether they have a continuing impact on us or are non-recurring, that are (1) directly attributable to the exchange offers and are factually supportable, and (2) represent material events which have occurred after September 30, 2009 and had, or will have, a material effect on our financial statements and capital structure.

The unaudited pro forma condensed consolidated financial information for the exchange offers assumes that each of the adjustments below that are directly attributable to the exchange offers and factually supportable had occurred as of September 30, 2009 for the unaudited pro forma condensed consolidated balance sheet, and as of the beginning of the period for the unaudited pro forma condensed consolidated statements of operations:

•	consummation of the transactions contemplated by the exchange offers, including the payment of related fees and expenses;

•	amendments to the credit agreement and the ABS facility;

•	par value reduction of YRCW common stock to $0.01 per share;

•	a 1–for–10 reverse stock split of YRCW common stock; and

•	conversion of the new preferred stock into common stock.

The exchange offers will result in significant dilution to our current common shareholders.

The unaudited pro forma condensed consolidated financial information for the exchange offers assumes, among other things, the satisfaction of the Minimum Condition, which requires that at least 95% of the aggregate principal amount of old notes be tendered in the exchange offers. As consideration for the old notes, the tendering holders will receive the number of shares of YRCW common stock and new preferred stock for each $1,000 of principal amount of old notes exchanged as is set forth for each series of old notes in the summary offering table on the inside front cover of this prospectus. The actual exchange of our old notes could be more or less than the Minimum Condition participation level, which would impact the pro forma total debt and the pro forma shareholders’ deficit as of September 30, 2009, and would impact the pro forma interest expense and pro forma loss per share for the nine months ended September 30, 2009 and for the year ended December 31, 2008.

The exchange offers will result in significant dilution to our current common shareholders, and will result in pro forma ownership levels of approximately 5.25% and 94.75% for existing shareholders and tendering holders, respectively, assuming a 95% participation level in the exchange offers. The actual exchange of our old notes could be different than the levels assumed for the unaudited pro forma condensed consolidated financial information for the exchange offers and such differences could be material.

The unaudited pro forma condensed consolidated financial information for the exchange offers is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization” and “Accounting Treatment of the Exchange Offers,” included elsewhere in this prospectus, and our consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and our Current Report on Form 8-K filed on November 9, 2009 for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial information for the exchange offers is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offers been consummated as of September 30, 2009 or as of the beginning of the period, respectively, nor is it necessarily indicative of our future financial position or results of operations. The actual effects of the exchange offers and other pro forma events on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material.

YRC WORLDWIDE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2009

(in thousands)

	Historical	Adjustments			Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$162,771		$(21,000)	A	$141,771
Accounts receivable, net	648,891				648,891
Prepaid expenses and other	193,470				193,470

Total current assets	1,005,132		(21,000)		984,132

Property and Equipment:
Cost	3,775,775				3,775,775
Less—accumulated depreciation	(1,816,404)				(1,816,404)

Net property and equipment	1,959,371		—		1,959,371

Intangibles, net	170,664				170,664
Other assets	145,836		31,845	D	183,877
			8,948	D
			(2,752)	C

Total assets	$3,281,003		$17,041		$3,298,044

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$256,556	$			$256,556
Wages, vacations and employees’ benefits	278,128				278,128
Other current and accrued liabilities	403,385		(3,308)	C	394,450
			(5,627)	B
Current maturities of long–term debt	749,800		(359,233)	C	246,109
			(142,500)	B
			(1,958)	B

Total current liabilities	1,687,869		(512,626)		1,175,243

Other Liabilities:
Long–term debt, less current portion	892,027				892,027
Deferred income taxes, net	131,487				131,487
Pension and postretirement	384,979				384,979
Claims and other liabilities	410,206		31,845	D	452,051
			10,000	D
Commitments and contingencies
Shareholders’ Equity (Deficit):
Common stock, $1 par value per share historical, $0.01 par value for pro forma	62,617		773,591	C	1,148
			312,634	B
			(1,147,694)	E
Preferred stock, $1 par value per share	—				—
Capital surplus	1,264,891		(21,000)	A	1,670,415
			(527,337)	C
			(193,833)	B
			1,147,694	E
Accumulated deficit	(1,296,816)		(1,052)	D	(1,153,049)
			113,535	C
			31,284	B
Accumulated other comprehensive loss	(163,520)				(163,520)
Treasury stock, at cost (3,079 shares historical, 308 shares pro forma)	(92,737)				(92,737)

Total shareholders’ equity (deficit)	(225,565)		487,822		262,257

Total liabilities and shareholders’ equity (deficit)	$3,281,003		$17,041		$3,298,044

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers.

YRC WORLDWIDE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2009

(in thousands)

	Historical	Adjustments			Pro Forma
Operating Revenue	$4,137,213	$			$4,137,213

Operating Expenses:
Salaries, wages and employees’ benefits	3,014,883				3,014,883
Operating expenses and supplies	973,672				973,672
Purchased transportation	503,070				503,070
Depreciation and amortization	192,160				192,160
Other operating expenses	260,889				260,889
Gains on property disposals, net	(10,555)				(10,555)

Total operating expenses	4,934,119		—		4,934,119

Operating Income (Loss)	(796,906)		—		(796,906)

Nonoperating (Income) Expenses:
Interest expense	115,073		(5,080)	G	109,993
Equity investment impairment	30,374				30,374
Other	6,539				6,539

Nonoperating expenses, net	151,986		(5,080)		146,906

Income (Loss) Before Income Taxes	(948,892)		5,080		(943,812)
Income tax provision (benefit)	(207,337)		1,110	F	(206,227)

Net Income (Loss)	$(741,555)		$3,970		$(737,585)

Weighted Average Common Shares	59,463		1,086,225	E	114,501
Outstanding—Basic			(1,031,187)	E
Weighted Average Common Shares	59,463		1,086,225	E	114,501
Outstanding—Diluted			(1,031,187)	E
Basic Earnings (Loss) Per Share	$(12.47)				$(6.44)
Diluted Earnings (Loss) Per Share	$(12.47)				$(6.44)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers.

YRC WORLDWIDE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(in thousands except per share data)

	Historical	Adjustments			Pro Forma
Operating Revenue	$8,940,401	$			$8,940,401

Operating Expenses:
Salaries, wages and employees’ benefits	5,268,457				5,268,457
Operating expenses and supplies	1,991,446				1,991,446
Purchased transportation	1,075,286				1,075,286
Depreciation and amortization	264,291				264,291
Other operating expenses	410,754				410,754
Gains on property disposals, net	(19,083)				(19,083)
Impairment charges	1,023,376				1,023,376

Total operating expenses	10,014,527		—		10,014,527

Operating Income (Loss)	(1,074,126)		—		(1,074,126)

Nonoperating (Income) Expenses:
Interest expense	80,999		(6,688)	G	74,311
Interest income	(4,293)				(4,293)
Other, net	(4,278)				(4,278)

Nonoperating expenses, net	72,428		(6,688)		65,740

Income (Loss) Before Income Taxes	(1,146,554)		6,688		(1,139,866)
Income Tax Provision (Benefit)	(170,181)		989	F	(169,192)

Net Income (Loss)	$(976,373)		$(5,699)		$(970,674)

Weighted Average Common Shares	57,583		1,086,225	E	112,805
Outstanding—Basic			(1,031,003)	E
Weighted Average Common Shares	57,583		1,086,225	E	112,805
Outstanding—Diluted			(1,031,003)	E
Basic Earnings (Loss) Per Share	$(16.96)				$(8.60)
Diluted Earnings (Loss) Per Share	$(16.96)				$(8.60)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers.

YRC WORLDWIDE INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOR THE EXCHANGE OFFERS

Notes

The pro forma adjustments illustrated below assume, among other things, the satisfaction of the Minimum Condition, which requires that at least 95% of the aggregate principal amount of old notes be tendered in the exchange offers. As consideration for the old notes, the tendering holders will receive the number of shares of YRCW common stock and new preferred stock for each $1,000 of principal amount of old notes exchanged as is set forth for each series of old notes in the summary offering table on the inside front cover of this prospectus. The actual exchange of our old notes could be more or less than the Minimum Condition participation level, which would impact the pro forma total debt and pro forma shareholders’ deficit as of September 30, 2009, and would impact the pro forma interest expense and pro forma loss per share for the nine months ended September 30, 2009 and for the year ended December 31, 2008. Additionally, we have estimated the value of the shares of YRCW common stock and new preferred stock provided to tendering holders by using a methodology that considered the current market price of our common stock ($1.32 per share at November 2, 2009) and the current fair value of our unsecured debt and accrued interest (approximately $373.6 million at November 2, 2009). This derived aggregate current value of $453.1 million was divided by the expected number of common shares outstanding after the exchange on an as-if converted basis assuming 100% of the aggregate principal amount of old notes is tendered (approximately 1.2 billion shares) resulting in $0.38 per share. With respect to the contingent convertible notes, the fair value of such notes was compared to their carrying value to determine the related gain. The final accounting treatment for the exchange offers will be based on the market price of our common stock and our contingent convertible notes at or about the date the exchange offers are consummated, and these market prices could differ significantly from the estimated amounts used in the unaudited pro forma condensed consolidated financial information for the exchange offers. The estimated fair value may fluctuate significantly through the date of the consummation of the exchange offers.

For purposes of the unaudited pro forma condensed consolidated financial information for the exchange offers, we have assumed the consummation of the exchange offers with holders tendering in the exchange offers at the Minimum Condition participation level and that:

•

the aggregate amount of YRCW common stock issued in connection with the exchange offers, including the conversion of new preferred stock to common stock, of approximately 1,086,225,000 shares which assumes that the new preferred stock issued in connection with the exchange offers of approximately 4,750,000 shares has been converted to common shares;

•	the aggregate amount of YRCW common stock retained by existing shareholders will be approximately 59,538,000 shares; and

•	no dividends accrue in respect of the new preferred stock.

We have significant tax attributes for which the related deferred tax assets in our financial statements have been partially offset by a valuation allowance. The taxable gain recognized from the exchange will result in a decrease in our tax attributes which will be offset by a corresponding decrease in the valuation allowance. Based upon our estimates of the amounts and timing of future reversing temporary differences, including the limitations that Internal Revenue Code Section 382 may have on our ability to realize certain tax attributes, we have concluded that the exchange will have no effect on our net tax attributes reported in the un-audited pro forma condensed consolidated balance sheet.

(A) To reflect the following adjustments to cash and cash equivalents pursuant to the exchange offers:

(Dollars in thousands)	Amounts
Estimated cost of the exchange offers charged to capital surplus	$21,000

(B) To reflect the decrease in the total carrying amount of our 8 1/2% Notes and the effects on accumulated deficit, after applying troubled debt restructuring accounting upon consummation of the exchange offers with holders tendering in the exchange offers at the Minimum Condition participation level:

(Dollars in thousands)	Amounts
Decrease in current maturities of long-term debt	$142,500
Decrease in accrued interest	5,627
Decrease in bond premium	1,958

Total decrease in debt and related amounts due to the exchange of old notes	$150,085
Reduced by:
Assumed value of shares issued pursuant to the exchange offers (312,634,000 shares of YRCW common stock issued at a derived fair value of $0.38 per share before giving effect to the 1-for-10 reverse stock split) (Note (c))	118,801

Gain on restructuring of 8 1/2% Notes due to the exchange offers	$31,284

The exchange offers will be accounted for as a troubled debt restructuring. This requires the comparison of the carrying value of the existing debt tendered to the fair value of the equity granted in full settlement of the debt less any related fees or expenses. If the carrying value of the tendered debt exceeds the fair value of the equity granted in settlement of the old notes, a troubled debt restructuring gain would be recognized at the date the exchange is consummated. Any pro forma gain we would realize through the application of troubled debt restructuring accounting is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us. At September 30, 2009, the carrying value of the old notes subject to the exchange offers is approximately $152.1 million with a stated par value of approximately $150.0 million.

The following table sets forth an unaudited pro forma sensitivity analysis for the exchange offers as of September 30, 2009 to estimate the effect of changes in the percentage of holders electing to tender their old notes and to estimate the effect of changes in the estimated fair value per share of YRCW common stock and new preferred stock issued to tendering holders as exchange consideration. The estimates presented in this unaudited pro forma sensitivity analysis may differ from actual results, and these differences may be material. In the table below, any pro forma gain (before considering income taxes) we would realize through the application of troubled debt restructuring accounting is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

	Assuming 95% Tender of Old Notes, Pro Forma Impact on:			Assuming 100% Tender of Old Notes, Pro Forma Impact on:
Estimated fair value of equity per share (assumed share price, before giving effect to the 1-for-10 reverse stock split)	Common stock and capital surplus	Accumulated deficit, arising from (gain) loss	Par value of debt	Common stock and capital surplus	Accumulated deficit, arising from (gain) loss	Par value of debt
(Dollars in millions, except share price)
$1.00	$312.6	$162.5	$(142.5)	$329.1	$171.1	$(150.0)
$0.75	234.5	84.4	(142.5)	246.8	88.8	(150.0)
$0.50	156.3	6.2	(142.5)	164.5	6.6	(150.0)
$0.38	118.8	(31.3)	(142.5)	125.1	(32.9)	(150.0)
$0.25	78.2	(71.9)	(142.5)	82.3	(75.7)	(150.0)

We have estimated the fair value per share of YRCW common stock and new preferred stock issued to the tendering holders by using the methodology previously described herein.

The final accounting treatment for the exchange offers will be based on the market price of our common stock at or about the date the exchange offers are consummated, and that market price per share could differ significantly from the estimated per share amount used in these pro forma financial statements.

(C) To reflect the decrease in the total carrying amount of our 5% Notes and our 3.375% Notes and the effects on accumulated deficit, after applying troubled debt restructuring accounting upon consummation of the exchange offers with holders tendering in the exchange offers at the Minimum Condition participation level:

(Dollars in thousands)	Amounts
Decrease in current maturities of long-term debt	$359,233
Decrease in accrued interest	3,308
Decrease in debt issuance costs	(2,752)

Total decrease in debt, accrued interest and debt issuance costs due to the exchange of old notes	359,789
Reduced by:
Assumed value of shares issued pursuant to the exchange offers (773,591,000 shares of YRCW common stock issued)	246,254

Gain on restructuring of debt due to the exchange offers	$113,535

The exchange offers will be accounted for as a troubled debt restructuring. This requires the comparison of the carrying value of the existing debt tendered to the fair value of the existing debt less any related fees or expenses. If the carrying value of the tendered debt exceeds the fair value of the tendered debt, a troubled debt restructuring gain would be recognized at the date the exchange is consummated. The pro forma gain resulting from the application of troubled debt restructuring accounting is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us. At September 30, 2009, the carrying value of the old notes subject to the exchange offers is approximately $378.1 million with a stated par value of approximately $386.8 million.

We have estimated the fair value of the existing debt tendered by using trading values from November 2, 2009.

The final accounting treatment for the exchange offers will be based on the market price of our 5% Notes and 3.375% Notes at or about the date the exchange offers are consummated, and that market price could differ significantly from the estimated amounts used in these pro forma financial statements.

(D) To reflect the net increase to debt issue cost related to the October 2009 amendments to our credit facility of $31.8 million and our ABS facility of $8.9 million (representing a $10.0 million fee associated with the amendment offset by the write off of $1.1 million associated with the previous facility). These amounts are payable December 2011 and October 2010, respectively.

(E) To reclassify $1.1 billion between common stock and capital surplus for the par value reduction in YRCW common stock to $0.01 per share (the “par value reduction”) and to reflect the 1-for-10 reverse stock split of YRCW common stock whereby each 10 shares of YRCW common stock registered in the name of a shareholder at the effective time of the reverse stock split will be converted into one share of YRCW common stock. The reverse stock split will occur following the effectiveness of the par value reduction and the common stock increase.

(F) The income tax provision/(benefit) in each of the unaudited pro forma condensed consolidated statements of operations is changed in an amount equal to the change in interest expense multiplied by the effective tax rate for the relevant period.

(G) To reflect the decrease in interest expense for the nine months ended September 30, 2009 and for the year ended December 31, 2008 of $5.1 million and $6.7 million, respectively, due to the decrease in debt and related costs from the consummation of the exchange offers at the Minimum Condition participation level offset by increased interest expense related to the amortization of fees paid in connection with October 2009 amendments to our credit facility and our ABS facility. If 100% of the holders tender in the exchange offers, the reduction in interest expense would increase by $1.0 million to $6.1 million for the nine months ended September 30, 2009 and by $1.4 million to $8.1 million for the year ended December 31, 2008.

THE EXCHANGE OFFERS

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange any and all of the old notes for the exchange consideration, consisting of the number of shares of our common stock and new preferred stock for each $1,000 principal and interest amount of old notes exchanged as set forth in the summary table on the inside front cover of this prospectus.

As part of the exchange offers, we are soliciting holders to become party to a mutual release. Holders who tender their old notes are required to become parties to, and thereby will become obligors and beneficiaries of, a mutual release under which the parties to the mutual release, which include the holders that participate in the exchange offers and us, will agree to release the other parties to the mutual release and certain of their related parties from every, any and all claims that such party and its related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever up to the date of the consummation of the exchange offers, directly or indirectly relating to the old notes, the indenture relating to the old notes and this exchange offer, subject to limited exceptions set forth in the mutual release, the full text of which is set forth as Exhibit A to the letter of transmittal. Holders who tender their old notes in the exchange offers are obligated to become parties to the mutual release. Holders who tender their notes and are deemed to become party to the mutual release will waive any appraisal rights if that Shareholder Approval is not received and the Company seeks a Merger. Holders may not revoke a mutual release without withdrawing from the exchange offers the previously tendered old notes to which such mutual release relates. The act of tendering old notes pursuant to the exchange offers shall constitute an agreement to become bound by, and a beneficiary of, the mutual release. The mutual release will be conditioned upon, and will not become effective until, the consummation of the exchange offers.

As part of the exchange offers, we are soliciting consents from the holders of old notes to amend certain provisions set forth in the debt instruments governing the old notes. For a description of the proposed amendments to the debt instruments, see “Proposed Amendments.” Holders of the old notes who desire to tender their old notes will be required to consent to the proposed amendments to the debt instruments governing their old notes. Holders of old notes may not deliver consents to the proposed amendments without tendering their old notes in the exchange offers. In addition, holders of old notes may not tender their old notes in the exchange offers without also delivering their consents to the proposed amendments. Tendered old notes delivered without consents, or vice versa, will not be accepted in the exchange offers.

Our obligation to pay the exchange consideration for old notes tendered pursuant to the exchange offers is subject to several conditions referred to below, in this section under “Conditions to the Exchange Offers.”

If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and multi-employer pension funds, we would then expect to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; (iii) seeking expedited confirmation of a plan of reorganization that deems holders of old notes that tender in the exchange offers to have accepted similar treatment under such plan; or (iv) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. See “Bankruptcy Relief.”

For a more complete description of the risks relating to our failure to consummate the exchange offers, see “Risk Factors—If we are unable to complete the exchange offers and address our near term liquidity needs as a result of ongoing discussions with our lenders, the Teamsters and multi-employer pension funds, we currently expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, we expect that holders of old notes may receive little or no consideration for their old notes.”

None of us, our subsidiaries, our or their respective boards of directors, the Dealer Managers, nor the Information and Exchange Agent has made a recommendation to any holder of the old notes, and each is remaining neutral as to whether holders should tender old notes into the exchange offers, to become a party to the mutual release and to deliver a consent pursuant to the consent solicitations. Holders should make their own investment decisions with regard to the exchange offers based upon their assessment of the market value of the old notes, the likely value of the exchange consideration, their liquidity needs, investment objectives and other factors relevant to them.

We intend to issue fractional shares of new preferred stock in the exchange offers. If DTC does not permit us to issue fractional shares of new preferred stock in the exchange offers without significant expense, we will round fractional shares down to the nearest whole number, and no consideration will be delivered to such holder in lieu of such fractional share. If, under the terms of the exchange offers, a tendering holder is entitled to receive a number of shares of common stock that is not a whole number, we will round downward such number of shares to the nearest whole share. This rounded amount will be the number of shares of common stock such tendering holder will receive and no additional exchange consideration will be paid in lieu of any fractional shares not received as a result of rounding down.

Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination

For purposes of the exchange offers, the term “expiration date” means 11:59 p.m., New York City time, on December 7, 2009, subject to our right to extend that time and date with respect to the exchange offers in our absolute discretion, in which case the expiration date means the latest time and date to which the exchange offers are so extended.

For purposes of the exchange offers, the term “withdrawal deadline” means 11:59 p.m., New York City time, on December 7, 2009, subject to our right in each case to extend the applicable withdrawal time and date in our absolute discretion, in which case the withdrawal deadline means the latest time and date to which it is so extended.

Subject to applicable regulations, including Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, which requires that we permit our convertible notes to be withdrawn if not yet accepted for payment after the expiration of forty business days from the commencement of the exchange offers, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any convertible notes tendered pursuant to this exchange offer is delayed (whether before or after our acceptance for exchange of convertible notes), or we are unable to accept for exchange, or exchange, the convertible notes tendered pursuant to the exchange offers, we may instruct the Information and Exchange Agent to retain tendered convertible notes, and those convertible notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

Any waiver, amendment or modification of the exchange offers will apply to all old notes tendered pursuant to the exchange offers. We will give oral (to be confirmed in writing) or written notice of material changes, including the extension of the expiration date, withdrawal date or voting deadlines, to the Information and Exchange Agent and will disseminate additional offer documents and extend the exchange offers and withdrawal rights as we determine necessary and to the extent required by law. If any changes are made to the exchange consideration or fees paid to the Dealer Managers or any other entity soliciting on our behalf in the exchange offers, the expiration date for the exchange offers will be extended so that the exchange offers remain open for at least ten business days from the date of such change. For other material changes to the terms and conditions of the exchange offers, the expiration date for the exchange offers will be extended so that the exchange offers remain open for at least five business days from the date of such change. Any such extension, amendment, waiver or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

We expressly reserve the right, in our sole discretion and subject to applicable law to terminate or withdraw the exchanges offers as described below in “—Conditions to the Exchange Offers.” If the exchange offers are terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their old notes pursuant to the exchange offers. In any such event, the old notes previously tendered pursuant to the exchange offers will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the exchange offers. During any extension and irrespective of any amendment to the exchange offers, all old notes previously validly tendered and not withdrawn and not accepted for exchange or withdrawn thereunder will remain subject to the exchange offers and may be accepted thereafter by us, subject to compliance with applicable law. We may waive conditions without extending the exchange offers, in accordance with applicable law. In addition, we may amend, extend, modify, terminate or take any other actions with respect to the exchange offers for series of old notes or the terms and conditions thereof without taking corresponding action with respect to exchange offers for any other series of old notes. As of the date of this prospectus, we have no intention of extending the expiration date or withdrawal date. See also “Announcements” in this section below.

Announcements

Any extension, termination or amendment of the exchange offers, including modifying or waiving the Minimum Condition, will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the exchange offers to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

If we amend the exchange offers in a manner that we determine constitutes a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and extend the expiration date of the exchange offers, to the extent required under federal securities laws.

Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law or the terms of old notes, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Old Notes for Exchange and Delivery

On the settlement date, if the exchange offers are consummated, the exchange consideration will be issued in exchange for old notes validly tendered and not withdrawn on or prior to the expiration date.

If the conditions to the exchange offers are satisfied, or if we validly waive all of the conditions that have not been satisfied, and after we receive validly completed and duly executed letters of transmittal or agent’s messages in lieu thereof (as defined in “Procedures for Tendering Old Notes—Tender of old notes through DTC” in this section below) with respect to any and all of the old notes validly tendered and not withdrawn for exchange, we will accept for exchange at the expiration date such old notes by notifying the Information and Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our absolute discretion, to delay acceptance for exchange of old notes validly tendered and not withdrawn under the exchange offers (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue the exchange consideration or return the old notes deposited with the Information and Exchange Agent promptly after termination or withdrawal of the exchange offers), or to terminate the exchange offers and not accept for exchange any old notes not previously accepted, (1) if any of the conditions to the exchange offers shall not have been satisfied or validly waived by us or (2) in order to comply in whole or in part with any applicable law.

In all cases, the exchange consideration for old notes validly tendered and not withdrawn pursuant to the exchange offers will be made only after timely receipt by the Information and Exchange Agent of (1) certificates representing the old notes, or timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the old notes into the Information and Exchange Agent’s account at DTC, (2) the properly completed and duly executed letter of transmittal (or a facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the letter of transmittal.

For purposes of the exchange offers, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) old notes as provided herein when, and if, we give oral (if promptly confirmed in writing) or written notice to the Information and Exchange Agent of our acceptance of the old notes for exchange pursuant to the exchange offers. In all cases, the exchange of old notes pursuant to the exchange offers will be made by deposit of the exchange consideration with the Information and Exchange Agent, which will act as your agent for the purposes of receiving the exchange consideration from us, and delivering the exchange consideration to you. On and after the settlement date, the tendering holders whose old notes have been exchanged by us will cease to be entitled to receive interest on such old notes. Such tendering holders will receive the applicable exchange consideration for the old notes accepted for exchange.

Also, as soon as practicable after the applicable settlement date, the Information and Exchange Agent will return to any holder who partially tendered a physical old note a certificate for the portion of the old note that was not tendered. The Information and Exchange Agent will mail all such non-tendered old notes by first-class mail unless such old notes represent more than $250,000, in which case they will be mailed by registered mail and insured separately for their replacement value.

If, for any reason whatsoever, acceptance for exchange of any old notes validly tendered and not withdrawn pursuant to the exchange offers is delayed (whether before or after our acceptance for exchange of the old notes) or we extend the exchange offers or are unable to accept for exchange the old notes validly tendered and not withdrawn pursuant to the exchange offers, then, without prejudice to our rights set forth herein, we may instruct the Information and Exchange Agent to retain validly tendered old notes and those old notes may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders” in this section below.

We will pay or cause to be paid all transfer taxes with respect to the acceptance of any old notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the letter of transmittal has been completed, as described in the instructions thereto.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted old notes or otherwise.

We will pay all fees and expenses of the Dealer Managers and the Information and Exchange Agent in connection with the exchange offers. See “Dealer Managers and Information and Exchange Agent.” Tendering holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information and Exchange Agent or us. If a broker, bank or other nominee or custodian tenders old notes on behalf of a tendering holder, such broker, bank or other nominee or custodian may charge a fee for doing so. Tendering holders who own old notes through a broker, bank or other nominee or custodian should consult their broker, bank or other nominee or custodian to determine whether any charges will apply.

Market and Trading Information

Holders of the old notes are urged to contact their brokers or other advisors to obtain the best available information as to current market prices for the old notes before deciding whether to tender such old notes pursuant to the applicable exchange offer.

Procedures for Tendering Old Notes

General

To participate in the exchange offers, you must validly tender your old notes to the Information and Exchange Agent as described below. It is your responsibility to validly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Beneficial owners of old notes who are not direct participants in DTC must contact their broker, bank or other nominee or custodian to arrange for their direct participant in DTC or to submit an instruction to DTC on their behalf in accordance with its requirements. A letter of instruction is included in the materials provided with this prospectus. The letter may be used by a beneficial owner to instruct a broker, bank or other nominee or custodian to tender the old notes on the beneficial owner’s behalf. The beneficial owners of old notes that are held in the name of a broker, bank or other nominee or custodian should contact such entity sufficiently in advance of the expiration date if they wish to tender their old notes and ensure that the old notes in DTC are blocked in accordance with the requirements and deadlines of DTC. Such beneficial owners should not submit such instructions directly to DTC, us or the Information and Exchange Agent.

If you have any questions or need help in tendering your old notes, please contact the Information and Exchange Agent, whose addresses and telephone numbers are listed on the back cover page of this prospectus.

To validly tender old notes pursuant to the exchange offers, holders must timely tender their old notes in accordance with the procedures set forth in this prospectus and the letter of transmittal. We have not provided guaranteed delivery procedures in conjunction with the exchange offers or under any of this prospectus or other offer materials provided therewith.

IF YOU WISH TO ACCEPT THE EXCHANGE OFFERS, PLEASE INSTRUCT YOUR BANK, BROKER OR OTHER NOMINEE IN TIME FOR YOUR OLD NOTES TO BE TENDERED PRIOR TO THE EXPIRATION TIME.

TENDERS OF OLD NOTES WILL BE ACCEPTED ONLY AT DTC.

Tender of Old Notes through DTC

Old notes must be tendered through DTC. DTC participants must electronically transmit their acceptance of an offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of an offer and send an agent’s message to the Information and Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Information and Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this prospectus and the accompanying letter of transmittal and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

Tender of Old Notes Held in Physical Form

We believe that each series of old notes is held in book-entry form only at DTC. If you hold old notes in physical, certificated form, you will need to deposit such old notes into DTC to participate in the exchange offers. If you need assistance doing so, please contact the Information and Exchange Agent whose addresses and telephone numbers are located on the back cover page of this prospectus.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of old notes tendered thereby, by executing and delivering a letter of transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you (1) irrevocably sell, assign and transfer to or upon our order all right, title and interest in and to all the old notes tendered thereby and (2) irrevocably appoint the Information and Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Information and Exchange Agent also acts as our agent with respect to the tendered old notes), with full power coupled with an interest, to:

•

deliver certificates representing the old notes, or transfer ownership of the old notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the old notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the old notes, all in accordance with the terms of the exchange offers.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered old notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any old notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such old notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to any offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Information and Exchange Agent, any Dealer Manager or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any old notes or will incur any liability for failure to give any such notification. Please send all materials to the Information and Exchange Agent and not to us or any Dealer Manager.

Withdrawal of Tenders

Old notes tendered and not validly withdrawn prior to the withdrawal deadline may not be withdrawn after the withdrawal deadline, and old notes tendered after the withdrawal deadline may not be withdrawn at any time, unless the applicable offer is terminated without any old notes being accepted or as required by applicable law. If such a termination occurs, the old notes will be returned to the tendering holder as promptly as practicable. See “Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination” in this section for applicable withdrawal deadlines.

A holder who validly withdraws previously tendered old notes prior to the withdrawal deadline and does not validly re-tender old notes prior to the expiration date will not receive the exchange consideration. A holder who validly withdraws previously tendered old notes prior to the applicable withdrawal deadline and validly re-tenders old notes prior to the expiration date will receive the exchange consideration.

Subject to applicable law, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any old notes tendered pursuant to the exchange offers is delayed (whether before or after our acceptance for exchange of old notes) or we extend the exchange offers or are unable to accept for exchange, or exchange, the old notes tendered pursuant to the exchange offers, we may instruct the Information and Exchange Agent to retain tendered old notes, and those old notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have tendered old notes, you may withdraw those old notes prior to the withdrawal deadline by delivering a written withdrawal instruction to DTC in accordance with the relevant procedures described herein.

If you hold your old notes beneficially through a broker, bank or other nominee or custodian, instruct your broker, bank, or other nominee or custodian to withdraw your old notes prior to the withdrawal deadline. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•	be received by the Information and Exchange Agent at one of the addresses specified on the back cover of this prospectus prior to the applicable withdrawal deadline;

•	specify the name of the holder of the old notes to be withdrawn;

•	contain the number of the account at DTC from which the old notes were tendered and the aggregate principal amount represented by such old notes; and

•

be signed by the holder of the old notes in the same manner as the original signature on the letter of transmittal or be accompanied by documents of transfer sufficient to have the applicable trustee (or person performing a similar function) register the transfer of the old notes into the name of the person withdrawing the old notes.

If the old notes to be withdrawn have been delivered or otherwise identified to the Information and Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Information and Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of old notes can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective tender of old notes as invalid and ineffective. If we waive our rights to reject a defective tender of old notes, subject to the other terms and conditions set forth in this prospectus and the related letter of transmittal, you will be entitled to the exchange consideration.

If you withdraw all or a portion of your previously tendered old notes, you will have the right to re-tender all or a portion of them prior to the expiration date in accordance with the procedures described above for tendering outstanding old notes. If we amend or modify the terms of the exchange offers or the information concerning the exchange offers in a manner determined by us to constitute a material change to the holders, we will disseminate additional offer materials and extend the period of the exchange offers, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the early consent deadline or expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the exchange offers, we will not be required to accept for exchange, or to exchange, old notes validly tendered (and not validly withdrawn) pursuant to the exchange offers, and may terminate, amend or extend any offer or delay or refrain from accepting for exchange, or exchanging, the old notes or transferring any exchange consideration to the applicable trustees (or persons performing a similar function), if any of the following conditions have not been satisfied, or are reasonably determined by us to have not been satisfied and, in our reasonable judgment, such failure makes it inadvisable to proceed with the exchange offers, or, to the extent permitted, waived:

•	the Minimum Condition;

•

the Credit Agreement (as amended through those amendments numbered 1 through 12, and as may be amended in the future, provided, that such amendments, taken as a whole, may not be adverse to the noteholders) remaining in full force and effect, and there being no default or event of default under the Credit Agreement as a result of the exchange offers and the transactions contemplated thereby that has not been otherwise waived by the Company’s bank lenders;

•	the Amended and Restated Job Security Plan shall not have been terminated;

•

the consents of holders of the requisite aggregate principal amount outstanding of each voting class of old notes necessary to effect the proposed amendments to the debt instruments governing such old notes shall have been validly received and not withdrawn and the giving effect to such proposed amendments shall have become effective;

•

the registration statement on Form S-4, of which this prospectus is a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order suspending its effectiveness or any proceedings seeking a stop order;

•

there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), and there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offers that, in our sole judgment, (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of any exchange offer or (c) would materially impair the contemplated benefits to us of any exchange offer;

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of any exchange offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; and

•

the applicable trustees (or persons performing a similar function) under the debt instruments pursuant to which the old notes were issued shall not have objected in any respect to or taken action that could, in our sole judgment, adversely affect the consummation of any exchange offer (including in respect of the proposed amendments to the debt instruments governing the old notes) and shall not have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of any exchange offer, or the acceptance of, or payment for, some or all of the applicable series of old notes pursuant to any exchange.

The determination by us as to an event, development or circumstance described or referred to above shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

We may waive any of the conditions above. Any waiver of any of these conditions or any other material amendment or modification of the terms of the exchange offers will be followed promptly by public announcement of the waiver, amendment or modification. See “Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination” and “Announcements” both in this section.

In addition, our obligation to transfer any exchange consideration is conditioned upon our acceptance of old notes that have been validly tendered (and not withdrawn) pursuant to the exchange offers.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. Under the exchange offers, if any of these forgoing events occur, subject to the termination rights described above, we may (a) return old notes tendered thereunder to you, (b) extend the exchange offers and, subject to applicable law, retain all old notes tendered thereunder until the expiration of the exchange offers or (c) amend the exchange offers in any respect by giving oral (to be confirmed in writing) or written notice of such amendment to the Information and Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offers. We will give holders notice of such amendments as may be required by applicable law.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offers which, if not complied with or obtained, would have a material adverse effect on us.

No Appraisal Rights

Holders of the old notes do not have dissenters’ rights of appraisal in connection with the exchange offers. Holders who tender their notes and are deemed to become party to the mutual release will waive any appraisal rights in the event that Shareholder Approval is not received and the Company seeks a Merger.

Interests of Directors and Executive Officers

To our knowledge, none of our directors or executive officers, or any of their affiliates, beneficially own any of the Old Notes or will be tendering any Old Notes pursuant to the exchange offers. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors or executive officers, nor any affiliates of the foregoing, have engaged in any transaction in the Old Notes during the 60 days prior to the date of this prospectus.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the exchange offers. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

Fees and Expenses

Subject to the terms and conditions set forth in the Dealer Manager Agreement dated as of November 9, 2009, we have retained Rothschild Inc. and Moelis & Company LLC to act as co-Dealer Managers. We are paying each Dealer Manager a monthly financial advisory fee for their services in connection with our restructuring plan, and we have agreed to pay each Dealer Manager a completion fee which will be paid upon consummation of the exchange offers. We have agreed to reimburse each of the Dealer Managers for its respective reasonable out-of-pocket expenses and to indemnify each against certain liabilities, including liabilities under federal securities laws and to contribute to payments that they may be required to make in respect thereof.

We have also agreed to pay the fees and reasonable out-of-pocket expenses, including legal fees, of Broadpoint Capital, Inc., financial advisor to the committee of holders of the 8 1/2% Notes, and Evercore Group L.L.C., financial advisor to the committee of holders of the contingent convertible notes, as well as indemnify them against certain liabilities in connection with their services. We pay each of Broadpoint Capital, Inc. and Evercore Group L.L.C. a monthly fee and we will pay each a completion fee if the exchange offers are completed.

The total cash expenditures to be incurred by us in connection with the exchange offers, including printing, accounting and legal fees, and the fees and expenses of the Dealer Managers, the Information and Exchange Agent, the financial and legal advisors to the committees of noteholders, retail brokers and the trustees are currently estimated to be approximately $21.0 million, which will be paid using cash on hand.

DESCRIPTION OF THE NEW PREFERRED STOCK

The following summarizes the material terms of the new preferred stock, but does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, and the certificate of designations relating to the new preferred stock, which we will file with the Secretary of the State of Delaware and include as an exhibit to a Current Report on Form 8-K that we will file with the SEC at or prior to the issuance of the new preferred stock.

General

As of the date of this prospectus, we currently do not have any shares of preferred stock issued outstanding, and, therefore, the new preferred stock will be our senior preferred stock. The new preferred stock will be convertible into our common stock. The new preferred stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of ours to mandatorily redeem, repurchase or retire the new preferred stock. The new preferred stock will, however, be subject to automatic conversion upon the receipt of Shareholder Approval.

The new preferred stock will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full by tendering the notes and that we may not ask them to surrender additional funds. Holders of the new preferred stock will not have preemptive or subscription rights to acquire more of our stock. Holders of the new preferred stock have class voting rights with respect to certain fundamental changes in the terms of the new preferred stock. In addition, from the date of issuance holders of the new preferred stock will be entitled to vote with holders of common stock on an as-if converted basis, and each share of new preferred stock upon issuance will be entitled to 220.28 votes per share when voting with the holders of common stock.

Ranking

The new preferred stock will have a liquidation preference of $50.00 per share and will rank senior to our common stock and any other stock that ranks junior to the new preferred stock with respect to distributions of assets upon liquidation, dissolution or winding up of the Company.

The new preferred stock are equity interests in the Company and do not constitute indebtedness. In the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will effectively rank senior to the new preferred stock, and the holders of our indebtedness will be entitled to the satisfaction of any amounts owed to them prior to the payment of the liquidation preference of any capital stock, including the new preferred stock.

Liquidation Rights

If that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the new preferred stock and any parity stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to the new preferred stock and any parity stock, a liquidating distribution in the amount of (a) the aggregate Liquidation Preference of such holder’s shares of new preferred stock plus any accrued but unpaid dividends thereon and (b) the amount such holder would receive as a holder of common stock assuming the prior conversion of each of its shares of preferred stock. Holders of the new preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the new preferred stock, the amounts paid to the holders of new preferred stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of new preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of parity stock on which dividends accrue on a cumulative basis, if any). If the liquidation preference has been paid in full to all holders of the new preferred stock then the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

For purposes of this section, a merger or consolidation by us with or into any other entity, including a merger or consolidation in which the holders of the new preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets will not constitute a liquidation, dissolution or winding up of our affairs.

Conversion

The new preferred stock will not be convertible into common stock until Shareholder Approval is received. Upon receipt of Shareholder Approval, each share of new preferred stock will automatically convert into shares of common stock, at a rate equal to 220.28 shares of common stock per $50.0 of Liquidation Preference of the new preferred stock (representing an initial conversion price of $0.22698 per share) (the conversion price, subject to anti-dilution adjustment as set forth below, the “Conversion Price”). Such common stock will be fully paid and nonassessible when issued. The final conversion price will be set at the closing of the exchange offers based on the number of shares of common stock outstanding. Notwithstanding the foregoing, to the extent such conversion would result in a holder of notes holding more than 9.9% of the issued and outstanding common stock of the Company, such holder’s shares of new preferred stock shall only convert on such date (and automatically from time to time after such date) in such a manner as will result in such holder of notes holding not more than 9.9% of the issued and outstanding common stock. All shares of new preferred stock outstanding on the date that is 18 months following the date on which Shareholder Approval is received shall automatically convert into common stock at the Conversion Price, regardless of the 9.9% limit.

Dividends

The new preferred stock will not accrue dividends until and unless the date on which the holders of common stock vote to reject the proposal to increase the amount of authorized shares of common stock at the first meeting of shareholders upon which such matter is submitted for a vote (the “Dividend Accrual Date”) or otherwise on the 60th day following the closing of the exchange offers if Shareholder Approval has not been obtained by such date. Beginning on and following such Dividend Accrual Date and ending on the earlier of (i) such date on which the holders of common stock vote to approve such increase in authorized shares of common stock, (ii) the date upon which the Merger becomes effective and (iii) the date upon which the aggregate Liquidation Preference for the new preferred stock has increased such that the amount of common stock into which such new preferred stock is convertible, plus the common stock issued to the holders of old notes in the exchange offers, would have equaled 97% of the outstanding common stock of YRCW on an as-if converted basis immediately following the consummation of the exchange offers, the new preferred stock shall accrue cumulative dividends on its Liquidation Preference at an annual rate of 20.00%, which shall be added to the Liquidation Preference of such new preferred stock on a quarterly basis.

Redemption

The new preferred stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. Holders of the new preferred stock will have no right to require the redemption or repurchase of the new preferred stock.

Anti-Dilution Adjustments

The Conversion Price will be subject to customary anti-dilution adjustments including, among other things:

•

issuances of shares of common stock as a dividend or distribution on shares of the common stock, to the extent the holders of new preferred stock are not entitled to receive such dividends or distributions, and share splits or share combinations;

•

distributions to all holders of common stock of rights, warrants or options entitling them to subscribe for or purchase shares of common stock at a price per share less than fair market value, to the extent the holders of the new preferred stock are not entitled to subscribe for or purchase such shares; and

•

distributions of shares of capital stock, evidences of indebtedness or other assets or property to all or substantially all holders of the common stock and certain spin-off transactions, to the extent the holders of the new preferred stock are not entitled to participate in the distribution or spin-off transaction pursuant to its participation rights.

Voting Rights

The holders of new preferred stock will be entitled to vote upon all matters upon which holders of common stock have the right to vote, and, in connection with such matters, will be entitled to such amount of votes equal to the number of shares of common stock into which such share would then convert, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

So long as any shares of new preferred stock remain outstanding, we will not adopt or make (except with respect to the Stockholders Approval and the Merger) as applicable, without the affirmative vote or consent of the holders of at least a majority of the outstanding new preferred stock, given in person or by proxy, either in writing or at a meeting:

•	any amendment to the YRCW’s certificate of incorporation or bylaws that would adversely affect the rights of the holders of the new preferred stock;

•	any amendment, alteration or change to the rights, preferences and privileges of the new preferred stock;

•

any declaration of, or payment in respect of, any dividend or other distribution upon, in each case prior to the date on which Shareholder Approval is received, any shares of capital stock ranking equally to the new preferred stock (“Parity Stock”) or junior to the new preferred stock, including the common stock (“Junior Stock”);

•

any redemption, repurchase or acquisition, in each case prior to the date on which Shareholder Approval is received, of any Parity Stock, Junior Stock or any capital stock of any of the Company’s subsidiaries (subject to customary exceptions); provided that the foregoing limitations shall not apply to redemptions, purchases or other acquisitions of shares of common stock or other Junior Stock by the Company in connection with the provisions of any employee benefit plan or other equity agreement with the employees, officers and directors of the Company; and

•

the authorization of, issuance of, or reclassification into, in each case prior to the date on which Shareholder Approval is received, Parity Stock (including additional shares of new preferred stock), capital stock that would rank senior to the new preferred stock or debt securities convertible into capital stock.

Listing of the New Preferred Stock

We do not intend to list the new preferred stock on any national or regional securities exchange.

Transfer Agent and Registrar

Computershare Trust Company, N. A. will be the transfer agent, registrar and redemption agent for the new preferred stock.

Book-Entry; Delivery and Form

Each share of new preferred stock will be deposited with, or on behalf of, DTC or any successor thereto, as depositary, and registered in the name of Cede & Co., its nominee.

Purchases of the new preferred stock under DTC’s book-entry system must be made by or through direct participants, which will receive a credit for the new preferred stock on the records of DTC. The ownership interest of each actual purchaser of the new preferred stock, which we refer to as the “beneficial owner,” is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new preferred stock will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the new preferred stock, except if that use of the book-entry system for the new preferred stock is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the new preferred stock.

To facilitate subsequent transfers, all new preferred stock deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the new preferred stock with DTC and their registration in the name of Cede & Co. or such other DTC nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new preferred stock. DTC’s records reflect only the identity of the direct participants to whose accounts such new preferred stock are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

In those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to new preferred stock, unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the shares of new preferred stock are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments on the new preferred stock will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC)

is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

DEALER MANAGERS AND INFORMATION AND EXCHANGE AGENT

Dealer Managers

Subject to the terms and conditions set forth in the dealer managers agreement dated as of November 9, 2009, we have retained Rothschild Inc. and Moelis & Company LLC to act as co-Dealer Managers. We are paying each Dealer Manager a monthly financial advisory fee for their services in connection with our restructuring plan, and we have agreed to pay each Dealer Manager a completion fee which will be paid upon consummation of the exchange offers. We have agreed to reimburse each of the Dealer Managers for its respective reasonable out-of-pocket expenses and to indemnify each against certain liabilities, including liabilities under federal securities laws and to contribute to payments that they may be required to make in respect thereof.

Any holder that has questions concerning the terms of any of the exchange offers may contact the lead Dealer Managers at their addresses and telephone numbers set forth on the back cover of this prospectus. Holders of old notes may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the exchange offers.

The Dealer Managers may contact holders of old notes regarding the exchange offers and may request banks, brokers and other nominees or custodians to forward this prospectus and related materials to beneficial owners of old notes. With respect to jurisdictions located outside of the U.S., the exchange offers may be conducted through affiliates of the Dealer Managers that are registered or licensed to conduct the exchange offers in such jurisdictions. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

The Dealer Managers have from time to time provided and currently provide certain financial advisory and investment banking services to us and our affiliates, for which they have received customary fees for such services. Certain of the relationships involve transactions that are material to us and our affiliates and for which Rothschild, Inc. has received significant fees. In the ordinary course of their businesses, the Dealer Managers or their affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in our debt or equity securities, including any of the old notes or the exchange consideration and, to the extent that the Dealer Managers or their affiliates own old notes during the exchange offers, they may tender such old notes pursuant to the terms of the exchange offers. The Dealer Managers and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their respective businesses.

Information and Exchange Agent

Global Bondholder Services Corporation has been appointed as exchange agent for the exchange offers. Questions and request for assistance, and all correspondence in connection with the exchange offers, or requests for additional letters of transmittal and any other required documents, may be directed to the exchange agent at one of its addresses and telephone numbers set forth on the back cover of this prospectus.

Global Bondholder Services Corporation has also been appointed as information agent for the exchange offers. The Information Agent will assist with the mailing of this prospectus and related materials to holders of old notes, respond to inquiries of, and provide information to, holders of old notes in connection with the exchange offers, and provide other similar advisory services as we may request from time to time. Requests for additional copies of this prospectus, letters of transmittal, ballots and any other required documents may be directed to the information agent at the address and telephone number set forth on the back cover of this prospectus.

In addition to the Information and Exchange Agent, our directors, officers and regular employees, who will not be specifically compensated for such services, may contact holders personally or by mail, telephone, e-mail or facsimile regarding the exchange offers and the consent solicitations and may request brokers, dealers and other nominees or custodians to forward this prospectus and related materials to beneficial owners of the old notes.

The Information and Exchange Agent assumes no responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this prospectus or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Fees and Expenses

In addition to our obligation to reimburse the Dealer Managers for their reasonable out-of-pocket expenses as described in this section, we will pay the Information and Exchange Agent reasonable and customary fees for its services (and will reimburse it for its reasonable out-of-pocket expenses in connection therewith). In addition, we will indemnify the Dealer Managers and the Information and Exchange Agent against certain liabilities in connection with their services, including liabilities under the U.S. federal securities laws. We have also agreed to pay the fees and reasonable out-of-pocket expenses, including legal fees, of Broadpoint Capital, Inc., financial advisor to the committee of holders of the 8 1/2 % Notes, and Evercore Group L.L.C., financial advisor to the committee of holders of the contingent convertible notes, as well as indemnify them against certain liabilities in connection with their services. We pay each of Broadpoint Capital, Inc. and Evercore Group L.L.C. a monthly fee and we will pay each a completion fee if the exchange offers are completed.

The total cash expenditures to be incurred by us in connection with the exchange offers, including printing, accounting and legal fees, and the fees and expenses of the Dealer Managers, the Information and Exchange Agent, the financial and legal advisors to the committees of noteholders, retail brokers and the trustees are estimated to be approximately $21.0 million, which will be paid using cash on hand.

PROPOSED AMENDMENTS

General

As part of the exchange offers, we are seeking approval to amend the debt instruments governing the old notes. A tender of old notes in the applicable exchange offer will be deemed to constitute the approval of the tendering holder to all of the proposed applicable amendments to the debt instruments governing the applicable series of old notes tendered. The proposed amendments constitute a single proposal, and a tendering or consenting holder of the old notes must consent to the proposed amendments as an entirety and may not consent selectively with respect to certain proposed amendments.

The debt instruments and the old notes issued thereunder require holders of certain principal amounts of old notes issued pursuant to those debt instruments to consent to the proposed amendments. The Old 5% Indenture, the Net Share Settled 5% Indenture, the Old 3.375% Indenture and the Net Share Settled 3.375% Indentures may be amended with the consent of the holders of a majority of the principal amount of such notes then outstanding. The 8 1/2% Notes Indenture may be amended with the consent of the holders of at least 66 2/3% of the principal amount of such notes then outstanding.

At any time when we receive the requisite consents to amend the indentures governing the old notes and in compliance with the conditions contained in such indentures (the “requisite consent time”), we and the applicable trustee will execute a supplemental indenture with respect to each indenture and upon execution of such supplemental indentures, the proposed amendments will become effective. The proposed amendments and related supplemental indentures will not become operative unless all conditions to the exchange offers described in this prospectus under “The Exchange Offers—Conditions to the Exchange Offers” are satisfied or waived.

Old notes not tendered in connection with the exchange offers will remain outstanding but will not be entitled to the benefits of certain existing covenants and other provisions contained in the debt instruments that holders of debt securities of this type typically enjoy. See “Risk Factors—Risks to Holders of Non-Tendered Old Notes—If the exchange offers are consummated, proposed amendments to the debt instruments governing the old notes will significantly reduce the protections afforded to non-tendering holders of old notes.”

The following sections set forth the specific amendments that are being sought to the debt instruments governing the old notes.

Old Notes

As part of the exchange offers for the old notes, we are seeking your consent to amend the following indentures that govern the old notes issued thereunder:

•	Old 5% Indenture;

•	5% Net Share Settled Indenture;

•	Old 3.375% Indenture;

•	3.375% Net Share Settled Indenture; and

•	8 1/2% Notes Indenture.

The series of old notes governed by these indentures are set forth in the summary offering table on the inside front cover of this prospectus.

Waiver of All Existing Defaults and Events of Default. The proposed amendments to the debt instruments will waive any and all defaults or events of default that have arisen or may arise under the debt instruments. Each consenting holder will be deemed to have instructed the trustee to take any and all such actions necessary to effect such waivers. Holders who tender their old notes and consent to the proposed amendments will, upon receipt in full of the exchange consideration, be deemed to have released and waived any and all claims they may have from any prior non-compliance by the Company, its affiliates or its subsidiaries under the debt instruments. In addition, to the extent we extend the expiration date of the exchange offers, we will not pay common stock or preferred stock in respect of any interest that accrues after December 9, 2009, and such interest shall be deemed to have been waived by holders who tender their old notes.

Deletion/Amendments of Covenants. The proposed amendments to the debt instruments will delete in full the following provisions, which are found in the both the Old 5% Indenture and the Old 3.375% Indenture:

•	“Purchase of Securities at Option of the Holder” (Section 3.08);

•	“Purchase of Securities at Option of the Holder upon Change in Control” (Section 3.09);

•	“Effect of Purchase Notice or Change in Control Purchase Notice” (Section 3.10);

•	“Deposit of Purchase Price or Change in Control Purchase Price” (Section 3.11);

•	“Securities Purchased in Part” (Section 3.12);

•	“Covenant to Comply with Securities Laws upon Purchase of Securities” (Section 3.13);

•	“Repayment to the Company” (Section 3.14);

•	“Maintenance of Office or Agency” (Section 4.05);

•	“Liquidated Damages” (Section 4.08); and

•	“When the Company May Merge or Transfer Assets” (Section 5.01).

In addition, the provisions entitled “SEC and Other Reports” (Section 4.02), “Compliance Certificate” (Section 4.03) and “Delivery of Certain Information” (Section 4.06) will be deleted in their entirety and replaced with the following: “The Company shall comply with Section 314 of the TIA.”

The proposed amendments to the debt instruments will delete in full the following provisions, which are found in both the 5% Net Share Settled Indenture and the 3.375% Net Share Settled Indenture:

•	“Repurchase of Securities at Option of the Holder” (Section 3.08);

•	“Purchase of Securities at Option of the Holder upon Repurchase Change in Control” (Section 3.09);

•	“Effect of Purchase Notice or Repurchase Change in Control Purchase Notice” (Section 3.10);

•	“Deposit of Purchase Price or Repurchase Change in Control Purchase Price” (Section 3.11);

•	“Securities Purchased in Part” (Section 3.12);

•	“Covenant to Comply with Securities Laws upon Purchase of Securities” (Section 3.13);

•	“Repayment to the Company” (Section 3.14);

•	“Maintenance of Office or Agency” (Section 4.05); and

•	“When the Company May Merge or Transfer Assets” (Section 5.01).

In addition, the provisions entitled “SEC and Other Reports” (Section 4.02), “Compliance Certificate” (Section 4.03) and “Delivery of Certain Information” (Section 4.06) will be deleted in their entirety and replaced with the following: “The Company shall comply with Section 314 of the TIA.”

The proposed amendments to the debt instruments will delete in full the following provisions, which are found in the 8 1/2% Notes Indenture:

•	“Company May Consolidate, Etc., Only on Certain Terms” (Section 801)

•	“Successor Substituted” (Section 802);

•	“Maintenance of Office or Agency” (Section 1002);

•	“Maintenance of Properties” (Section 1006);

•	“Payment of Taxes and Other Claims” (Section 1007);

•	“Limitation on Liens on Stock or Indebtedness of Significant Subsidiary” (Section 1008); and

•	“Additional Guarantors” (Section 1011).

In addition, the provision entitled “Statement by Officers as to Default” (Section 1004) will be deleted in its entirety and replaced with the following: “The Company shall comply with Section 314 of the TIA.”

Modification of Events of Default. In addition, the proposed amendments will eliminate or modify the events of default under all the debt instruments (including certain events of bankruptcy, insolvency and reorganization) other than events of default relating to the failure to pay principal of and interest on the old notes and those relating to conversion rights, in the case of the contingent convertibles notes.

Other provisions in the debt instruments will be amended to eliminate defined terms and other provisions that are no longer used as a result of the proposed amendments.

If any provision of any supplemental indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of the supplemental indenture, the provision of the TIA shall control. If any provision of any supplemental indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the supplemental indenture as so modified or to be excluded by the supplemental indenture, as the case may be.

COMPARISON OF OLD NOTES VERSUS THE AMENDED OLD NOTES

The following is a description in summary form of the most significant differences between the old notes and the amended old notes. This comparison is provided for convenience only and is qualified in its entirety by the indentures governing the old notes, which we have filed with the SEC and are incorporated by reference. The Old 5% Notes, the 5% Net Share Settled Notes, the Old 3.375% Notes and the 3.375% Net Share Settled Notes are referred to herein as the “Coco Notes.”

Coco Notes

	Old Coco Notes	Amended Coco Notes
Issuer	YRC Worldwide Inc.	YRC Worldwide Inc.

Interest and Maturity Date	The interest rates and maturity dates of each series of Coco Notes is set forth in the summary offering table on the inside front cover of this prospectus.	The proposed amendments do not affect the interest rates or maturity dates of the Coco Notes.

Guarantors	Globe.com Lines, Inc., YRC Inc., YRC Worldwide Technologies, Inc., YRC Logistics, Inc., YRC Logistics Global, LLC, Roadway LLC, Roadway Next Day Corporation.	The proposed amendments do not affect the guarantors of the Coco Notes.

Purchase of Securities at Option of the Holder	Holders of the Old 5% Notes and the 5% Net Share Settled Notes may require the Company to purchase all or a portion of the notes on August 8, 2010, August 8, 2013 and August 8, 2018 at a purchase price equal to the aggregate principal amount, together with accrued and unpaid interest (including contingent interest, if any) and liquidated damages, if applicable and if any, of such notes.	The proposed amendments eliminate these put rights.

Holders of the Old 3.375% Notes and the 3.375% Net Share Settled Notes may require the Company to purchase all or a portion of the notes on November 25, 2012, November 25, 2015 and November 25, 2020 at a purchase price equal to the aggregate principal amount, together with accrued and unpaid interest (including contingent interest, if any) and liquidated damages, if applicable and if any, of such notes.

Purchase of Securities at Option of the Holder upon (Repurchase) Change in Control	In the event of a change in control, the holders may require the Company to purchase all or a portion of the notes at a purchase price equal to the aggregate principal amount, together with accrued and unpaid interest (including contingent interest, if any) and liquidated damages, if applicable and if any, of such notes (the “change in control put right”).	The proposed amendments eliminate the change in control put right.

	Old Coco Notes	Amended Coco Notes
Maintenance of Office or Agency	The Company is subject to certain covenants regarding maintaining an office or agency in the Borough of Manhattan, The City of New York.	The proposed amendments eliminate the maintenance of office or agency covenant.

Liquidated Damages	With respect to the Old 3.375% Notes and the Old 5% Notes only, if at any time liquidated damages become payable by the Company pursuant to the registration rights agreement, the Company shall promptly deliver to the Trustee an officers’ certificate to that effect.	The proposed amendments remove references to liquidated damages in the indentures governing the Old 3.375% Notes and the Old 5% Notes.

Merger, Sale of Assets	The Company is subject to certain restrictions in connection with its merger or sale of assets.	The proposed amendments eliminate the covenants relating to merger and sale of assets.

Events of Default	Events of default include, in summary form, (i) default in the payment of any interest or liquidated damages, if applicable and if any, on any notes when the same becomes due and payable and such default continues for 30 days; (ii) default in payment of the principal, redemption amount, change in control amount when the same becomes due and payable; (iii) failure in the performance, or breach, of any of the other covenants in the indenture which is not remedied within 45 days; (iv) defaults in the payment at final maturity of the stated principal amount of any of the Company’s or its subsidiaries indebtedness, or acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt of notice of any such acceleration) if the aggregate principal amount of such indebtedness aggregates $20,000,000 or more at any time; (v) failure to pay when due any final, non-appealable judgment (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $20,000,000, which judgments are not stayed, bonded or discharged within 60 days after its entry; (vi) failure by the Company to issue common stock upon conversion of securities by a holder; (vii) a guarantee by a guarantor that is a significant subsidiary ceases to be or is asserted by the Company or any guarantor not to be in full force and effect (other than in accordance with the terms of the indenture and such guarantees) and (viii) certain events of bankruptcy or insolvency.	The proposed amendments
eliminate or modify the events of
default under the Coco Notes
other than events of default
relating to the failure to pay
principal of and interest on the
Coco Notes and those relating to
conversion rights.

8 1/2% Notes

	Old 8 1/2% Notes	Amended 8 1/2% Notes
Issuer	YRC Regional Transportation, Inc. (“Regional Transportation”)	YRC Regional Transportation, Inc.

Interest and Maturity Date	The interest rate and maturity date of the 8 1/2% Notes is set forth in the summary offering table on the inside front cover of this prospectus.	The proposed amendments do not affect the interest rate or maturity date of the 8 1 /2% Notes.

Guarantors	YRC Worldwide Inc. USF Sales Corporation USF Holland Inc. USF Reddaway Inc. USF Glen Moore Inc. YRC Logistics Services, Inc. IMUA Handling Corporation USF Bestway, Inc.	The proposed amendments do not affect the guarantors of the 8 1/ 2% Notes.

Events of Default	Events of default include, in summary form, and subject to certain exceptions, (1) default in the payment of any interest upon any notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (2) default in the payment of the principal of or any premium on any note of that series at its maturity; (3) default in the deposit of any sinking fund payment, when and as due by the terms of a note of that series; (4) default in the performance, or breach, of any covenant or warranty in the indenture governing the notes (the “indenture”), and continuance of such default or breach for a period of 60 days after written notice specifying such default or breach and requiring it to be remedied; (5) a default under any obligation by Regional Transportation or any subsidiary (including a default with respect to notes of any series other than that series) having an aggregate principal amount outstanding of at least $5,000,000, or under any mortgage, indenture or instrument (including the indenture) under which there may be issued or by which there may be secured or evidenced any obligation by Regional Transportation or any subsidiary having an aggregate principal amount outstanding of at least $5,000,000, which default (A) shall constitute a failure to pay any portion of such obligation when due and payable after the expiration of any applicable grace period with respect thereto or (B) shall have resulted in such obligation becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without, in each case, written	The proposed amendments eliminate or modify the events of default under the 8 1/2% Notes other than events of default relating to the failure to pay principal of and interest on the 8 1/2% Notes.

	Old 8 1/2% Notes	Amended 8 1/2% Notes
notice specifying such default and requiring Regional Transportation to cause such obligation to be discharged or cause such acceleration to be rescinded or annulled; (6) any guarantee ceases to be in full force and effect or is declared null and void or any guarantor denies that it has any further liability under any guarantee, or gives notice to such effect; (7) certain events of bankruptcy, insolvency or reorganization and (8) any other event of default provided with respect to notes of that series.

Company May Consolidate, Etc., Only on Certain Terms	Regional Transportation is subject to certain restrictions in connection with its merger or sale of assets.	The proposed amendments eliminate the covenants relating to merger and sale of assets.

Maintenance of Office or Agency	Regional Transportation is subject to certain covenants regarding maintaining an office or agency.	The proposed amendments eliminate the maintenance of office or agency covenant.

Statement by Officers as to Default	Within 120 days after the end of each fiscal year, an officers’ certificate must be delivered to the trustee, stating whether or not to the best knowledge of the officers Regional Transportation or any guarantor is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if Regional Transportation or any guarantor are in default, specifying all defaults and the nature and status thereof of which they may have knowledge.	The proposed amendments eliminate the covenant to deliver an officers’ certificate within 120 days after the end of each fiscal year.

Maintenance of Properties	All properties used or useful in the conduct of Regional Transportation’s business or the business of any subsidiary must be maintained and kept in good condition, repair and working order and supplied with all necessary equipment	The proposed amendments eliminate the covenant to maintain properties

Payment of Taxes and Other Claims	Regional Transportation will pay or discharge or cause to be paid or discharged all taxes, assessments and governmental charges levied or imposed upon Regional Transportation or any subsidiary or upon the income, profits or property of Regional Transportation or any subsidiary, and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Regional Transportation or any subsidiary.	The proposed amendments eliminate the covenant to pay taxes and other claims.

	Old 8 1/2% Notes	Amended 8 1/2% Notes
Limitation on Liens on Stock or Indebtedness of Significant Subsidiary	Regional Transportation and its significant subsidiaries may not create, assume, incur or permit any lien upon any stock or indebtedness, of any significant subsidiary to secure any obligation (other than the notes or the guarantees) of Regional Transportation, any subsidiary or any other person without in any such case making effective provision whereby all of the outstanding notes shall be directly secured equally and ratably with such obligation.	The proposed amendments eliminate the covenant limiting liens on the stock or indebtedness of significant subsidiaries.

Additional Guarantors	Any subsidiary that becomes a subsidiary after the date of the indenture must become a guarantor under the indenture.	The proposed amendments eliminate the covenant to add subsidiary guarantors.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following descriptions are only summaries of the material provisions of the agreements summarized and do not purport to be complete and are qualified in their entirety by reference to provisions of the agreements being summarized. We urge you to read the agreements governing each of the facilities described below. Copies of the agreements are contained in our filings with the SEC and can be obtained as described under the heading “Where You Can Find More Information.” You may also request a copy of these agreements at our address set forth under the heading “Incorporation of Certain Documents by Reference.” In the following description in this section, “YRCW,” “we” and “our” refer to YRC Worldwide Inc. and not its subsidiaries.

Senior Credit Facility

On August 17, 2007, we entered into the Credit Agreement among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent (“Administrative Agent”), and the other lenders that are parties thereto. Any defined terms used in this section “Description of Certain Other Indebtedness—Senior Credit Facility” and not otherwise defined shall have the meaning set forth in the Credit Agreement.

We have entered into several amendments and waivers with respect to the Credit Agreement, which have materially changed the original terms. The Credit Agreement provides the Company a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies, and a $111.5 million senior term loan. Both the revolving credit facility and the term loan mature and terminate on August 17, 2012. However, our Credit Agreement permits the lenders to accelerate the maturity date of our obligations under the Credit Agreement if the remaining obligations under the 8 1/2% Notes are equal to or greater than $15 million on or after March 1, 2010 or if the remaining obligations under the Old 5% Notes and the 5% Net Share Settled Notes (collectively, the “5% Notes”) are equal to or greater than $25 million on or after June 25, 2010. The Credit Agreement also provides for letters of credit to be issued that would, in turn, reduce the borrowing capacity under the revolving credit facility. As of November 6, 2009, $349,171,428, was drawn under the revolving credit facility, $111,500,000 of the term loan was outstanding and $476,795,239 letters of credit were issued.

Interest. The current interest rate on both the revolving loans and the term loans is LIBOR plus 650 basis points. The LIBOR floor is 350 basis points. The interest rate spread for loans bearing interest by reference to the alternative base rate is 550 basis points and the alternative base rate floor is the adjusted one-month LIBOR plus 100 basis points. Under Amendment No. 12, our bank lenders agreed to defer revolver and term loan interest, letter of credit fees and commitment fees (i) beginning upon the completion of the Recapitalization Transaction, so long as the recapitalization transaction is completed on or prior to December 16, 2009 (or such later date as may be agreed to by 66 2/3% of the lenders), and (ii) ending on December 31, 2010, subject to an extension until December 31, 2011 if agreed to by 66 2/3% of the lenders. The successful completion of the exchange offers satisfies the condition of completing the Recapitalization Transaction.

Mandatory Prepayments and Commitment Reductions. Under our Credit Agreement, we are obligated to make mandatory prepayments on an annual basis of any excess cash flow and upon the receipt of net cash proceeds from asset sales, the issuance of equity and if we have an average liquidity amount for the immediately preceding five business days in excess of $250 million. The percentage of net cash proceeds received and the manner in which they are applied varies as set forth in greater detail in the Credit Agreement.

If the exchange offers are consummated by December 16, 2009 (or such later date as may be agreed by 66 2 /3% of our bank lenders), the date on which the revolving commitments are reduced by the revolver reserve amount is extended to January 1, 2012. If the condition above is not satisfied, the revolving commitment will be permanently reduced by the then current revolver reserve amount.

Asset Sales. The amendments allow us to receive up to $400 million of net cash proceeds from asset sales in fiscal year 2009 and $200 million of net cash proceeds from asset sales in fiscal year 2010, which limits do not include net cash proceeds received from certain asset sales, including (i) the sale of real estate that constitutes first lien collateral of the Funds pursuant to the Contribution Deferral Agreement and (ii) the sale and lease back transaction completed with NATMI Truck Terminals, LLC in the first half of 2009.

In addition, after Amendment No. 12 we can only consummate sale and leaseback transactions if (i) a majority of our bank lenders approve the transactions or (ii) such transactions were approved by the bank lenders in connection with Amendment No. 12. The Company expects to close approximately $50 million of approved sale leaseback transactions in the fourth quarter of 2009. The closing of these sale leaseback transactions is subject to the satisfaction of normal and customary due diligence and related conditions, including the right of each buyer to terminate its obligation in its sole discretion during the inspection period.

Security and Guarantees. The Company and its domestic subsidiaries have pledged substantially all of their U.S. assets as collateral to secure the loans made under the Credit Agreement including: (i) receivables not secured by the ABS Facility (defined below), (ii) intercompany notes not secured by the ABS Facility, (iii) fee-owned real estate parcels other than those provided as collateral under the Contribution Deferral Agreement, (iv) 100% of the stock of all domestic subsidiaries of the Company and (v) the rolling stock owned by the Company. The Company has also pledged 65% of the stock of first-tier foreign subsidiaries of the Company.

All of the domestic subsidiaries of YRCW except for Yellow Roadways Receivables Funding Corporation (“YRRFC”) guarantee all loans made under the Credit Agreement.

Affirmative Covenants. The Credit Agreement contains a number of affirmative covenants. These affirmative covenants include providing the lenders with financial statements and other financial information; giving the lenders notice of material events, including defaults; continuing to keep YRCW and its subsidiaries in good standing and existence; appointing a designated officer to coordinate and oversee the Company’s recovery efforts; maintaining insurance; keeping proper books and records; complying with all laws; and using all loan proceeds only for working capital and general corporate needs. Additionally, loan proceeds under the Credit Agreement may not be used to refinance, repay, settle, support or otherwise satisfy any outstanding indebtedness other than industrial revenue bonds not to exceed $7 million.

Financial Covenants.

The Company must maintain minimum consolidated EBITDA and not exceed maximum capital expenditures as set forth below. Amendment No. 12 to the Credit Agreement allows the Company to add back certain restructuring charges when calculating minimum consolidated EBITDA:

Period	Minimum Consolidated EBITDA
For the fiscal quarter ending on June 30, 2010	$65,000,000
For the two consecutive fiscal quarters ending September 30, 2010	$135,000,000
For the three consecutive fiscal quarters ending December 31, 2010	$200,000,000
For the four consecutive fiscal quarters ending March 31, 2011	$270,000,000
For the four consecutive fiscal quarters ending June 30, 2011	$270,000,000
For the four consecutive fiscal quarters ending September 30, 2011	$280,000,000
For the four consecutive fiscal quarters ending December 31, 2011	$270,000,000
For the four consecutive fiscal quarters ending March 31, 2012	$300,000,000
For the four consecutive fiscal quarters ending June 30, 2012	$330,000,000

Period	Maximum Capital Expenditures
For the fourth fiscal quarter in 2009	$30,000,000
For the four consecutive fiscal quarters ending December 31, 2009	$60,000,000
For any single fiscal quarter in 2010	$57,500,000
For the four consecutive fiscal quarters ending December 31, 2010	$115,000,000
For any single fiscal quarter in 2011	$72,500,000
For the four consecutive fiscal quarters ending December 31, 2011	$145,000,000
For any single fiscal quarter in 2012	$50,000,000

The Company must also meet minimum available cash requirements.

Other Negative Covenants.

The Credit Agreement also contains negative covenants related to: indebtedness, liens, acquisitions; fundamental changes; transactions with affiliates; restricted payments; investments; speculative hedge contracts; maintaining cash and certain types of collateral at any bank other than the Administrative Agent; certain payments of indebtedness; and amendments to any agreement relating to material indebtedness, the organizational documents of the Company or its subsidiaries or certain operating leases with lenders party to the Credit Agreement.

Events of Default.

The Credit Agreement specifies several events of default, including without limitation (and subject to the other conditions contained in the Credit Agreement):

•	failure to pay principal, interest or fees for a period of three consecutive days;

•	breach of representations and warranties and covenants;

•	cross default in respect of any Material Indebtedness;

•

any event or condition resulting an any Material Indebtedness becoming due or requiring prepayment, repurchase, redemption or defeasance thereof prior to maturity (excluding Indebtedness becoming due as a result of the voluntary sale or transfer of property);

•	commencement of bankruptcy or similar relief;

•	admission in writing of inability to pay debts as they become due;

•	occurrence of any ERISA Event that, when taken together with all other ERISA Events, would result in a Material Adverse Effect;

•	a Change in Control;

•	assertion by the Company or its Subsidiaries that the Guarantee Agreement shall not be valid and in full effect;

•

failure of any Collateral Document to create a valid and perfected priority security interest in any collateral with an aggregate value of $15,000,000, except to the extent occurring as a result of failure of the Administrative Agent to maintain the certificates or file UCC continuation statements, or as to Collateral consisting of real property to the extent covered by a lender’s title insurance policy and the Administrative Agent reasonably satisfied with the credit of such insurer;

•	any default under the RBS lease, the BofA lease and the Volvo lease which results in the acceleration of obligations under such leases in excess of $5,000,000;

•

any amortization event or other similar repayment event under the ABS Facility, which is triggered by a “Servicer Default” under (and as defined in) the ABS Facility, except to the extent any such default is waived under the ABS Facility;

•

any event or condition occurs under any Specified Pension Fund Deferral Transaction that enables or permits the holder of such obligation to make the obligations become due or require prepayment, repurchase, redemption or defeasance thereof prior to maturity; and

•

if cash payments are made to the holders of the Company’s contingent convertible senior notes in an aggregate amount in excess of $1 million in connection with any conversion of the contingent convertible senior notes into equity or cash.

ABS Facility

The ABS Facility is an asset-backed securitization facility. The ABS Facility utilizes the accounts receivables from the following YRCW subsidiaries: YRC Inc., USF Reddaway, Inc. and USF Holland Inc. (the “Originators”). YRRFC operates the ABS Facility. Under the terms of the ABS Facility, the Originators are required to transfer certain trade receivables on a revolving basis to YRRFC, which is designed to isolate the receivables for bankruptcy purposes. Receivables purchasers (as defined below) then purchase undivided ownership interests in those receivables from YRRFC on a revolving basis. The ownership interests in receivables that the receivables purchasers purchase may increase or decrease over time, depending on the characteristics of the receivables, including the outstanding principal amount of eligible receivables, delinquency rates and debtor concentrations, and draws and pay downs on the ABS Facility. The ABS Facility provides us with financings of up to a maximum $400 million subject to limitations based upon outstanding balance eligible receivables, delinquency rates and debtor concentrations.

The ABS Facility was renewed on October 27, 2009 and expires on October 26, 2010; provided, that if the Company does not consummate the exchange offers by December 16, 2009 or such later date as permitted under the Credit Agreement or agreed by the bank lenders under the Credit Agreement by December 16, 2009, the ABS Facility will expire on February 11, 2010. Upon the expiration of the ABS Facility, additional trade receivables will not be sold to YRRFC and collections in respect of the trade receivables held by the receivables purchasers will be applied to pay down the outstanding balance under the facility.

Cost of Funding. The cost of funding under the ABS Facility for conduits is a variable rate based on A1/P1 rated commercial paper. Conduits are not committed to fund; that role is performed by certain banks called committed purchasers which, together with the conduits, are referred to as “receivables purchasers.”. Conduit funding is used so long as the conduits agree to fund. The cost of funding for Wachovia Bank, National Association, and other committed purchasers, is one-month LIBOR (with a floor of 350 basis points, adjusted for certain reserves), plus 650 basis points.

Upon completion of the exchange offers by December 16, 2009, the portion of current letter of credit fees, program fees and administration fees in excess of the fees in place prior to February 12, 2009 will be deferred until the earliest to occur of (i) October 26, 2010, (ii) the Amortization Date (as defined in the ABS Facility), or (iii) the occurrence of a Deferral Termination Event (as defined in the Credit Agreement), which will occur upon, among other things, the failure by the Company to consummate the exchange offers by December 16, 2009, or such later date as may be permitted under the Credit Agreement or agreed by the bank lenders under the Credit Agreement (the “Deferred Fee Payment Date”). All deferred fees will accrue and be payable on the Deferred Fee Payment Date; provided, that, if the advance rate on the ABS Facility exceeds 50% on any business day, all or a portion of deferred fees will be immediately payable in an amount sufficient to reduce the effective advance rate to 50%. Upon the occurrence of a Deferral Suspension Event (as defined in the Credit Agreement), YRRFC will no longer be permitted to defer fees under the ABS Facility; however, previously deferred fees will not become due and payable solely as a result of the occurrence of a Deferral Suspension Event.

Fees. Pursuant to the amendments to the ABS Facility, the $10.0 million fee that was originally due on September 30, 2009 was deferred. This fee will by payable to the Co-Agents on the Deferred Fee Payment Date.

In addition, pursuant to the ABS Facility, the receivables purchasers (or their agents) are entitled to receive the following fees:

•

letter of credit fees equal to 350 basis points per annum, based upon the outstanding amount of letters of credit under the ABS Facility (subject to a step-up to 650 basis points following the Amortization Date (as defined in the ABS Facility);

•	administration fees equal to 275 basis point per annum, based upon the commitments of the conduits; and

•	program fees equal to 275 basis points per annum, based upon amounts funded by the conduits.

Letter of credit fees, administration fees and program fees in excess of the fees in place prior to February 12, 2009 will be deferred until the Deferred Fee Payment Date, and those deferred amounts will be subject to prepayment due to an advance rate in excess of 50% as described above under “—Cost of Funding.”

Financial Covenants. The ABS Facility implements the minimum consolidated EBITDA, maximum capital expenditures and minimum available cash financial covenants that are consistent with the Credit Agreement discussed above.

Servicer Defaults. The ABS Facility contains customary events of default, which are referred to as “Servicer Defaults.” Upon the occurrence of a Servicer Default, additional trade receivables will not be sold to YRRFC and collections in respect of the trade receivables held by the receivables purchasers will be applied to pay down the outstanding balance under the facility and the receivables purchasers may exercise specified rights as secured parties under the ABS Facility.

Letters of Credit. Letters of credit may be issued under the ABS Facility by Wachovia Bank, National Association, as LC Issuer (subject to participation requirements with respect to the receivables purchasers) up to the letter of credit sublimit, which is $84 million. If any letter of credit issued under the ABS Facility is drawn upon, YRRFC is obligated to reimburse the LC Issuer for any amounts paid by the LC Issuer in respect thereof.

Industrial Development Bonds

We have a loan guarantee in connection with the issuance of industrial development bonds (“IDBs”) the original issuance of which was used to acquire, construct and expand a terminal facility. The interest rate on the IDBs is 6.05%. The total amount of principal outstanding on the IDBs is $6 million, which must be paid on January 15, 2010.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our certificate of incorporation, as amended (“Certificate of Incorporation”), our bylaws, as amended (“Bylaws”), and applicable provisions of law, in each case as currently in effect. The following description is only a summary of the material provisions of our capital stock, the Certificate of Incorporation and Bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. See “Where You Can Find More Information.” We urge you to read the Certificate of Incorporation and Bylaws because those documents, not this description, define your rights as holders of our common equity.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Preferred Stock

General

The following is a description of general terms and provisions of our preferred stock. See “Description of our New Preferred Stock” for the terms of the Class A Convertible Preferred Stock that we intend to issue upon completion of the exchange offers.

We are authorized to issue up to 5,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

The board of directors is authorized to determine, and the applicable prospectus supplement or any related free writing prospectus will set forth, the terms with respect to the series of preferred stock being offered, which may included (without limitation) the following:

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the dividend rate or method for determining the rate;

•	the liquidation preference per share of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other powers, preferences or rights, if any, and the qualifications, limitations or restrictions thereof, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Common Stock

General. Our Certificate of Incorporation currently authorizes us to issue 120,000,000 shares of common stock, $1.00 par value per share. As of October 31, 2009, there were 63,257,829 shares of common stock issued, which included 60,178,681 outstanding shares and 3,079,148 treasury shares. From the date of this prospectus to the date of such special meeting, the Company will not issue options for shares of its common stock, other than options granted pursuant to the Company’s Union Employee Option Plan, dated February 12, 2009. On November 8, 2008 the board of directors of the Company resolved to release the approximately 1.8 million shares reserved for issuance under the Company’s 2004 Long-Term Incentive and Equity Award Plan.

Voting Rights. Holders of shares of our common stock are entitled to one vote per share with respect to each matter presented to our shareholders on which the holders of common stock are entitled to vote.

Dividends. Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of the funds legally available for that purpose.

Liquidation. In the event of liquidation, holders of shares of common stock will be entitled to receive any assets remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other. The holders of shares of common stock have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable and any shares of common stock to be issued pursuant to this prospectus will be fully paid and nonassessable.

Transfer Agent. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Corporate Governance

At the consummation of the exchange offers, eight current directors will resign, and we currently anticipate that the remaining directors will appoint to the vacant positions eight new directors to serve until the next annual meeting of the Company’s shareholders. Four of the new directors will be chosen by the existing board of directors from a group of six potential nominees put forth by the noteholder subcommittee. Three of the new directors will be chosen by the existing board of directors in consultation with the noteholder subcommittee and subject to approval by the noteholder subcommittee. However, if the noteholder subcommittee does not approve the three directors to be so nominated, two of the directors that would have been so nominated will be chosen by the existing board of directors from a group of five potential nominees put forth by the noteholder subcommittee and the existing board of directors shall be entitled to appoint one of the directors that would have been so nominated. The Teamsters, pursuant to the Amended and Restated Job Security Plan, have the right to nominate one of our nine directors. The directors will be appointed as soon as practicable after the consummation of the exchange offers. The Company will file with the SEC and transmit to its shareholders the information required by Rule 14f-1 of the Exchange Act not less than 10 days before the new directors take office.

The Second Union Option Plan

Following consummation of the exchange offers, the Company will issue the Union Options, which will represent 20% of its fully diluted common stock (before giving effect to the Equity Plan (as described below) and will have an exercise price per share of not less than (i) the principal amount of old notes accepted in the exchange offers plus accrued and unpaid interest from the most recent interest payment date, to, but not including, the settlement date of the exchange offers for such accepted old notes divided by (ii) the number of shares of common stock issued to the participating noteholders plus the number of shares of common stock that would result from the conversion of new preferred stock issued to the participating noteholders. If the Shareholder’s Approval is not obtained at the first special meeting of shareholders, the Company may grant stock appreciation rights in lieu of Union Options that have economic characteristics similar to what the Union Options would have provided. We intend to seek Shareholder Approval at a special meeting of the shareholders promptly after the consummation of the exchange offers.

The Equity Plan

Following Shareholder Approval of the charter amendment, the Company will reserve shares of our common stock for equity awards for management, directors and other employees pursuant to the Equity Plan as approved by the Company’s then existing board of directors (or a duly constituted compensation committee thereof) over three to four years, which will represent 5% of the Company’s fully diluted common stock (giving effect to the issuance of the Union Options but excluding options outstanding prior to the completion of the exchange offer).

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or

•

at or subsequent to such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In addition to other exceptions, the three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years, who became an interested stockholder with the approval of a majority of the corporation’s directors or who became an interested stockholder at a time when the corporation was not subject to Section 203 as provided by law.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

In addition, our Certificate of Incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors unless such business combinations are approved by a majority of continuing directors, or certain fair price provisions are satisfied. “Continuing directors” are persons (a) serving as directors prior to June 1, 1983, (b) elected by the shareholders before a “substantial stockholder” acquired 10% of the then outstanding voting shares or (c) designated as continuing directors by a majority of the then continuing directors prior to the directors’ election. Fair price provisions in our certificate of incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” as defined in our Certificate of Incorporation as (1) any merger or consolidation of the Corporation of any subsidiary (as hereinafter defined) with or into (i) any “substantial stockholder” or (ii) any other corporation (whether or not itself a “substantial stockholder” which, after such merger or consolidation, would be an “affiliate” of a “substantial stockholder,” or (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (i) any “substantial stockholder” or (ii) an “affiliate” of a “substantial stockholder” of any assets of the Company or any subsidiary having an aggregate fair market value of $5,000,000 or more, or (3) the issuance or transfer by the Company or any subsidiary (in one transaction or a series of related transactions) of any securities of the Company or any subsidiary to (i) any “substantial stockholder” or (ii) any other corporation (whether or not itself a “substantial stockholder”) which, after such issuance or transfer, would be an “affiliate” of a “substantial stockholder” in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or (4) the adoption of any plan or proposal for the liquidation of dissolution of the Company proposed by or on behalf of a “substantial stockholder” or an “affiliate” of a “substantial stockholder,” or (5) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Company with any of its subsidiaries or any similar transaction (whether or not with or into or otherwise involving a “substantial stockholder” or an “affiliate” of a “substantial stockholder”) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any “substantial stockholder” or by an “affiliate” of a “substantial stockholder.” A “substantial stockholder” is generally any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of such stockholder. An “affiliate” has the meaning set forth in the rules under the Securities Exchange Act of 1934, as amended.

Our Certificate of Incorporation also provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Our Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of our board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called stockholders meeting.

DESCRIPTION OF THE CHARTER AMENDMENT

General

The number of shares of our common stock authorized under our Certificate of Incorporation and not outstanding or reserved for future issuance under outstanding warrants, options or convertible securities as of November 9, 2009, is approximately 42,000,000.

To enable the full amount of shares of our common stock to be issued in the exchange offers and to provide for the conversion of the new preferred stock into common stock, we plan on seeking Shareholder Approval of the charter amendment as promptly as practicable after the settlement date.

Description of the Charter Amendment

General

Upon the filing of the certificate of amendment with the Delaware Secretary of State, our certificate of incorporation will be amended to:

•	reduce the par value of our common stock from $1.00 per share to $0.01 per share (the “par value reduction”);

•	increase the number of authorized shares of our common stock to approximately 2.0 billion shares (the “common stock increase”); and

•

to effect a reverse stock split of our common stock, at a ratio that will be determined by our board of directors and that will be within a range of one-for-five (1:5) to one-for-25 (1:25), and to proportionately reduce the number of authorized shares of our common stock.

In accordance with the DGCL, in addition to the vote of a majority of all the outstanding stock entitled to vote on such amendment, holders of a majority of our issued and outstanding common stock, voting as a class, will be required to approve the par value reduction and the common stock increase. The effective date of the par value reduction, the common stock increase and the reverse stock split will be the date on which the certificate of amendment is accepted and recorded by the Delaware Secretary of State (subject to any specific future time of effectiveness stated therein) in accordance with Section 103 of the DGCL, which date will be the settlement date. The certificate of amendment will provide that the reverse stock split will occur following the effectiveness of the par value reduction and the common stock increase.

Our board of directors authorized the par value reduction, the common stock increase and the reverse stock split, subject to stockholders approval at a special meeting of the stockholders, to facilitate the exchange offers. Our board of directors authorized the par value reduction to bring the par value of YRCW common stock in line with the par value of the common stock of many other public companies in Delaware and to permit us to issue common stock for less than $1.00 per share. Our board of directors authorized the reverse stock split with a view to increasing the per share trading price of our common stock after giving effect to the issuance of our common stock and the conversion of the new preferred stock. Other factors, including (but not limited to) our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock. Even if the reverse stock split is implemented, there can be no assurance that the reverse stock split will result in an increase in the market price of our common stock or that the market price of our common stock will not decrease at any time. See “Risk Factors—Risks to Holders of Securities Issued in the Exchange Offers—We expect to issue a substantial number of shares of our common stock and new preferred stock convertible into our common stock in connection with the exchange offers, and we cannot predict the price at which our common stock will trade following the exchange offers.”

Unless otherwise indicated, all share numbers contained in this prospectus related to the exchange offers are presented without giving effect to the reverse stock split. We will issue fractional shares of preferred stock in connection with the exchange offers, but we do not currently intend to issue fractional shares of YRCW common stock in connection with the exchange offers or the reverse stock split. Where, in connection with the exchange offers, a tendering holder of old notes would otherwise be entitled to receive a fractional share of YRCW common stock, the number of shares of YRCW common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount.

Stockholders who own YRCW common stock prior to the effective date of the reverse stock split and would otherwise hold fractional shares because the number of shares of YRCW common stock they held before the reverse stock split would not be evenly divisible based upon the reverse stock split ratio will be entitled to a cash payment (without interest or deduction) in respect of such fractional shares. To avoid the existence of fractional shares of YRCW common stock, shares that would otherwise result in fractional shares from the application of the reverse stock split will be collected and pooled by our transfer agent and sold in the open market and the proceeds will be allocated to the affected existing stockholders’ respective accounts pro rata in lieu of fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive the above—described cash payment. We will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be entitled to fractional shares.

Following the effectiveness of the certificate of amendment, as a result of the par value reduction and the reverse stock split, the stated capital on our balance sheet and the additional paid—in capital account, in each case, attributable to our common stock, will be adjusted to reflect the par value reduction and the reverse stock split. However, our stockholders’ equity, in the aggregate, will not change solely as a result of the par value reduction and the reverse stock split.

If the charter amendment is not approved at the first meeting of shareholders at which is it submitted for vote, the Company and its board of directors will consider other options to reorganize our company to permit the preferred stock to convert to common stock, including by merging with a wholly owned subsidiary, which would require the vote of a majority of our shares of capital stock outstanding entitled to vote thereon, and not a class vote.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income tax considerations of the exchange offers to holders of old notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for the old notes, persons that hold old notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the U.S. and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax consequences of the exchange offers. This summary assumes that holders have held the old notes exclusively as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code (the “Code”).

This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of old notes that is (1) a citizen or an individual resident of the U.S.; (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the U.S. or any political subdivision of the U.S.; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds old notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The partner and partnership should consult their tax advisors concerning the tax treatment of the exchange offers.

We intend to take the position, and this discussion assumes, that, for U.S. federal income tax purposes, the issuance of stock to the tendering holders of old notes and the reverse stock split will be treated as part of a single transaction, and that pursuant to the exchange offers and in satisfaction of their respective old notes, holders of old notes will be treated as receiving the exchange consideration following the reverse stock split. Therefore, references in the following discussion to exchange consideration consisting of YRCW common stock or new preferred stock, or to YRCW common stock or new preferred stock issued for old notes, should be understood as references to the reverse-split-adjusted shares of YRCW common stock or new preferred stock ultimately received by a holder who tenders old notes, unless indicated otherwise.

We intend to take the position, although not free from doubt, that the exchange of the Old 5% Notes, the 5% Net Share Settled Notes, the Old 3.375% Notes and the 3.375% Net Share Settled Notes (collectively, the “Coco Notes”) will constitute a taxable exchange and that any gain will be treated as interest income and any loss will be treated as ordinary loss to the extent of the excess of previous interest inclusions, and the balance as capital loss. We intend to take the position that the exchange of the 8 1/2% Notes pursuant to the exchange offers will constitute a tax-free exchange. Any consideration allocable to accrued but unpaid interest generally will be taxable to a holder of 8 1/2% Notes to the extent not previously included in such holders’ gross income.

This summary assumes that the old notes will be treated as “debt” for U.S. federal income tax purposes. Each holder is urged to consult its tax advisor regarding the correctness of this characterization with respect to your particular series of old notes and the tax consequences of the transactions discussed herein if such characterization is not correct.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFERS.

IRS Circular 230 Disclosure:

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any tax advice contained in this prospectus was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the U.S. Internal Revenue Code. The tax advice contained in this offering memorandum was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the offering memorandum. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Tax Consequences to U.S. Holders

Proposed Amendments to Non-Tendered Old Notes

The modification of the terms of a series of notes will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of old notes for new notes if such modification is a “significant modification” under the applicable Treasury regulations. In general, a modification is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Under the Treasury regulations, a modification that adds, deletes, or alters customary accounting or financial covenants is, without more, not a significant modification. Also, a change in the priority of a debt instrument relative to other debt of the issuer is not a significant modification unless it results in a “change in payment expectations” (which, for these purposes, is defined to mean a substantial impairment of the obligor’s capacity to meet the payment obligations if that capacity was adequate prior to the modification and is primarily speculative after the modification, or vice-versa). A change in note holders’ rights to require the Company to purchase certain of the old notes on dates prior to the notes’ maturity dates for an amount equal to the aggregate principal amount plus accrued and unpaid interest would be evaluated under the general criteria described above of whether, based on all the facts and circumstances, such modifications are economically significant.

We intend to take the position, and the remainder of this discussion assumes, that (a) amending the 8 1/2% Notes as proposed does not constitute a “significant modification” and thus does not result in a deemed exchange of 8 1/2% Notes that are not tendered in the exchange offers, and (b) amending the Coco Notes will constitute a “significant modification” and thus will result in a deemed exchange of the Coco Notes that are not tendered in the exchange offers. Based on this position, (a) a U.S. holder of 8 1/2% Notes that does not participate in the exchange offers will not recognize any income, gain or loss with respect to such 8 1/2% Notes as a result of the adoption of the proposed amendments, and will have the same adjusted tax basis and holding period in such 8 1/2% Notes after the adoption of the proposed amendments as such holder had in such 8 1/2% Notes immediately before such adoption; and (b) subject to the discussion in “Treatment of the Coco Notes” below, a U.S. holder of Coco Notes that does not participate in the exchange offers should recognize gain or loss on the deemed exchange equal to the difference between (1) such holder’s tax basis in the Coco Notes and (2) the fair market value of such Coco Notes immediately after the adoption of the proposed amendments. A holder’s tax basis in the Coco Notes following the deemed exchange should equal their fair market value immediately after the adoption of the proposed amendments. A holder’s holding period for such Coco Notes should begin on the day following the adoption of the proposed amendments. If a contrary position is successfully asserted by the IRS, the U.S. federal income tax consequences of the adoption of the proposed amendments with respect to such old notes could materially differ from those described above. You should consult your own tax advisor with respect to the correctness of our position with respect to such old notes and the tax consequences of the adoption of the proposed amendments with respect to such old notes if our position is not correct.

Exchange Offers

Pursuant to the exchange offers, holders of old notes generally will exchange their old notes for consideration consisting of YRCW stock.

Treatment of the Coco Notes. Under the terms of the original indentures, the Company and the holders have agreed to treat the Coco Notes as “contingent payment debt instruments” for U.S. federal income tax purposes. The IRS has issued a ruling addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the Coco Notes, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the ruling is limited to its particular facts, and, the proper application of the contingent payment debt regulations to the Coco Notes is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the Coco Notes should be treated differently. A different treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss with respect to holders of the Coco Notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of holding the Coco Notes as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in tax laws.

While not free from doubt, we intend to take the position that upon the exchange of a Coco Note for YRCW stock or its deemed exchange as a result of a significant modification, a U.S. holder will generally recognize gain or loss equal to the difference between the fair market value of the YRCW stock received (or in the case of a deemed exchange as a result of a significant modification, the fair market value of the modified Coco Note) and such U.S. holder’s adjusted tax basis in the Coco Note. A U.S. holder’s adjusted tax basis in a Coco Note will generally be equal to the U.S. holder’s purchase price for the Coco Note, increased by any interest income previously accrued by the U.S. holder and decreased by the amount of any projected payments previously made on the Coco Notes to the U.S. holder. A U.S. holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The regulations addressing contingent payment debt instruments contain provisions addressing the purchase of such debt instruments at a discount that override the general “market discount” rules discussed below. The IRS could take the position that the exchange of the Coco Notes constitutes a tax-free recapitalization, in which case the treatment would be as described in the “Tax-Free Treatment” section below. You are urged to consult your own tax advisor regarding the characterization of the exchange for U.S. federal income tax purposes and the consequences of such treatment.

Treatment of the 8 1 /2% Notes. While not free from doubt, we intend to take the position that the exchange of the 8 1/2% Notes for YRCW stock pursuant to the exchange offers, in connection with the exchange of the Coco Notes, constitutes a “351 exchange” under Code § 351. This treatment depends in part on whether or not the Coco Notes constitute “securities” for U.S. federal income tax purposes. The IRS could take a contrary position. In that event, holders of the 8 1/2% Notes would recognize gain or loss in a fully taxable exchange. You are urged to consult your own tax advisor regarding the characterization of the exchange for U.S. federal income tax purposes and the consequences of such treatment.

Tax-free Treatment. The classification of an exchange as a recapitalization or 351 exchange for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the U.S. holder, aside from the treatment of consideration allocable to accrued but unpaid interest and possibly accrued original issue discount (“OID”). See “—Payment of Accrued Interest” below. In a recapitalization or 351 exchange, a U.S. holder’s aggregate tax basis in the YRCW stock received (except to the extent treated as received in respect of accrued but unpaid interest and possibly accrued OID) will equal the U.S. holder’s aggregate adjusted tax basis in the old notes exchanged therefor (except to the extent of any tax basis attributable to accrued but unpaid interest and possibly accrued OID), increased or decreased by any gain or loss recognized by the U.S. holder with regard to the exchange. In a recapitalization or 351 exchange, a U.S. holder’s holding period in the YRCW stock received (except to the extent treated as received in respect of accrued but unpaid interest and possibly accrued OID) will include the U.S. holder’s holding period in the old notes exchanged therefor.

Character of Gain or Loss. Where gain or loss (other than any foreign currency gain or loss) is recognized by a U.S. holder in respect of the exchange of an old note for stock or the deemed exchange of an old note as a result of the proposed amendments, subject to the discussion below in “—Payment of Accrued Interest,” such gain or loss will generally be capital gain or loss except to the extent any gain is characterized as ordinary income pursuant to the contingent payment debt instrument rules discussed above and the market discount rules discussed below. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

A U.S. holder that purchased its old notes from a prior holder at a “market discount” may be subject to the market discount rules of the Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (a) its stated principal amount or (b) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity. Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.

Under these rules, any gain recognized on the exchange of old notes generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. holder, on a constant interest basis) during the U.S. holder’s period of ownership, unless the U.S. holder elected to include the market discount in income as it accrued. If a U.S. holder of old notes did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its old notes, such deferred amounts would, in the case of a fully taxable exchange, become fully deductible at the time of the exchange and would, in the case of a tax-free recapitalization or exchange, become deductible up to the amount of gain that the U.S. holder recognizes in the exchange.

In the case of an exchange of old notes that qualifies as a tax-free recapitalization or exchange, the Code indicates that any accrued market discount in respect of the old notes in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount would carry over to any non-recognition property received in exchange therefore (i.e., to the YRCW stock received in the exchange), such that any gain recognized by a U.S. holder upon a subsequent disposition (or repayment) of such exchange consideration would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

Payment of Accrued Interest. In general, to the extent that any consideration received pursuant to the exchange offers (or as a result of a deemed exchange due to the proposed amendments) by a U.S. holder of old notes is received in satisfaction of accrued interest during the U.S. holder’s holding period, such amount will be taxable to the U.S. holder as interest income (if not previously included in the U.S. holder’s gross income). Conversely, subject to the next sentence in the case of a recapitalization, a U.S. holder generally recognizes a deductible loss to the extent any accrued interest or OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any accrued but unpaid OID since such OID is treated as part of the principal amount of the security for U.S. federal income tax purposes. It is also unclear whether, by analogy, a U.S. holder of an old note that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

A U.S. holder’s tax basis in any YRCW stock received in respect of accrued but unpaid interest or OID (except possibly OID in the case of a recapitalization) will equal the fair market value of such shares or notes. A U.S. holder’s holding period in such shares or notes will begin on the day following the exchange date.

You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest and OID for U.S. federal income tax purposes.

Ownership and Disposition of YRCW Stock

Dividends. Any distributions made on the YRCW stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. holder’s basis in its shares. Any such distributions in excess of the U.S. holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. Subject to certain exceptions, dividends received by non-corporate U.S. holders prior to 2011 will be taxed under current law at a maximum rate of 15%, provided that certain holding period requirements and other requirements are met. The taxation of any such dividends received after 2010 is highly uncertain.

Dividends paid to U.S. holders that are corporations generally will be eligible for the dividends-received deduction so long as we have sufficient earnings and profits. However, the dividends received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

The benefit of the dividends-received deduction to a corporate shareholder may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of Section 1059 of the Code, which may require the corporate recipient to reduce its adjusted tax basis in its shares by the amount excluded from income as a result of the dividends-received deduction. The excess of the excluded amount over adjusted tax basis may be treated as gain. A dividend may be treated as “extraordinary” if (1) it equals or exceeds 10% of the holder’s adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder’s adjusted tax basis in the stock, treating all dividends having ex dividend dates within a 365-day period as one dividend.

Sale, Redemption or Repurchase. Unless a non-recognition provision applies and subject to the discussion above relating to market discount in “—Exchange Offers—Character of Gain or Loss,” U.S. holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of YRCW stock in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the YRCW stock and the sum of the cash plus the fair market value of any property received from such disposition.

A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the exchange offers and payments of proceeds from the sale, retirement or other disposition of YRC stock, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-US. holder” means a holder of old notes other than a partnership or a U.S. holder.

Exchange Offers

Consequences of Exchange. Subject to the discussion below with respect to accrued interest, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized in an exchange of old notes pursuant to the exchange offers (or as a result of a deemed exchange due to the proposed amendments), unless (a) the holder is an individual who was present in the United States for 183 days or more during the taxable year and such holder has a “tax home” in the United States and certain conditions are met; (b) such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States); or (c) in the case of the convertible old notes, we were considered a United States real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such exchange or such holder’s holding period. If the first exception applies, to the extent that any gain is taxable (i.e., not deferred under the rules applicable to recapitalizations), the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the old notes. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). With respect to the third exception, while we believe we should not be considered a USRPHC during the relevant period, if we were considered a USRPHC, any gain recognized by an exchanging Non-U.S. holder of the old notes will be treated as income effectively connected with such holder’s U.S. trade or business (except the branch profits tax will not apply). However, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the Non-U.S. holder disposing of the convertible old notes did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the applicable class of the convertible old notes.

Accrued Interest. Payments to a Non-U.S. holder that are attributable to accrued interest (including OID, and any gain treated as interest as discussed above in “Treatment of the Coco Notes”) generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, an IRS Form W-8BEN or a successor form) establishing that the Non-U.S. holder is not a U.S. person, unless:

(1) the Non-U.S. holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock that are entitled to vote,

(2) the Non-U.S. holder is a “controlled foreign corporation” that is a “related person” with respect to us (each, within the meaning of the Code), or

(3) such interest is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (in which case, provided the Non-U.S. holder provides a properly-executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. holder’s effectively connected earnings and profits that are attributable to the interest or OID at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued interest (including OID). For purposes of providing a properly-executed IRS Form W-8BEN, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Treaty Benefits. To claim the benefits of a treaty, a Non-U.S. holder must provide a properly-executed IRS Form W-8BEN (or a successor form) prior to the payment.

Foreign Government Exemption. Foreign government related entities should furnish on IRS Form W-8EXP (or successor form) to establish an exemption from withholding under Section 892 of the Code.

Ownership and Disposition of YRCW Stock

Dividends. Any distributions made on YRCW stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on YRCW stock held by a Non-U.S. holder that are not effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. holder generally will be required to satisfy certain IRS certification requirements to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or IRS Form W-8EXP (or, in either case, a successor form) upon which the Non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid on YRCW stock held by a Non-U.S. holder that are effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

Sale, Redemption or Repurchase. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of YRCW stock received in the exchange offers unless (1) such holder is an individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States and certain conditions are met, (2) such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States) or (3) we are or have been a USRPHC at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the YRCW stock. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

We believe that we have not been a USRPHC for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a USRPHC in the future. If we have been or were to become a USRPHC, a Non-U.S. holder might be subject to U.S. federal income tax (but not the branch profits tax) with respect to gain realized on the disposition of YRCW stock. However, such gain would not be subject to U.S. federal income or withholding tax if (1) our stock is regularly traded on an established securities market and (2) the Non-U.S. holder disposing of YRCW stock did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the value of our common stock.

Information Reporting and Backup Withholding

A Non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest (including accruals of OID) or dividends and any other reportable payments, including amounts received pursuant to the exchange offers and payments of proceeds from the sale, retirement or other disposition of the YRCW stock, as long as (1) the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person, and (2) the holder has furnished to the payor or broker a valid IRS Form W-8BEN (or a successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. In addition to the foregoing, we generally must report to a Non-U.S. holder and to the IRS the amount of interest (including OID) and dividends paid to each Non-U.S. holder during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a Non-U.S. holder is a resident under the provision of an applicable income tax treaty or other agreement.

Reportable Transactions

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the exchange offers would be subject to these regulations and require disclosure on your tax return.

Consequences to the Company

For U.S. federal income tax purposes, many of our subsidiaries are members of an affiliated group of corporations of which the Company is the common parent, and file a single consolidated U.S. federal income tax return (the “YRCW Group”). The YRCW Group reported consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $147 million as of the end of 2008 (after adjusting for carrybacks to the years 2006 and 2007), and will likely recognize an additional operating loss for 2009. The amount of any such losses remains subject to audit and adjustment by the IRS. Legislation was recently enacted by Congress extending the carryback period from two years to up to five years for NOLs generated in 2008 or 2009. We are currently evaluating how that provision will apply to the Company and the extent to which the provision may affect the refund of taxes previously paid. As a result of this provision, more of our losses may be utilized as a carryback or to eliminate IRS audit adjustments and fewer losses may be available to shelter future income.

As discussed below, in connection with the exchange offers, the amount of the YRCW Group’s consolidated NOL carryforwards may be significantly reduced or eliminated, and other tax attributes of the YRCW Group may be reduced.

Cancellation of Debt

In general, the Code provides that the amount of any cancellation of debt (“COD”) of a solvent taxpayer is included in income. The amount of COD income realized is generally the amount by which the amount of indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. In addition, COD income is excluded from income if a taxpayer is insolvent (but only to the extent of the taxpayer’s insolvency) or if the COD income is realized pursuant to a confirmed plan of reorganization or court order in a Chapter 11 bankruptcy case.

When the insolvency or bankruptcy exception to income inclusion applies, the Code provides that a taxpayer must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any COD excluded from income. The taxpayer can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the taxpayer and other members of the group be reduced. Any reduction in tax attributes in respect of excluded COD income does not occur until after the determination of the taxpayer’s income or loss for the taxable year in which the COD income is realized.

We expect to realize a substantial amount of COD income as a result of our refinancing relating to our debt obligations, including the exchange offers. The amount of COD income will depend on the value of YRCW stock issued in satisfaction of our debt obligations (and to the extent that any of the Coco Notes deemed exchanged as a result of the modification of their terms are treated as “publicly traded” for tax purposes, the value of such Coco Notes) and it is therefore impossible at the present time to know how much COD income we will realize. If we are considered solvent for U.S. federal income tax purposes immediately prior to the consummation of the exchange offers, it is anticipated that, depending on the amount of COD income incurred, a significant amount of our tax attributes will be used to offset such taxable COD income. Alternatively, if we are considered insolvent for U.S. federal income tax purposes immediately prior to the consummation of the exchange offers, it is nevertheless anticipated that our consolidated NOL carryforwards will be significantly reduced or even eliminated. In the latter event, other tax attributes may also be required to be reduced. Whether or not we are insolvent immediately prior to the exchange offers will depend on a variety of facts and circumstances including the value of our assets and the amount of our liabilities. The value of our common stock may be one factor in determining the amount of our solvency or insolvency.

The American Recovery and Reinvestment Act of 2009 (the “Act”) permits us to elect to defer the inclusion of COD income resulting from the refinancing of our debt obligations, with the amount of COD income becoming includible in our income ratably over a five-taxable year period beginning in the fifth taxable year after the COD income arises if the COD income arises in 2009, and beginning in the fourth taxable year after the COD income arises if the COD income arises in 2010. We currently are analyzing whether the deferral election would be advantageous. Our decision will depend on a number of factors including the determination of whether and to what extent we are insolvent and analysis of recently enacted legislation extending the NOL carryback period.

Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the settlement date, remaining NOL carryforwards (if any) and certain other tax attributes (including current year NOLs, if any) allocable to periods prior to such date (collectively, “pre-change losses”) will be subject to limitation if Section 382 of the Code applies to us as a result of the changes in ownership described below. Any Section 382 limitations apply in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the exchange offers.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. We expect that the issuance of the YRCW common stock pursuant to the exchange offers will constitute an “ownership change” of the YRCW Group for these purposes.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (4.33% for ownership changes occurring in November 2009). Because the ownership change resulting from the exchange will occur outside of the bankruptcy process, certain provisions of Section 382 will not be available that might otherwise increase or eliminate the annual limitation.

Any portion of an annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, or if certain shareholders claim worthless stock deductions and continue to hold their stock in the corporation at the end of the taxable year, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains discussed below. Generally, NOL carryforwards expire after 20 years.

In the event of an annual limitation, Section 382 of the Code also limits the deduction of certain built-in losses recognized within the five-year period subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

In general, a loss corporation’s net unrealized built-in gain or loss will be deemed to be zero unless the amount of such net unrealized built-in gain or loss is greater than the lesser of (a) $10 million or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

Accordingly, the impact of any future ownership change depends upon, among other things, the amount of pre-change gains and losses remaining after the use or reduction of attributes due to the COD, the value of both the stock and assets of the YRCW Group at such time, the continuation of its business, and the amount and timing of future taxable income.

Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is generally reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

NON-U.S. OFFER RESTRICTIONS

In relation to each Member State of the European Economic Area (“EEA”) which has implemented Directive 2003/71/EC of the European Parliament and Council (the “Prospectus Directive”) (each, a “Relevant Member State”), YRCW and each Dealer Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) that neither YRCW nor any Dealer Manager has offered or sold, nor will offer or sell, shares of common stock or new preferred stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock and new preferred stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer exchange consideration to “non-U.S. qualified offerees.”

For purposes of the exchange offers, “non-U.S. qualified offeree” means:

(i)	legal entities in the EEA that are authorized or regulated to operate in the financial markets in the applicable jurisdiction or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)	legal entities in the EEA that have two or more of

(A)	an average of at least 250 employees during the last financial year,

(B)	a total balance sheet of more than €43,000,000 and

(C)	annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii)	Fewer than 100 persons (other than qualified investors, as defined in the Prospectus Directive) per EE State;

(iv)	any entity outside the U.S., Canada, and the EEA to whom the exchange offers may be made in compliance with any applicable laws and regulations.

For purposes of the exchange offers, the following are deemed not to be “non-U.S. qualified offerees”:

(i)	any holder to whom the exchange consideration has been publicly offered, sold or advertised, directly or indirectly, in or from Switzerland;

(ii)	any holder that is an Italian resident or person located in the Republic of Italy;

(iii)	any holder in France, other than (i) persons providing investment services relating to portfolio management for the account of third parties or (ii) a qualified investor (investisseurs qualifies) acting for its own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the Code monétaire et financier;

(iv)	any holder in Germany that is not a qualified investor, as defined in the German Securities Prospectus Act (Wertpapierprospektgesetz);

(v)	any holder in the United Kingdom, unless such holder is either (i) an investment professional within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or (ii) a high net worth entity as defined in the Financial Promotion Order or (iii) another person to whom the offer may lawfully be communicated falling within Article 49(2)(a) to (e) of the Financial Promotion Order or Article 43 of the Financial Promotion Order;

(vi)	any holder in Ireland that is not a “qualified investor,” as defined in the Irish Prospectus (Directive 2003/71/EC) Regulations 2005; and

(vii)	any holder in Norway that has not also registered as a professional investor with the Oslo Stock Exchange.

Each holder of old notes outside of the U.S. or Canada that submits a letter of transmittal or agrees to the terms of a letter of transmittal pursuant to an agent’s message, will be deemed to represent, warrant and agree that they are a “Non-U.S. qualified offeree.” If you are acquiring any YRCW common stock or new preferred stock for the account of a holder outside of the U.S. or Canada, you will be deemed to represent, warrant and agree that you have full power to acknowledge, on behalf of such account, that such account constitutes a “Non-U.S. qualified offeree.” In addition, each such holder of old notes, or any entity that is acting on behalf of such a holder of old notes, that submits a letter of transmittal, or agrees to the terms of a letter of transmittal pursuant to an agent’s message, will be deemed to acknowledge that we, the Dealer Managers and others will rely upon the truth and accuracy of your foregoing acknowledgements and representations.

Exchange Offers in Certain European Countries. Offers to public investors in certain European countries, namely:

•	Austria,

•	Belgium,

•	France,

•	Germany,

•	Italy,

•	Luxembourg and

•	Switzerland

will be made only pursuant to a separate prospectus, which will indicate on the front cover thereof (or hereof) if it can be used for such offers.

Unless so indicated on the front cover hereof, this document, its accompanying documents and any other document relating to the exchange offers, the old notes or the exchange consideration, may not be forwarded, mailed, distributed, disseminated or otherwise disclosed or made available by any person or entity to any person or entity resident in such countries. With respect to Belgium, this document, its accompanying documents and any other document relating to the exchange offers, the old notes or the exchange consideration may not be forwarded, mailed, distributed, disseminated or otherwise disclosed to anyone except to the qualified investor to whom it is intended.

European Union. This prospectus has been prepared on the basis that all offers of the exchange consideration, except in the countries set forth above, will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of the exchange consideration. Accordingly, any person making or intending to make any offer of the exchange consideration within the EEA should only do so in circumstances in which no obligation arises for us or any of the Dealer Managers to produce a prospectus for such offer. We have not authorized, nor does it authorize, the making of any offer of the exchange consideration through any financial intermediary. The “Prospectus Directive” as used herein means Directive 2003/71/EC of the European Parliament and Council.

Bermuda. The exchange offers are private and not intended for the public. This prospectus has not been approved by the Bermuda Monetary Authority or the Registrar of Companies in Bermuda. Any representation to the contrary, express or implied, is prohibited.

Canada. This prospectus constitutes an offering of the exchange consideration only in those jurisdictions of Canada and to those persons where and to whom they may lawfully be offered.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for the exchange consideration as the Company is not listed on the Cayman Islands Stock Exchange.

Denmark. This prospectus does not constitute a prospectus under Danish law or regulations and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other regulatory authority in the Kingdom of Denmark as this document has not been prepared in the context of a public offering in Denmark within the Danish Act on Trading in Securities and executive orders issued pursuant thereto as amended from time to time. The exchange consideration has not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 6 or 12 of the Danish Act on Trading in Securities and executive orders issued pursuant thereto as amended from time to time. Accordingly, this prospectus may not be made available nor may the exchange consideration otherwise be marketed and offered for sale in Denmark other than in circumstances that are deemed not to be a marketing or an offer to the public in Denmark.

Greece. No prospectus subject to the approval of the Hellenic Capital Markets Commission or another EU equivalent authority has been prepared in connection with the exchange offers. The exchange consideration may not be advertised, distributed, offered or in any way sold, directly or indirectly, to the public in Greece and neither this prospectus nor any other offering material or any information contained herein relating to the exchange consideration may be released, issued or distributed to the public in Greece or used in connection with any offering in respect of the exchange consideration to the public in Greece. The exchange consideration may exclusively be offered under circumstances where the offer of the exchange consideration is exempted from the approval of the Hellenic Capital Markets Commission and the publication of a prospectus according to Greek Law 3401/005 (e.g., offer to qualified investors as defined under article 2(i)(OT) of Law 3401/2005). The exchange offers do not constitute a solicitation by anyone not authorized to so act and this prospectus may not be used for or in connection with the exchange offers to solicit anyone to whom it is unlawful under Greek laws to make such offer in the context of Law 3401/2005 and/or article 10 of Greek law 876/1979.

Israel. In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase the exchange consideration under the Israeli Securities Law 5728—1968 (the “ISL”), which requires a prospectus to be published and authorized by the Israeli Securities Authority, if this prospectus complies with certain provisions of Section 15 of the ISL, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) if the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the ISL, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in respect of counting the Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the ISL. Addressed Investors may have to submit written evidence in respect of their identity. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the ISL. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for the exchange consideration to any person within the State of Israel, other than to Qualified Investors and Addressed Investors.

Portugal. This prospectus has not been nor will it be subject to the approval of the Portuguese Securities Market Commission (the Comissão do Mercado dos Valores Mobiliários or “CMVM”). No approval action or recognition procedure has been or will be requested from or commenced with the CMVM that would permit a public offering of any of the exchange consideration referred to in this prospectus and information statement; therefore, the same cannot be offered to the public in Portugal. Accordingly, no exchange consideration may be offered, sold or delivered except in circumstances that will result in compliance with any applicable laws and regulations. In particular, the offer of exchange consideration might be made through a private placement (oferta particular), in accordance with the relevant provisions of the Portuguese Securities Code (Código dos Valores Mobiliários), exclusively to qualified investors (investidores qualificados) within the meaning of Article 30 and/or 110-A of the Portuguese Securities Code. In addition, this prospectus are only being publicly distributed in the jurisdictions where lawful and may not be publicly distributed in Portugal, nor may any prospecting, publicity or marketing activities related to the offer be conducted in Portugal, other than to qualified investors to whom offers of exchange consideration in Portugal may be made as described above and in compliance with the Portuguese Securities Code and any other applicable laws and regulations.

Singapore. The exchange offers are made only to and directed at, and the exchange consideration is only available to, persons in Singapore who are old holders of the old notes previously issued by the Company or any of its subsidiaries. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the exchange consideration may not be circulated or distributed, nor may the exchange consideration be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) existing holders of old notes or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

LEGAL MATTERS

The validity of the exchange securities will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report in 2007 refers to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” and to the adoption of FASB Staff Positions APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” for all previous periods presented.

DELIVERY OF LETTERS OF TRANSMITTAL

Manually signed facsimile copies of the letters of transmittal will be accepted. The letters of transmittal and old notes and any other required documents should be sent or delivered by each tendering holder or a beneficial owner’s broker, bank, or other nominee or custodian to the Information and Exchange Agent, at its address set forth on the back cover of this prospectus.

The Information and Exchange Agent for the exchange offers is Global Bondholder Services Corporation.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Dealer Managers have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

YRC Worldwide Inc.

Offers to Exchange, Solicitation of Mutual Release and Consent Solicitations for any and all of the Outstanding Notes described herein

Questions, requests for assistance and requests for additional copies of this prospectus may be directed to the lead Dealer Managers or the Information and Exchange Agent at their respective addresses set forth below:

The lead Dealer Managers for the exchange offers are:

Rothschild Inc.	Moelis & Company LLC
1251 Avenue of the Americas	399 Park Avenue
New York, NY 10020	New York, NY 10022
Attn: Stephen Antinelli Attn: Marcelo Messer	Attn: Zul Jamal Attn: Daniel Nicolaievsky
(800) 753-5151 (U.S. toll-free)	(866) 270-6586 (U.S. toll-free)
(212) 403-3716 (collect)	(212) 883-3813 (collect)

The Information and Exchange Agent for the exchange offers is:

Global Bondholder Services Corporation

65 Broadway – Suite 723

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 612-1500

By Facsimile

(For Eligible Institutions Only)

(212) 430-3775

Confirmation: (212) 430-3774

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Certificate of Incorporation of YRC Worldwide Inc. (the “Company”) provides that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company and DGCL Section 145 together provide that the Company shall indemnify its present or former directors and officers, as well as other employees and may indemnify other individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that the Company may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. The Certificate of Incorporation and Bylaws of the Company also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing. The Company also maintains an employed lawyers’ insurance policy for employees (including officers) that are licensed to practice law (“counsel”).

The Company has entered into indemnification agreements with certain of its directors, officers, and counsel. Under the indemnification agreements, the Company agreed to indemnify each indemnified party, subject to certain limitations, to the maximum extent permitted by Delaware law against all litigation costs, including attorneys fees and expenses, and losses, in connection with any proceeding to which the indemnified party is a party, or is threatened to be made a party, by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another entity related to the business of the Company. The indemnification agreements also provide (i) for the advancement of expenses by the Company, subject to certain conditions, (ii) a procedure for determining an indemnified party’s entitlement to indemnification and (iii) for certain remedies for the indemnified party. In addition, the indemnification agreements require the Company to cover the indemnified party under any directors’ and officers’ insurance policy or, with respect to counsel, under any employed lawyers insurance policy, maintained by the Company.

Item 21.	Exhibits and Financial Statement Schedules

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes:

(4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(5) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(7) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to the exchange offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(8) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) any other communication that is the exchange offer in the offering made by the undersigned registrant to the purchaser.

(9) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on November 9, 2009.

YRC Worldwide Inc.
By:	/S/ SHEILA K. TAYLOR
Sheila K. Taylor Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sheila K. Taylor, Daniel J. Churay, and Phil J. Gaines or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM D. ZOLLARS William D. Zollars	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 9, 2009

/S/ SHEILA K. TAYLOR Sheila K. Taylor	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 9, 2009

/S/ PHIL J. GAINES Phil J. Gaines	Senior Vice President—Finance and Chief Accounting Officer (Principal Accounting Officer)	November 9, 2009

/S/ MICHAEL T. BYRNES Michael T. Byrnes	Director	November 9, 2009

/S/ CASSANDRA C. CARR Cassandra C. Carr	Director	November 9, 2009

/S/ HOWARD M. DEAN Howard M. Dean	Director	November 9, 2009

/S/ DENNIS E. FOSTER Dennis E. Foster	Director	November 9, 2009

/S/ PHILLIP J. MEEK Phillip J. Meek	Director	November 9, 2009

Signature	Title	Date

/S/ MARK A. SCHULZ Mark A. Schulz	Director	November 9, 2009

/S/ WILLIAM L. TRUBECK William L. Trubeck	Director	November 9, 2009

/S/ CARL W. VOGT Carl W. Vogt	Director	November 9, 2009

Schedule of Exhibits

1.1*	Dealer Manager Agreement.

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.1 to the Annual Report on Form 10-K for the year ended December 31, 2008, File No. 000-12255), as amended by Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1.2 to the Annual Report on Form 10-K for the year ended December 31, 2008, File No. 000-12255), and Certificate of Ownership and Merger (incorporated by reference to Exhibit 3.1.3 to the Annual Report on Form 10-K for the year ended December 31, 2008, File No. 000-12255).

3.2	Bylaws of the Company, as amended through May 14, 2009 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on May14, 2009, File No. 000-12255).

4.1.1	Indenture, dated as of May 5, 1999, among YRC Regional Transportation, Inc. (formerly, USFreightways Corporation), the Guarantors named therein and NBD Bank, as trustee (incorporated by reference to Exhibit 4.11 to Registration Statement on Form S-4, filed on June 21, 2005, File No. 333-126006).

4.1.2	Form of 8 1/2% Guaranteed Note due April 15, 2010 issued by YRC Regional Transportation, Inc. (formerly, USFreightways Corporation) (incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-4, filed on June 21, 2005, File No. 333-26006).

4.1.3	Supplemental Indenture, dated as of June 27, 2005, among the Company as New Guarantor, YRC Regional Transportation, Inc. (formerly, USF Corporation), the Existing Guarantor Subsidiaries under the indenture and J.P. Morgan Trust Company, National Association as Trustee, supplementing the Indenture, dated as of May 5, 1999 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the YRC Regional Transportation, Inc. (formerly USFreightways Corporation) 8 1/2% Guaranteed Notes due April 15, 2010 (incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 2005, File No. 000-1225).

4.2	Indenture (including form of note) dated August 8, 2003 among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4, filed on August 19, 2003, File No. 333-108081).

4.3	Indenture (including form of note) dated November 25, 2003 among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-8, filed on December 23, 2003, File No. 333-111499).

4.4	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

4.5	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

4.6*	Form of Certificate of Designations, Preferences, Powers and Rights of Class A Convertible Preferred Stock

5.1*	Opinion of Kirkland & Ellis LLP

8.1*	Opinion of Kirkland & Ellis LLP regarding certain tax matters.

12.1*	Statements re Computation of Ratios

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in signature pages).

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers

99.3*	Form of Letter to Clients

*	Indicates documents filed herewith.

**	To be filed, if necessary, by amendment or pursuant to a Current Report on Form 8-K.